SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

TDK Mediactive, Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.001
	(2)	Aggregate number of securities to which transaction applies:
23,749,357
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$0.55, cash merger consideration per share
	(4)	Proposed maximum aggregate value of transaction:
$13,062,146
	(5)	Total fee paid:
$2,612.43

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(6)	Amount Previously Paid:

	(7)	Form, Schedule or Registration Statement No.:

	(8)	Filing Party:

	(9)	Date Filed:

TDK MEDIACTIVE, INC.

4373 Park Terrace Drive

Westlake Village, CA 91361

(818) 717-7063

INFORMATION STATEMENT

This information statement is being furnished to the holders of shares of the common stock, par value $0.001, of TDK Mediactive, Inc., in connection with the proposed acquisition of all the common stock of TDK Mediactive by Take-Two Interactive Software, Inc. The acquisition will be effected by the merger of Mediactive, Inc., a wholly-owned subsidiary of Take-Two, with and into TDK Mediactive pursuant to an Agreement and Plan of Merger dated as of September 2, 2003 among TDK Mediactive, TDK USA Corp., which is our majority stockholder, Take-Two and its wholly-owned subsidiary, Mediactive, Inc.

At the effective time of the merger, each outstanding share of TDK Mediactive common stock, except those shares as to which appraisal rights have been properly exercised, will be converted into the right to receive $0.55 in cash per share. By virtue of the merger:

•	Mediactive, Inc. will merge with and into TDK Mediactive with TDK Mediactive being the surviving company and a wholly-owned subsidiary of Take-Two.

•	You will be entitled to receive $0.55 for each share of our common stock that you own, in cash and without interest and subject to any applicable withholding taxes, other than shares for which you properly exercise statutory appraisal rights.

•	The OTC Bulletin Board will cease quoting our common stock, and we will no longer be a reporting company under the Securities Exchange Act of 1934.

The proposed merger requires approval by a majority of the voting power of all outstanding shares of TDK Mediactive common stock. TDK USA and Vincent J. Bitetti, who together own approximately 79.5% of our outstanding common stock, have acted by written consent to adopt the merger agreement and approve the merger. This action by written consent is sufficient to ensure that stockholders owning a majority of the outstanding TDK Mediactive common stock adopt the merger agreement and approve the merger without the vote of any other stockholder. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

We expect to complete the merger on or about November     , 2003, but the actual completion date could change. Under certain rules of the Securities and Exchange Commission, the merger may not be completed until 20 days after the mailing of this information statement have elapsed. Although our board of directors has voted in favor of the merger, there can be no assurance or guarantee that the merger will close on or about November     , 2003, or at all.

Each member of the special committee of our board of directors recommended to our board of directors the approval of the merger and declared the merger to be fair and in the best interest of TDK Mediactive and its unaffiliated stockholders (all stockholders other than TDK USA and its affiliates). Each member of our board of directors has unanimously approved the merger agreement and the merger, and has declared the merger to be fair and in the best interests of TDK Mediactive and its stockholders.

This information statement is dated September 17, 2003, and is first being mailed or otherwise distributed to our stockholders on or about September     , 2003.

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of this transaction nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

IMPORTANT

This document, which is sometimes referred to as the information statement, constitutes an information statement that is being sent by TDK Mediactive to its stockholders in connection with the merger. As permitted under the rules of the Securities and Exchange Commission, this information statement incorporates important business and financial information about TDK Mediactive that is contained in documents filed with the Securities and Exchange Commission and that is not included in or delivered with this information statement. You may obtain copies of these documents, without charge, from the website maintained by the Securities and Exchange Commission at www.sec.gov, as well as other sources. See “Where You Can Find More Information” beginning on page 37. You may also obtain copies of these documents, without charge, from TDK Mediactive by writing or calling:

Martin G. Paravato

Chief Financial Officer

TDK Mediactive, Inc.

4373 Park Terrace Drive

Westlake Village, CA 91361

(818) 707-7063

In order to obtain delivery of these documents prior to completion of the merger, you should request such documents no later than October     , 2003.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What transaction is being proposed?

A: Take-Two is proposing to acquire all of our outstanding common stock for $0.55 in cash per share, through the merger of a wholly-owned subsidiary of Take-Two with and into TDK Mediactive. As a result of the merger, TDK Mediactive will become a wholly-owned subsidiary of Take-Two. At the effective time of the merger, trading in our common stock on the OTC Bulletin Board will cease, and there will no longer be a public market for our common stock, and our common stock will be deregistered under the Securities Exchange Act of 1934, as amended.

Q: What is the reason for the merger?

A: The principal purposes of the merger are to enable Take-Two to acquire all of our shares, and to provide you with the opportunity to receive a cash payment for your shares.

Q: What will I receive for my common stock in the merger?

A: As of the effective time of the merger, you will be entitled to receive $0.55 in cash per share, in exchange for each of your shares of TDK Mediactive stock (except for those shares for which you properly exercise appraisal rights).

Q: What will happen to my stock options as a result of the merger?

A: All outstanding stock options, whether or not then vested, will, as of the effective time of the merger, be cancelled, and each holder of a vested option will be entitled to receive a cash payment in an amount equal to the product of the number of shares of our common stock subject to such option and the excess, if any, of $0.55 over the exercise price per share subject to such option. Options with an exercise price equal to or greater than $0.55 per share will be cancelled at the effective time of the merger without any payment or other consideration therefor.

Q: Has the board of directors approved the merger?

A: Yes. After careful consideration, each member of our board of directors, based on the recommendation of the independent special committee of our board, has unanimously approved the merger agreement and the merger, and has declared the merger to be fair and in the best interests of TDK Mediactive and its stockholders.

Q: Why is there no stockholder vote?

A: TDK USA and Vincent J. Bitetti, who together own approximately 79.5% of our outstanding common stock, have acted by written consent to adopt the merger agreement and approve the merger. This action by written consent is sufficient to ensure that stockholders owning a majority of TDK Mediactive common stock adopt the merger agreement and approve the merger without the vote of any other stockholder. Accordingly, your approval is not required and is not being sought.

Q: Why did I receive this information statement?

A: Applicable laws require us to provide you with information regarding the merger, even though your vote is neither required nor requested to complete the merger. You should use this information to determine whether or not you wish to exercise appraisal rights.

Q: When will the merger be completed?

A: We are working towards completing the merger as quickly as possible. We currently anticipate completing the merger on or about November     , 2003.

Q: What do I need to do now?

A: You do not need to do anything now. This information statement is for your information only and it does not require or request you to take any action. You will need to take certain actions within a specified period of time should you elect to exercise your appraisal rights.

Q: What should I do with my stock certificates?

A: Promptly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates and obtain payment for your shares. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. Please do not send your stock certificates until you receive the instructions and the letter of transmittal.

Q: Who can help answer my other questions about the merger?

A: If you have any questions, require assistance or need additional copies of this information statement or other related materials, you should contact:

Martin G. Paravato

Chief Financial Officer

TDK Mediactive, Inc.

4373 Park Terrace Drive

Westlake Village, CA 91361

(818) 707-7063

2

SUMMARY

This summary highlights selected information from this information statement. It may not contain all of the information that is important to you. To better understand the merger and the related documents and for a more complete description of the legal terms of the merger, you should carefully read this information statement and the documents to which we refer you to that are annexed to or incorporated by reference into this information statement. Additional information about TDK Mediactive has been filed with the Securities and Exchange Commission and is available as described under “Where You Can Find More Information” on page 37.

The Companies

TDK Mediactive, Inc.

4373 Park Terrace Drive

Westlake Village, CA 91361

(818) 707-7063

We are engaged primarily in developing, publishing, distributing and marketing interactive entertainment software primarily based on well-recognized intellectual content. This includes the development, distribution, marketing and publishing of video games for console and handheld electronic entertainment platforms. We also publish titles for personal computers on a case by case basis. We currently publish—or intend to publish—titles for Sony PlayStation, Sony PlayStation 2®, Microsoft XboxTM, Nintendo GameCube, Nintendo Game Boy Advance and Nintendo Game Boy Color. We intend to support most interactive software categories, including children’s, action, adventure, driving, fighting, puzzles, role-playing, simulation, sports and strategy. Our major retail customers include Toys “R” Us, Wal-Mart, Electronics Boutique, Target, Kmart Stores, GameStop, Best Buy, Kay Bee Toys, other national and regional retailers, discount store chains, specialty retailers and distributors. Our web site is at www.tkd-m.com. Information on the website is not part of this information statement.

Take-Two Interactive Software, Inc.

622 Broadway

New York, New York 10012

Take-Two is a leading worldwide creator and publisher of interactive software games for personal computers and video game consoles manufactured by Sony, Microsoft and Nintendo. Its Rockstar Games® subsidiary has developed and published new proprietary brands, including the best-selling Grand Theft Auto, Max Payne and Midnight Club, as well as the highly anticipated Manhunt and Warriors. Take-Two’s domestic Jack of All Games subsidiary distributes Take-Two’s products and third-party software, hardware and accessories to retail outlets in the United States. Take-Two also has sales, marketing and publishing operations in the United Kingdom, France, Germany, Holland, Austria, Denmark, Italy, Australia, New Zealand and Canada. Take-Two’s website is at www.take2games.com. Information on the website is not part of this information statement.

Mediactive, Inc.

c/o Take-Two Interactive Software, Inc.

622 Broadway

New York, New York 10012

Mediactive Corporation, Inc., a Delaware corporation, is a wholly-owned subsidiary of Take-Two created solely for the purpose of effecting the merger. In the merger, Mediactive, Inc. will be merged with and into TDK Mediactive, with TDK Mediactive surviving the merger as a wholly owned subsidiary of Take-Two.

3

Terms of the Merger (See Page 25)

Pursuant to the merger agreement, Take-Two will acquire TDK Mediactive for $0.55 in cash per share of outstanding TDK Mediactive common stock, through the merger of its wholly-owned subsidiary, Mediactive, Inc., with and into TDK Mediactive. All outstanding options and warrants to purchase shares of our common stock will be cancelled, and each holder will be entitled to receive a cash payment for each cancelled option or warrant in an amount equal to the product of the number of shares of our common stock subject to such option or warrant multiplied by the excess, if any, of $0.55 over the exercise price per share subject to such option or warrant. At the closing of the merger, TDK Mediactive will be a wholly-owned subsidiary of Take-Two, and Mediactive, Inc. will cease to exist as a separate entity. In addition, our common stock will be delisted from the OTC Bulletin Board electronic quotation system and will be deregistered under the Securities Exchange Act of 1934.

Our Majority Stockholders; No Further Stockholder Approval Required (See Page 19)

A majority vote of TDK Mediactive’s stockholders is required to approve the merger agreement and merger. Under Delaware law, such approval may be provided by written consent and without a meeting of the stockholders. On September 2, 2003, TDK USA and Vincent J. Bitetti, who together own approximately 79.5% of our outstanding common stock, executed a written consent approving the merger agreement and the merger. Accordingly, your approval of the merger is not required, and is not being sought. A copy of the written stockholder consent is included as Annex C. This information statement constitutes the notice required under Section 228(e) of the Delaware General Corporation Law with respect to the written stockholder consent.

Recommendation of the Special Committee and Board of Directors (See Page 20)

Certain of our directors are employed by our majority stockholder, TDK USA, or its affiliated entities, and others are employed by us. Because these directors have financial and other interests that are different from, and in addition to, your interests in the merger, our board decided that, in order to protect the interests of our unaffiliated stockholders in evaluating and negotiating the merger agreement, a special committee of independent directors who are neither affiliated with TDK USA nor employed by TDK Mediactive, and who have no financial interest in the merger different from our stockholders generally, should be formed to perform those tasks and, if appropriate, to recommend the merger and the terms of the merger agreement to the entire board.

After careful consideration, the members of our board of directors, based on the recommendation of our independent committee, have unanimously approved the merger agreement and the merger, and have declared the merger to be fair and in the best interests of TDK Mediactive and its stockholders.

In making its recommendation, the special committee considered a variety of factors that are described in this information statement. Important factors in the determination of the special committee included the information and fairness opinion presented by Averil Capital Markets Group, Inc., the information presented by Europlay Capital Advisors, LLC, the scope and results of our search for a buyer for TDK Mediactive or its assets and the committee’s evaluation of alternatives to this transaction.

Opinion of Financial Advisor (See Page 14)

The special committee received the written opinion of Averil Capital Markets Group, Inc. that, as of September 1, 2003, the consideration to be received by our shareholders (other than TDK USA) in the merger is fair from a financial point of view. The full text of the written opinion of Averil Capital Markets Group, which you should read carefully and in its entirety, is included as Annex D. It sets forth the assumptions made, matters considered and limitations on the review undertaken by Averil Capital Markets Group in connection with its opinion.

Interests of Officers and Directors in the Merger (See Page 21)

In connection with the merger, the vesting of certain stock options held by our employees and directors under our equity based incentive plans will be accelerated. In addition, several of our executive officers, including Vincent Bitetti and Shin Tanabe, both of whom are also members of our board of directors, will continue to be employed by the surviving corporation. Other than Messrs. Bitetti and Tanabe, none of our directors will be employed by or otherwise have any role in the management of Take-Two or any of its affiliates following the merger.

What is Needed to Complete the Merger (See Page 31)

4

Completion of the merger is subject to the satisfaction or waiver of certain conditions. We do not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than approvals, filings or notices required under federal securities laws and the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Termination of the Merger Agreement (See Page 32)

The parties may mutually agree at any time to terminate the merger agreement without completing the merger. Either party may terminate the merger agreement if the merger is not consummated by December 1, 2003, unless the failure to consummate the merger is the result of a breach of the merger agreement by the party seeking to terminate it, and for other reasons. Notwithstanding the foregoing, if the failure to complete the merger by such deadline is due solely to the failure of the staff of the Securities and Exchange Commission to complete its review of this information statement, then it will be extended for 60 days.

Material United States Federal Income Tax Consequences of the Merger (See Page 24)

The receipt of the merger consideration in exchange for your common stock surrendered in the merger will constitute a taxable transaction for federal income tax purposes. In general, if you surrender common stock pursuant to the merger, you will recognize a gain or loss equal to the difference, if any, between $0.55 per share and your adjusted tax basis in that share of common stock. We urge you to consult your own tax advisor regarding the specific tax consequences that may result from your individual circumstances as well as the foreign, state, local and other tax consequences of the surrender of shares in the merger.

Appraisal Rights (See Page 33)

If you so choose, you will be entitled to exercise appraisal rights upon completion of the merger so long as you take all the steps required to perfect your rights under Delaware law.

Treatment of Our Indebtedness to TDK USA (See Page 20)

TDK USA, which is our majority stockholder, from time to time has advanced loans to us to enable us to fund our operations pursuant to a Loan and Security Agreement. As of September 2, 2003, we were indebted to TDK USA in the amount of $34,521,656 pursuant to that agreement. The merger agreement obligates TDK USA to contribute $21,031,436 of such indebtedness to the capital of TDK Mediactive prior to the closing of the merger and without TDK USA’s receipt of any shares of our stock or any other consideration for such contribution to our capital. The merger agreement also obligates Take-Two to reimburse TDK USA, without interest, for all amounts advanced to us by TDK USA after July 18, 2003 with the approval of Take-Two for the purpose of funding our operations. As of September 2, 2003, the aggregate amount of such advances was $3,579,318.

The merger agreement further provides that, on the closing of the merger, Take-Two will enter into a Debt Purchase and Assignment Agreement with TDK USA, whereby Take-Two will acquire from TDK USA the promissory note evidencing our then remaining indebtedness in the amount of $9,910,564, together with the underlying Loan and Security Agreement and related security interest in certain of our assets. The consideration payable for such promissory note will consist of $1,910,564 in cash and a number of unregistered shares of the common stock of Take-Two equal to the quotient of $8,000,000 divided by the average closing bid price of Take-Two’s common stock for the five consecutive trading days immediately preceding the last full business day before the merger is consummated. The amount payable by Take-Two pursuant to the debt purchase agreement is subject to reduction to the extent that TDK USA is required to pay certain transaction costs that may be incurred by us.

Distribution Agreement with Take-Two (See Page 24)

Concurrently with the execution of the merger agreement, we and Take-Two entered into a distribution agreement, whereby we granted Take-Two the sole and exclusive right to sell certain of our game products for a number of platforms. The distribution agreement is for a term of nine months from the date of commercial release of the last such designated game on the last platform and only applies to sales in North America. Take-Two agreed to place initial orders for the games, with a guaranteed aggregate purchase price for all the games of up to $24,945,000.

5

SELECTED HISTORICAL FINANCIAL DATA

The selected financial information presented below as of and for (i) each of the fiscal years ended March 31, 2003 and 2002 is derived from our audited consolidated financial statements and (ii) each of the three–month periods ended June 30, 2003 and 2002 is derived from our unaudited financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included in our unaudited consolidated financial statements. The three-month results are not necessarily indicative of the results that may be expected for the full fiscal year. The selected financial information set forth below, is qualified in its entirety by, and should be read in conjunction with the other information contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended March 31, 2003 and our financial statements and the accompanying notes thereto, and other financial and statistical data included in our quarterly report on Form 10-Q for the quarter ended June 30, 2003.

Consolidated Statement of Operations Data:

	Years ended March 31,		Three months ended June 30,
	2003	2002	2003	2002
	(in thousands, except per share data)
Revenues	$42,218	$31,464	$3,099	$3,595
Costs and expenses:
Cost of sales	36,408	22,945	7,188	3,733
Sales and marketing	7,350	4,551	2,127	1,291
Product development	921	641	194	288
General and administrative	4,592	2,546	916	968

	49,271	30,683	10,425	6,280

Income (loss) from operations	(7,053)	781	(7,326)	(2,685)
Interest expense	(1,245)	(611)	(404)	(247)
Income (loss) before taxes on income	(8,298)	170	(7,730)	(2,932)
Net income (loss)	$(8,300)	$168	$(7,732)	$(2,934)

Basic and diluted net income (loss) Per common share	$(0.36)	$0.01	$(0.34)	$(0.13)

Weighted average number of common shares Outstanding—basic and diluted	22,947	22,877	23,006	22,887

Balance Sheet Data:

	March 31, 2002	June 30, 2003
Working capital deficiency	$(5,063)	$(11,292)
Total assets	30,214	28,279
Loan payable to related entity	23,785	31,090
Total liabilities	39,245	45,042
Stockholders’ deficiency	(9,031)	(16,763)

6

CAUTIONARY STATEMENT CONCERNING

FORWARD-LOOKING STATEMENTS

This information statement and our filings with the Securities and Exchange Commission that are incorporated by reference into this information statement contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements relating to TDK Mediactive’s anticipated financial performance, business prospects, new developments, new merchandising strategies and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “should,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions that could have a material adverse effect on the merger and/or on our businesses, financial condition or results of operations. In addition, investors should consider the other information contained in or incorporated by reference into our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2003, especially in the Management’s Discussion and Analysis section, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this information statement may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this information statement.

You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents incorporated into this information statement by reference, could affect our future results and could cause those results to differ materially from those expressed in the forward-looking statements:

•	our failure to consummate the merger;

•	conditions in the United States economy generally and as they have affected, and may in the future affect, us;

•	the absence of reliable forecasts of our future results of operations in light of current business conditions;

•	future regulatory and legislative actions and conditions affecting our operating areas;

•	competition from others;

•	product demand and market acceptance;

•	the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms;

•	acts of terrorism;

•	war or political instability; and

•	the risk factors and other items that are contained in our reports and documents filed from time to time with the Securities and Exchange Commission.

We are under no obligation, and we do not intend, to make publicly available any update or other revisions to any of the forward-looking statements contained in this information statement to reflect circumstances existing after the date of this information statement or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

7

THE MERGER

Background of the Merger

In September and November 2000, we sold TDK USA Corp. 16,667,000 shares of our common stock at a price of $0.30 per share, for a total purchase price of $5,100,000. As a result of these purchases, TDK USA acquired ownership of approximately 73.8% of our common stock. TDK USA is a wholly-owned subsidiary of TDK Corporation, a multinational corporation organized under the laws of Japan.

During fiscal 2001 and the subsequent periods ending June 30, 2003, we incurred aggregate losses of approximately $15.3 million. In only one fiscal year during this period, fiscal 2002, did we achieve a nominal profit of approximately $168,000. Nevertheless, our revenues have grown significantly, from $6.2 million in the nine-month fiscal period ended March 31, 2001, to $42.2 million in the fiscal year ended March 31, 2003. Substantially all of the capital utilized to fund this expansion has been provided through loans advanced by TDK USA. As of June 30, 2003, we were indebted to TDK USA in the amount of $30.9 million.

Despite the substantial amount of capital provided by TDK USA, throughout this period we have labored under limitations imposed by a shortage of cash flow from operations and a lack of alternative capital resources to grow the business to a competitive level in a consolidating industry. Furthermore, we have been subject to intense competition from substantially larger and better capitalized competitors, and from time to time our lack of capital has impeded our ability to obtain new licenses on which to base our products, and to develop, produce and market our products.

Given our continuing losses from operations, our inability to access the public capital market and our need to obtain additional capital, our board of directors has for some time considered and attempted to pursue various strategic alternatives that might be available to us and would be in the best interests of our stockholders. Those alternatives included attempts to seek additional capital and/or to effect a transaction with a strategic partner. In October 2001, we engaged Wedbush Morgan Securities to provide strategic and financial alternatives and recommendations to position TDK Mediactive to be able to obtain a listing on the Nasdaq national market. Wedbush, however, was unable to arrange any financing alternatives and we were unable to obtain a listing on the Nasdaq national market. During 2001 and 2002, we furnished financial information to several potential capital sources. However, none of these efforts to raise capital resulted in the identification of any party that was willing to participate in a transaction with us, and all our efforts to obtain additional financing were unsuccessful. Thereafter, the engagement with Wedbush was terminated.

In March 2001, we entered into a loan and security agreement with TDK USA, whereby TDK USA agreed to provide us with debt financing of up to $8 million, with a maturity date of March 31, 2002. Subsequently, the amount available for borrowing was increased to $20 million and thereafter further increased to $30 million (of which $10 million was at the discretion of TDK USA), and the maturity date was successively extended until March 31, 2003. In April 2003, TDK USA advised us that it would agree to increase the maximum amount that we could borrow under the loan and security agreement to $37 million during the current fiscal year. On April 30, 2003 we entered into an amended and restated loan agreement that expires on March 31, 2004 and provides for a combination of cash advances and letters of credit relating to the purchase of product, not to exceed aggregate borrowings of up to $37 million, $12 million of which is at the discretion of TDK USA. TDK USA also requested that we continue the process of seeking to identify alternative sources of capital for financing or other strategic alternatives, including a possible sale of TDK Mediactive.

As a result of our need for additional capital or other funding in excess of the maximum amount available to us under our loan and security agreement with TDK USA so as to be able to sustain and grow our business to a competitive level, our management sought to identify parties that might be interested in providing financing to us, and/or acquiring us in whole or in part. Our management contacted approximately ten parties for this purpose during December 2002 through May of 2003. At the request of our management, two of the parties that signed nondisclosure agreements with us contacted TDK USA directly during this period. It is our understanding that they expressed a preliminary interest in acquiring TDK Mediactive at a price in the range of $3 to $10 million. These informal expressions of interest, although not pursued further by the other parties involved, were nonetheless discussed with our board of directors and management, who decided to engage an investment bank to represent TDK Mediactive in these matters.

Also during this period, we sought to identify and engage a financial advisor to assist us in this process. After interviewing a number of financial advisors for this purpose, we decided that Europlay Capital Advisors would best be able to serve in this capacity, based on their experience and expertise in the entertainment industry, including

8

representing other parties in the industry. The terms of our retention of Europlay were negotiated by management in April and May 2003, and on May 7, 2003, we entered into an engagement agreement with Europlay. Members of our board were advised of and approved such engagement via a unanimous written consent dated May 1, 2003. The agreement provides that Europlay will act as our financial advisor in the event of any acquisition or sale transaction and that, if requested by us, Averil Capital Markets Group, Inc. would be available to render a fairness opinion.

On May 14, 2003, we issued a financial press release that also contained information relating to our engagement of Europlay and the general scope of the engagement. May 14 was the first day of the annual three-day “E3” interactive industry trade show in Los Angeles, which we attended.

On May 16, 2003—the last day of the E3 trade show—Jeffrey C. Lapin, the chief executive officer of Take-Two, and Vincent J. Bitetti, our chief executive officer, had a short meeting in which Mr. Lapin expressed Take-Two’s possible interest in acquiring TDK Mediactive. They discussed the press release, the industry, the licensing business, the core competencies of TDK Mediactive and Mr. Bitetti’s interest in a possible transaction. The meeting ended with Mr. Lapin and Mr. Bitetti agreeing to continue their discussions the following week to determine if moving to the next step was warranted, and if so, to involve the investment bankers, the TDK Mediactive board and other necessary parties.

Mr. Bitetti and Mr. Lapin talked the following week via telephone and agreed to move the discussions forward as soon as practical. Mr. Bitetti advised Mr. Lapin that TDK Mediactive had a scheduled board meeting on May 20, 2003 and that he would discuss the matter with the board at the meeting. Mr. Bitetti and Mr. Lapin also discussed business development issues between the two companies. It was agreed that Mr. Bitetti and Mr. Lapin would meet in New York City for the purpose of discussing the issues—including a possible transaction—in greater detail.

On May 27, 2003, Mr. Lapin requested information relating to the status of our games in development, our milestone payment obligations under our licenses for our games in development, and the current positions, salaries and related costs of our employees. Mr. Bitetti provided this information to Mr. Lapin under an existing nondisclosure agreement. They discussed in greater detail the business of TDK Mediactive and how it might fit into Take-Two’s business strategy going forward. Mr. Lapin indicated to Mr. Bitetti that he had a strong interest in moving forward to the next phase.

On May 29, 2003, Mr. Bitetti and Mr. Lapin met in New York City. The first part of the meeting covered business development issues such as co-publishing and distribution. Present at the beginning of the meeting were Mr. Bitetti, Mr. Lapin, Shin Tanabe (our president and chief operating officer), Michael Devine (our executive vice president of sales and marketing) and Frank Sweeney (TDK USA’s chief operating officer and a member of our board) and other representatives of Take-Two. After the business development discussions, the conversation turned to matters relating to a possible transaction. Mr. Bitetti discussed our corporate structure and other matters involving our possible integration into the Take-Two organization. Mr. Lapin advised that Take-Two had done some basic due diligence via a review of our filings with the Securities and Exchange Commission and of the basic information exchanged under the nondisclosure agreement, and would like to send some personnel to Los Angeles to conduct a full day of due diligence, with a view to then submitting an offer to acquire TDK Mediactive. Everyone was in agreement and Mr. Bitetti subsequently instructed Europlay to arrange for the due diligence day to be scheduled. Take-Two supplied, via email, a list of items they wanted to look at during their visit.

On June 4, 2003, two representatives from Take-Two arrived at our offices in California to conduct a day of due diligence. They met with members of our management and representatives of Europlay, and then reviewed written information made available by us.

On June 10, 2003, Jeff Lapin contacted Vincent Bitetti via telephone and communicated an informal offer to acquire TDK Mediactive. That offer envisioned that Take-Two would acquire TDK Mediactive by means of a subsidiary merger. In the merger, Take-Two would acquire the equity and debt interests held by TDK USA for total consideration of $18 million, payable one-half in cash and one half in restricted stock of Take-Two, and would acquire our remaining outstanding stock for cash consideration per share equal to 105% of the closing of the common stock on the NASDAQ OTC Bulletin Board on the date the offer was communicated (which closing price was $0.40 per share). Mr. Bitetti requested that Mr. Lapin communicate the informal offer to Europlay.

On June 11, 2003, Europlay informed our board of directors that an informal proposal had been received. It was consistent with what Mr. Lapin had verbally advised Mr. Bitetti.

9

During the week of June 15, 2003, our counsel, Swidler Berlin Shereff Friedman, LLP, in a series of telephone conferences recommended to Vincent Bitetti, Dennis Kenny and Francis J. Sweeney that our board establish a special committee comprised of our two independent directors to evaluate and respond to the offer received from Take-Two and other possible offers that also might be received. During that week, in anticipation of the formation of the special committee, Dennis Kenny interviewed potential legal counsel for the committee.

On June 19, 2003, representatives of our counsel, Swidler Berlin Shereff Friedman, LLP, and Take-Two held a conference call to discuss the tax and other legal ramifications of possible approaches to the acquisition transaction.

On June 20, 2003, our board of directors held a special telephonic meeting to consider how to respond to the informal acquisition proposal that had been submitted by Take-Two to Europlay. All directors other than Masatoshi Shikanai were present. Also in attendance at this meeting were representatives of Europlay and of Swidler Berlin Shereff Friedman, LLP. In light of the significant representation on the board by members of our management and representatives of TDK USA, the board determined that a special committee should be established for the purpose of having independent directors consider what actions should be taken with respect to the informal merger proposal received from Take-Two. Subsequent to this meeting, our board, acting by unanimous written consent, appointed our independent directors, Dennis Kenny and John Wholihan, to serve on the special committee, and in that capacity granted them plenary authority to review and negotiate the terms of any proposal received from Take-Two, and to evaluate any other proposals that might be received, and to consider alternatives to those proposals. At the meeting, representatives of Europlay described the proposed terms of the informal Take-Two proposal, and analyzed that proposal in light of other offers that might be received as a result of their efforts to identify strategic alternatives for TDK Mediactive. The board agreed that once the special committee had been formally constituted by adoption of the unanimous written consent, it would convene again to determine the willingness of both the special committee and of TDK USA to proceed with the transaction informally proposed by Take-Two.

At a meeting of the special committee held on June 23, 2003, the special committee engaged Potter Anderson & Corroon LLP of Wilmington, Delaware to serve as their counsel and reviewed with counsel the scope of the committee’s authority, which includes the authority to consider all proposals for the purchase of our assets or stock, including Take-Two’s proposal, as well as any alternative proposal. During the meeting, the special committee also discussed the engagement of a financial advisor. After discussing the issue with counsel, the special committee determined that Europlay Capital Advisors, LLP and Averil Capital Markets, Inc., each of whom was originally retained by TDK Mediactive, would be retained as financial advisors for the special committee alone. Finally, the committee discussed with its advisors the possible terms of a counter-proposal to Take-Two.

On June 24, 2003, the special committee met with its legal and financial advisors to discuss the current proposal from Take-Two and to analyze certain alternatives to the proposed transaction. The committee discussed the proposed terms with its advisors at length and considered a number of legal issues raised by the structure and terms of the proposal. The special committee also contacted a representative of TDK USA to discuss its position with respect to the proposed transaction with Take-Two. After discussing the matter with its legal and financial advisors, the committee authorized its financial advisors to make a counter proposal to Take-Two. Pending the outcome of negotiations with TDK USA in its capacity as the secured lender of TDK Mediactive, the special committee declined to specify how the total merger consideration offered by Take-Two should be allocated between the equity and the debt interests in TDK Mediactive.

On June 26, 2003, the financial advisors spoke at length with the special committee and its counsel regarding their assessment of the risks associated with the process going forward, potential alternative buyers, potential alternative transactions, and strategies for increasing the amount of consideration to be offered for TDK Mediactive. The special committee’s financial advisors also briefed the committee on Take-Two’s counter offer to the committee’s most recent proposal.

On June 27, 2003, the special committee met with its financial and legal advisors for an update on the financial advisors’ work with respect to alternative potential buyers, the viability of other alternatives, and the risks associated with the process. The special committee also discussed with its advisors the terms of a counter offer to Take-Two’s last proposal. Finally, the committee also discussed its negotiating strategy for discussions with TDK USA concerning the appropriate allocation of the total consideration between our equity and debt.

On June 30, 2003, a telephonic conference call was held with Mr. Lapin, and representatives of TDK Mediactive and Europlay. The call focused on our business plan and forecasts of operations that Europlay had provided to Mr. Lapin.

10

On July 2, 2003, the special committee met with its advisors for an update on the status of negotiations with Take-Two. The special committee also received a report on TDK Mediactive’s financial condition and discussed the potential impact that TDK Mediactive’s financial condition might have on any prospective deal.

On July 3, 2003, Europlay advised our management that Mr. Lapin would visit TDK Mediactive on July 10 to conduct further due diligence. The agenda was specific to video game presentations with a view towards matching the games’ potential with the forecast as provided by management.

On July 8, 2003, counsel informed the special committee that Jeffrey C. Lapin, Chief Executive Officer of Take-Two, would be visiting TDK Mediactive on July 10th in order to review our products and allow him to assess whether TDK Mediactive’s cash flow projections were achievable.

On July 10, TDK Mediactive demonstrated several games in development to Jeffrey C. Lapin and two product experts who accompanied him during the visit. Also present for the presentation were Europlay staff members. The discussions focused on our products and related quality issues, development timelines, budgets and franchise information, as well as forecasts that we had previously provided. At the conclusion of this meeting, which lasted about three hours, Mr. Lapin indicated that Take-Two would soon submit a formal offer to acquire TDK Mediactive on July 11.

On July 15, 2003, the special committee met with its legal and financial advisors and discussed at length Take-Two’s review and assessment of TDK Mediactive’s products. The financial advisors also informed the special committee that Take-Two had indicated that, based on its review and assessment of our products, it would be lowering its offer.

On July 16, 2003, Take-Two formally decreased its offer. Later that day, the special committee met with its advisors to discuss the lower offer and the special committee directed its financial advisor to continue negotiations with Take-Two in an effort to improve the terms (including price) of the proposal.

On July 18, 2003, following further negotiations with the special committee, Take-Two agreed to modify its proposed offer and on July 19, 2003, the committee received in writing from Take-Two the terms of its revised offer. Between July 19th and July 22nd, the special committee, through its advisors, and Take-Two attempted to reflect the proposed terms in a form of letter of intent. During this period, the special committee also met with counsel to discuss strategy for negotiating with TDK USA, as the secured lender for TDK Mediactive.

On July 20, 2003, after further discussions with its legal and financial advisors and receiving their recommendations, the special committee engaged in negotiations with TDK USA concerning a number of issues, including the allocation of the total merger consideration between our equity and debt interests and the transactional costs of the merger transaction. At the conclusion of those negotiations, TDK USA agreed to support a reallocation of the consideration such that in the merger our stockholders would receive $0.55 per share, which would result in a 25% increase from the existing proposal of $0.44 per share and which would reduce the portion of the consideration payable to TDK USA by approximately $697,277. In addition, TDK USA agreed to pay certain of our transaction costs in connection with the proposed transaction, which costs are expected to exceed $1.7 million, including the fees payable to Europlay Capital Advisors LLP and Averil Capital Markets, Inc., and which would otherwise reduce the merger consideration payable to our unaffiliated stockholders.

The special committee met again later that day to receive a report from the financial advisors on the ongoing negotiations with Take-Two. The financial advisors informed the special committee of Take-Two’s response on a number of issues, including its acceptance of the special committee’s proposed reallocation of the merger consideration between TDK Mediactive’s equity and debt. The special committee also discussed with counsel the committee’s fiduciary duties with respect to considering alternatives to the proposed transaction with Take-Two.

On July 22, 2003, the parties agreed to discontinue efforts to formalize a letter of intent and instead agreed to commence working on definitive agreements for the proposed transaction.

On July 25, 2003, the special committee received a draft merger agreement from Take-Two. On July 28, 2003, the special committee met with its advisors to discussed at length the terms of the proposed merger agreement and to determine the special committee’s negotiating positions for its forthcoming discussions with Take-Two and TDK USA.

11

On July 30, 2003, the special committee met with its legal and financial advisors to discuss the terms of the merger agreement, receive an update on the status of the negotiations with Take-Two and TDK USA, and determine the special committee’s negotiating positions on a number of open issues. At the conclusion of this discussion, the special committee invited representatives of our management and of TDK USA in its capacity as our secured lender to participate in the meeting to discuss their comments on the draft merger agreement.

On July 31, 2003, at the direction of the special committee, counsel sent a revised merger agreement to Take-Two. On August 6, Take-Two forwarded a revised agreement to the special committee that reflected its comments. During the balance of August, while Take-Two continued its due diligence review of TDK Mediactive, the parties continued to negotiate the terms and conditions of the merger agreement and transactions contemplated thereby.

On August 26, 2003, Take-Two requested that we enter into a distribution agreement covering certain products under the Haunted Mansion license simultaneously with the execution of the merger agreement.

On August 28, 2003, the special committee met to discuss Take-Two’s request for a distribution agreement. During the meeting, the special committee discussed at length with its legal advisors whether it should negotiate a distribution agreement with Take-Two and, if so, on what conditions and terms. The special committee also consulted in a separate meeting with its financial advisors, TDK Mediactive’s management and our counsel with regard to the issues raised by the proposed distribution agreement. After the conclusion of this meeting, the special committee directed the financial advisors and counsel to continue to participate in discussions with Take-Two concerning the proposed distribution agreement.

Between August 26, 2003 and September 2, 2003, Take-Two, TDK USA, our management, our counsel and the special committee’s advisors continued to negotiate concerning the terms of the distribution agreement and the merger agreement. During these negotiations, the special committee and TDK Mediactive were able to negotiate for material changes to both the proposed distribution agreement and the proposed merger agreement.

On September 1, 2003, the special committee met to preliminarily consider Take-Two’s current proposal, which provided for, among other things:

•	a merger in which each share of our outstanding common stock would be converted into the right to receive of $0.55 in cash without interest;

•	an additional payment of $173,905 for all “in the money” options, of which an approximate $89,000 portion will be borne by TDK USA;

•	TDK USA to receive $1,910,564 in cash and $8,000,000 in restricted Take-Two common stock applied against the debt owed by TDK Mediactive to TDK USA;

•	the contribution to the capital of TDK Mediactive by TDK USA of $21,031,436 of remaining debt owed by TDK Mediactive to TDK USA without the issuance of any stock or other consideration for such capital contribution;

•	TDK USA to be responsible for covering our transactional expenses in an amount expected to exceed $1.7 million; and

•	entering into a distribution agreement to distribute certain of our existing interactive software game products.

At this meeting, the special committee’s counsel and our counsel reviewed the material terms of the transaction and, together with the special committee’s financial advisor, reviewed the background of the negotiation of each of the material terms of the transaction. The special committee also received a presentation from its financial advisors on the transaction, which included Averil Capital’s opinion that the consideration to be paid by Take-Two in the merger was fair, from a financial point of view, to the minority stockholders of TDK Mediactive, and a review of the possible alternatives to this transaction. The special committee members engaged in an extensive discussion with their legal and financial advisors concerning the terms and conditions of the proposed transaction. However, since several issues from the negotiations remained open, the special committee voted, subject to the satisfactory resolution of the remaining open issues, unanimously to approve the proposed transactions.

12

Later that same day, at a meeting of our board of directors, the special committee advised the board of its conditional approval of the transaction. The board of directors discussed the terms of the merger agreement and the distribution agreement and voted, subject to the satisfactory resolution of the remaining open issues, unanimously to approve the proposed transactions. The board directed the financial advisors and our counsel to continue to participate in discussions with Take-Two to resolve the remaining open issues.

During the day on September 2, 2003, the special committee’s financial advisors and our counsel continued negotiating with Take-Two to satisfactorily resolve the remaining open issues.

On the evening of September 2, 2003, after the parties had resolved all remaining issues, a telephonic meeting of TDK Mediactive’s board of directors was held, at which all of the members of TDK Mediactive’s board of directors were present. Our counsel and the special committee’s financial advisors explained to the directors the resolution to each of the open issues and answered the directors’ questions with respect to the merger agreement and the distribution agreement. The members of the special committee then met separately to discuss the final proposal.

After discussing with their financial and legal advisors each of the changes to the merger agreement and the distribution agreement since the versions that were last reviewed by the special committee, the special committee voted unanimously that the merger agreement and the transactions contemplated thereby were in our best interests and in the best interests of our stockholders (other than TDK USA and its affiliates) and recommended that our full board of directors approve the merger agreement and the transactions contemplated thereby. The special committee also recommended that the full board authorize the execution and delivery of the distribution agreement.

Subsequently, the members of the special committee rejoined the telephonic board meeting and the special committee delivered its recommendation to our board of directors that the board of directors approve the execution and deliver of the merger agreement, the distribution agreement and the transactions contemplated thereby and recommend to the stockholders of TDK Mediactive that they vote in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby. Our board of directors, by the unanimous vote of all of its directors:

•	determined that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, the holders of TDK Mediactive common stock;

•	approved and declared advisable the merger agreement and the transactions contemplated thereby;

•	recommended that the stockholders of TDK Mediactive vote in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•	directed our executive officers to cause TDK Mediactive to prepare and file all reports, statements, documents and information required to be filed by TDK Mediactive pursuant to the Securities Act, including this information statement;

•	resolved that upon the effectiveness of the merger, all stock option plans of TDK Mediactive shall be terminated and all “out of the money” options shall be cancelled;

•	approved and authorized the execution and delivery of the distribution agreement; and

•	approved the compensation to be received by the members of the independent committee and to be paid by TDK USA.

Later in the evening of September 2, 2003, the parties executed the merger agreement and the distribution agreement. Concurrently, TDK USA and Vincent J. Bitetti delivered to Take-Two their duly executed written consent approving and adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, as the majority stockholders of TDK Mediactive.

In the morning of September 3, 2003, TDK Mediactive and Take-Two issued a joint press release publicly announcing the merger agreement and the distribution agreement.

Reasons for the Merger

As noted above, our financial condition and prospects have deteriorated for several years, we continue to

13

incur substantial operating losses and shortages of cash flow from operations and we face competition from a number of much larger and better capitalized entities. TDK USA, our majority stockholder, has provided us with our required capital since acquiring its ownership interest in late 2000. However, our ability to sustain and grow our business to a competitive level requires additional capital or other funding in excess of the maximum amount available to us under our loan and security agreement with TDK USA. Therefore, it became apparent that to continue as a going concern we would either need to obtain a substantial infusion of working capital, or arrange for our sale.

After conducting an extensive search to identify parties that might be interested in providing us with financing or acquiring us, and having considered other alternatives (including liquidation), we believe that our acquisition by a well capitalized competitor such as Take-Two will provide our unaffiliated stockholders with fair consideration per share while at the same time providing us with the working capital we need to continue as a going concern.

Opinion of Financial Advisor

Pursuant to an engagement letter, dated May 7, 2003, we retained Europlay Capital Advisors, LLC or Europlay and Averil Capital Markets Inc. or Averil Capital as our exclusive financial advisors in connection with a review of our strategic alternatives including a possible sale of TDK Mediactive. Averil Capital was subsequently engaged by the special committee of our board of directors, to render an opinion to the special committee as to the fairness, from a financial point of view, of the $0.55 per share cash consideration to be paid in the merger to the holders of our common stock, other than TDK USA.

On September 1, 2003, during a telephone conference call with all of the members of the special committee scheduled to evaluate the proposed transaction, Averil Capital delivered its oral opinion to the special committee, which was subsequently confirmed in writing to the special committee in a letter dated September 1, 2003, that, as of September 1, 2003 and based on the assumptions made, the matters considered and the limitations on the review undertaken described in the opinion, the $0.55 per share consideration was fair, from a financial point of view, to the holders of our common stock, other than TDK USA. No limitations were imposed by the special committee or our board of directors with respect to the investigations made or procedures followed by Averil Capital in rendering its opinion. Averil Capital’s opinion was prepared for the benefit and use of the special committee in its consideration of the merger and did not constitute advice or a recommendation to the board of directors or our stockholders.

The full text of Averil Capital’s opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex D to this information statement. The following is only a summary of the Averil opinion. You are urged to read the entire opinion.

Averil Capital’s opinion was expressly intended for the benefit and use of the special committee and did not address:

•	the relative merits of the merger or any other business strategies or transactional alternatives that the board of directors or the special committee have considered;

•	the underlying business decision of the special committee to recommend to the board of directors to proceed with the merger; or

•	the relative merits of the distribution agreement between Take-Two and TDK Mediactive.

In its review and analysis and in rendering its opinion, Averil Capital, with the special committee’s permission, assumed and relied upon the accuracy and completeness of all information provided to Averil Capital by our management, TDK USA, our legal and financial advisors, as well as publicly available information, and Averil Capital has not verified the accuracy of such information. With respect to the financial forecasts it received from our management, Averil Capital assumed that such financial forecasts have been properly and accurately prepared to reflect management’s best estimates and judgments of such future financial performance. Averil Capital did not conduct an independent investigation of TDK Mediactive’s assets or liabilities (contingent or otherwise), nor has it made, been provided with or considered any independent evaluation or appraisal of any of such assets or liabilities in connection with its opinion. Averil Capital did not conduct, nor was it asked to conduct, an independent investigation, analysis, evaluation or appraisal of, and gave no opinion with respect to, the distribution agreement with Take-Two.

Averil Capital also assumed, with the special committee’s consent, that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement

14

and that, in the course of obtaining the necessary third party approvals or consents for the merger, no further delay, limitation, restriction or condition would be imposed that would have an adverse effect on TDK Mediactive or the contemplated benefits of the merger.

The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Averil Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying Averil Capital’s opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Averil Capital. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by Averil Capital are based on all analyses and factors at the time the opinion was rendered taken as a whole and also on application of Averil Capital’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Averil Capital therefore provided no opinion as to the value or merit standing alone of any one or more parts of the analyses it performed. In performing its analyses, Averil Capital considered general economic, market and financial conditions and other matters, many of which are beyond our control. The analyses performed by Averil Capital are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold. Furthermore, Averil Capital expressed no opinion as to the prices at which shares of our common stock may be traded at any future time.

In conducting its analyses and rendering its opinion, Averil Capital reviewed and considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following:

(i)	the historical financial condition and results of operations of TDK Mediactive including our Annual Report on Form 10-K for the year ended March 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

(ii)	all other relevant public filings including all our Form 8-K filings up until September 1, 2003;

(iii)	certain internal financial and non-financial information prepared by our management, which data was requested by Averil Capital and made available to Averil Capital in its role as the special committee’s financial advisor, including the financial condition of TDK Mediactive;

(iv)	the business prospects of TDK Mediactive as projected by our management and as set forth in financial projections furnished to Averil Capital by our management, and various sensitivity analyses Averil Capital conducted on such projections in relation to key revenue and expense assumptions;

(v)	data and other information arising from discussions with our senior officers, directors and other representatives and advisors concerning our businesses, operations and prospects;

(vi)	published information regarding interactive software games companies, manufacturers of platform consoles and related industries regarding their customer and market operating conditions and prospects;

(vii)	published information regarding the financial performance, operating characteristics and trading characteristics of selected companies which Averil Capital deemed comparable;

(viii)	published information regarding mergers and acquisitions transactions involving selected companies which Averil Capital deemed comparable;

(ix)	the historical and current market prices for our common stock and for the equity securities of certain other companies with businesses that Averil Capital considered relevant to its inquiry;

(x)	publicly available information, including research reports on interactive software games companies, manufacturers of platform consoles and related industries that Averil Capital considered relevant to its inquiry;

15

(xi)	the public disclosure during May 2003 that Europlay had been retained to seek strategic alternatives, including a sale of TDK Mediactive, informing the market of our intent and providing the opportunity for other potential buyers to contact Europlay;

(xii)	the fact that Europlay had made inquiries to a select group of companies believed by Europlay likely to be interested in a strategic transaction with TDK Mediactive and the attendant uncertainty of reaching an agreement with any such party;

(xiii)	the possible alternatives to the merger including, without limitation, continuing to operate TDK Mediactive as an independent entity, liquidating TDK Mediactive and pursuing a business combination with other parties other than Take-Two, and the risks involved in pursuing such alternatives;

(xiv)	the substantial concessions made by TDK USA, including the extinguishment of approximately $21 million of debt owed by us to TDK USA, by contributing such indebtedness to capital without TDK USA’s receipt of any consideration therefore, and the covering of all transactional expenses related to the merger, in order to reach agreement with Take-Two and negotiate the terms and conditions of the merger agreement;

(xv)	the certainty of value represented by the all cash consideration to be paid by Take-Two in the merger for our common stock and the fact that the merger agreement did not contain a financing condition in order to close the merger;

(xvi)	the arms-length negotiations regarding the merger that took place between the special committee’s financial advisors and legal counsel and the corresponding legal counsel to and management of Take-Two;

(xvii)	Take-Two’s perspective on our strengths and weaknesses, our properties and our business strategies expressed during negotiations with TDK Mediactive;

(xviii)	the terms and conditions of the merger agreement; and

(xix)	analyses and examinations of other financial, economic and market criteria that Averil Capital deemed appropriate in arriving at its opinion.

In addition to the factors above, Averil Capital also expressly relied on Europlay’s expertise in interactive software games and related media areas in rendering its opinion. Averil Capital relied on Europlay’s expertise in:

•	evaluating the strengths and weaknesses of TDK Mediactive on a stand alone basis as well as compared to the interactive software games industry as a whole;

•	selecting the appropriate comparable companies that should be used in the valuation process; and

•	selecting the appropriate comparable transactions that should be used in the valuation process.

The following is a summary of the material financial analyses performed by Averil Capital in connection with rendering its opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Averil Capital. Certain information in this section is presented in a tabular form. In order to better understand the financial analyses performed by Averil Capital, these tables must be read together with the text of each summary. Averil Capital’s opinion is based upon the totality of the various analyses performed by Averil Capital and no particular portion of the analyses has any merit standing alone. While the foregoing summary describes certain analyses and factors that Averil Capital deemed material in its presentation to the special committee, it is not a comprehensive description of all analyses and factors considered by Averil Capital.

Our Debt Position: As previously discussed, during April 2003, TDK Mediactive and TDK USA amended the terms of the loan and security agreement to fix the maximum amount of funds available to us at $37.0 million for the current fiscal year. In light of this, we revised our internal financial forecast based upon a cumulative financing budget not to exceed $37.0 million. Averil Capital relied on the fact that at that time, our management represented it did not have any apparent sources of financing other than TDK USA. As part of the merger, TDK USA

16

is to be reimbursed by Take-Two for all approved advances in excess of approximately $30.9 million. As of September 1, 2003, we had outstanding debt owing to TDK USA of approximately $34.5 million. Because TDK USA will only receive approximately $9.9 million, in cash and stock, for extinguishing its outstanding debt from us, TDK USA will not recoup any portion of the more than $21.0 million of its outstanding debt which will be contributed to our capital in connection the merger. For purposes of its valuation analysis, Averil Capital assumed the debt position to be $35.7 million, which had been estimated for August 31, 2003. This is based on the documented balance due to TDK USA under the loan and security agreement, as well as management estimates. Absent concessions made by TDK USA, in an orderly liquidation process or other sale of TDK Mediactive, the enterprise value of TDK Mediactive to the common stockholders would be reduced by the amount of all outstanding debt required to be paid to TDK USA. If this assumption were not made, the equity values generated as part of the valuation process would be artificially inflated. This assumption was approved by the special committee. Based on the above, the normalized enterprise value attributable to the merger as contemplated by the merger agreement is approximately $43.8 million. This is based upon the consideration set forth in the merger agreement of $22.7 million, plus the approximately $21.0 million of debt to be extinguished by TDK USA by the contribution thereof to our capital without TDK USA receipt of any consideration for such contribution.

Industry Specific Analysis: Averil Capital analyzed the relative positioning of TDK Mediactive within the interactive games industry as part of the valuation process. As part of such analysis, Averil Capital compared the strengths and weaknesses of our business, licensing and product development strategies in light of its industry competitors, industry trends and other related factors. Based upon this analysis, Averil Capital determined that we operated at a financial and strategic disadvantage within the industry due to the following factors:

•	due to our smaller size within the industry, and due to the consolidation of interactive game sales through a limited number of larger retailers, we do not necessarily have the range of products or financial or strategic strength to properly compete for shelf-space with retailers or to market our products to our customers;

•	although we have been successful at securing strong licenses, we do not have the necessary financial and strategic strength to commercially exploit such licenses to their full potential; and

•	because we have not invested in building internal development studios or proprietary development tools, software engines, or technologies, but instead outsource all such development to other companies, we do not own any new game technology or any associated intellectual property that is typically a generator of equity value for many of our competitors.

Comparable Companies Analysis: Using publicly available information, Averil Capital analyzed and compared, among other things, the trading multiples of TDK Mediactive to the corresponding trading multiples of selected interactive software games companies. Because we outsource most of our game development and the comparable companies generally do not, the comparable companies do not closely resemble us because they incur substantial product software amortization costs as a result of internal games development. This analysis derived potential negative equity values for TDK Mediactive ranging between $(15.0) million and $(1.3) million, or a per share equity value of $(0.64) to $(0.06), on a fully diluted basis. This analysis did not yield highly relevant comparable data because none of the comparable companies closely resembled us due to the absence from our business of internal game development. Moreover, due to our operating losses as well as the related accounting treatment of software amortization by comparable companies, the only multiple comparisons that could be generated were based on revenues, which generally do not reflect the associated profitability of the comparable companies.

Comparable Acquisitions Analysis: Using publicly available information, Averil Capital analyzed and compared, among other things, the consideration paid pursuant to, and the transactional details surrounding, selected mergers and acquisitions for interactive software games companies. In determining which acquisition transactions to consider, Averil Capital did not include transactions involving businesses that were primarily game developers or that were perceived to be media conglomerates. This analysis derived potential equity values for TDK Mediactive ranging between $(9.1) million and $8.7 million, or a per share equity value of $(0.39) to $0.37, on a fully diluted basis. For this analysis, Averil Capital did not include the initial transaction involving TDK USA and us during September 2000. This analysis did not yield highly relevant comparable data because:

•	none of the comparable transactions closely resembled the merger;

•	the number of transactions during the recent three calendar years was limited, and

17

•	data able to be derived was limited to revenue multiples, which do not reflect the associated profitability of the comparable acquisition parties.

Discounted Cash Flow Analysis: Averil Capital also performed a discounted cash flow analysis of our after-tax free cash flows using management’s projections. For purposes of this analysis, Averil Capital utilized projections that were developed by us and assumed a normalized financing structure and financing in excess of $37 million, including the amount of our debt outstanding as of that time. To the extent that the merger is not completed, we would not be able to achieve the assumptions underlying these projections without securing additional capital in excess of $37.0 million. Although these projections extended through fiscal year ending March 31, 2006, they did not include any financing for games development beyond 2004, reflecting that we are only developing interactive software games for a limited release schedule up through December 2004 and that there is greatly reduced development of interactive software games for release after December 2004. As a result, the analysis of our discounted cash flow does not develop any significant terminal value for purposes of determining the value of our common stock. The assumptions data for the years 2004 through 2006 are estimates. The relevant assumptions are set forth below for each fiscal year ending March 31:

(in millions)	3/31/2003	3/31/2004	3/31/2005	3/31/2006
Revenues	$42.2	$95.7	$104.3	$118.5
EBIT	$(7.1)	$0.6	$5.3	$10.1
EBITDA	$(7.5)	$1.1	$5.9	$10.7

Because TDK Mediactive, under the above projections, does not have the necessary financing to support its assumptions, Averil Capital materially lowered the terminal value multiples used in its analysis. Based on Averil Capital’s analysis, and assuming discount rates ranging from 9.7% to 10.4% and a terminal value for EBITDA (earnings before interest, taxes and depreciation) of 1.0 to 2.0 times, the implied equity values for TDK Mediactive ranged from $(768,000) to $8.1 million, or a per share value equity value of $(0.03) to $0.35, on a fully diluted basis.

In addition to an analysis of the relevant assumptions and various projected industry trends, Averil Capital also assessed the future financing outlook for TDK Mediactive. In light of our dependence on TDK USA as our sole lender, indications from TDK USA to us that additional financing would not be committed above $37.0 million and the uncertainty of attracting additional or replacement financing, Averil Capital believed that our future performance would be impaired.

Historical Trading and Premiums Paid Analysis: Using publicly available information, Averil Capital analyzed, among other things, the historical trading activity of our common stock and the cash consideration to be paid in the merger as premium to the market price of our common stock as of various selected dates. The results of such analyses are included in the table below.

(for calendar periods)	High	Low	Close	Total Volume	VWAP[1]
1st Quarter 2002	$2.200	$1.040	$1.250	2,120,200	$1.209
2nd Quarter 2002	$2.920	$0.960	$1.900	3,663,700	$1.909
3rd Quarter 2002	$2.000	$1.350	$1.570	967,400	$1.545
4th Quarter 2002	$1.620	$0.560	$0.720	1,060,800	$0.729
1st Quarter 2003	$0.750	$0.260	$0.290	528,200	$0.290

May 2003	$1.010	$0.300	$0.540	423,800	$0.423
June 2003	$0.550	$0.380	$0.450	132,700	$0.423
July 2003	$0.510	$0.220	$0.250	250,000	$0.289
August 2003	$0.590	$0.210	$0.400	107,300	$0.400
Closing price 8/15/2003			$0.270
Closing price 8/26/2003			$0.350
Closing price 8/29/2003			$0.400

1	“VWAP” means volume weighted average price.

The price to be paid to our common stockholders of $0.55 per share represents an 89.7% premium to our common stock closing price at the end of March 31, 2003, prior to our board of directors undertaking and publicly announcing a process to review our strategic alternatives; and represents a premium of 37.5% to the closing stock price

18

of our common stock on the last trading day prior to the presentation of this valuation analysis to the special committee on September 1, 2003.

Averil Capital also considered premiums historically paid for certain other recent transactions. The average premium paid for all U.S. transactions announced year-to-date for 2003, as reported by Bloomberg Financial, was 47.4%. The premium to the $0.55 per share consideration to be paid in the merger, as compared with the trading price of our common stock immediately prior to the announcement of our intent to pursue strategic alternatives as well as our retention of Europlay, is materially higher. Because of the limited number of transactions in the interactive software games industry during the last two years for which terms were disclosed, it is not possible to determine an average premium for the industry. While Averil Capital completed a premiums analysis, Averil Capital did not believe the analysis to be highly relevant due to our low average daily trading volumes, our limited publicly held float due to TDK USA’s large common stock percentage, the minimal institutional following for TDK Mediactive and our over-the-counter trading status.

Liquidation Analysis: Averil Capital did not perform a liquidation analysis because it was informed by our management that management could not provide the necessary underlying data and related information. Management did, however, provide an informal indication that it believed that in a liquidation TDK Mediactive’s assets would yield $5 million or less in proceeds. Given the size of the outstanding debt owing to TDK USA, and assuming management’s estimates were correct, a liquidation would not produce any proceeds for equity holders.

Averil Capital is an investment banking firm and a registered broker-dealer with the National Association of Securities Dealers, Inc. As part of its investment banking business, Averil Capital is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Averil Capital provides financial advisory services only and does not otherwise maintain markets in or publish research reports regarding our shares or any other securities. Neither Averil Capital nor any of its affiliates actively trade or hold TDK Mediactive shares for their own accounts or the accounts of customers. Neither Averil Capital nor its representatives have formerly represented us or any entity affiliated with us.

Pursuant to an engagement letter dated May 7, 2003, we engaged Averil Capital and Europlay to provide financial advisory services to our board of directors in connection with the transaction. On June 23, 2003, the special committee directed that this engagement be transferred to the special committee of our board of directors. The special committee subsequently engaged Averil Capital to render its opinion and make the presentation referred to above. Pursuant to the terms of the engagement letter, Europlay and Averil Capital will receive a customary transaction fee not to exceed $1,082,748, payable upon the consummation of the merger and in connection with and from the proceeds of the distribution agreement, and will be reimbursed for their respective out of pocket expenses, including attorney’s fees, incurred in connection with their engagement. Averil Capital also received a $100,000 fee for rendering its opinion, which will not be credited against any transaction fee to be paid. All of the foregoing fees and expenses of Europlay and Averil Capital have been or will be paid on our behalf by TDK USA. In addition, Averil Capital and Europlay together with certain related persons, will be indemnified against certain liabilities and expenses arising out of or in conjunction with their respective services under their engagement, including liabilities arising under the federal securities laws.

Our Majority Stockholders; No Further Stockholder Approval Required

A majority vote of stockholders is required to approve the merger agreement and merger. Under Delaware law, such approval may be provided by written consent and without a meeting of the stockholders. On September 2, 2003, TDK USA and Vincent J. Bitetti, who together own approximately 79.5% of our outstanding common stock, executed a written consent approving the merger agreement and the merger. A copy of the written stockholder consent is included as Annex C. Accordingly, your approval of the merger is not required, and is not being sought. This information statement constitutes the notice required under Section 228(e) of the Delaware General Corporation Law with respect to the written stockholder consent.

Recommendation of the Special Committee and Board of Directors

Certain of our directors are employed by our majority stockholder, TDK USA, or its affiliated entities, and others are employed by us. Because these directors have financial and other interests that are different from, and in addition to, your interests in the merger, our board decided that, in order to protect the interests of our unaffiliated stockholders in evaluating and negotiating the merger agreement, a special committee of independent directors who are neither affiliated with TDK USA nor employed by TDK Mediactive, and who have no financial interest in the

19

merger different from our stockholders generally, should be formed to perform those tasks and, if appropriate, to recommend the merger and the terms of the merger agreement to the entire board.

After careful consideration, the members of our board of directors, based on the recommendation of our independent committee, have unanimously approved the merger agreement and the merger, and have declared the merger to be fair and in the best interests of TDK Mediactive and its stockholders.

In making its recommendation, the special committee considered a variety of factors that are described in this information statement. Important factors in the determination of the special committee included the information and fairness opinion presented by Averil Capital Markets Group, Inc., the information presented by Europlay Capital Advisors, LLC, the scope and results of our search for a buyer for TDK Mediactive or its assets, the results of a negotiation process that developed for Take-Two’s acquisition of all of our stock in the current proposed transaction, and the committee’s evaluation of alternatives to this transaction.

Certain Effects of the Merger

Pursuant to the merger agreement, Take-Two will acquire TDK Mediactive for $0.55 in cash per share of TDK Mediactive stock, through the merger of its wholly-owned subsidiary, Mediactive, Inc., with and into TDK Mediactive. At the closing of the merger, TDK Mediactive will be a wholly-owned subsidiary of Take-Two, and Mediactive, Inc. will cease to exist as a separate entity. The closing of the merger will have the following additional consequences:

The shares of our common stock are currently listed on the OTC Bulletin Board electronic quotation system. Upon completion of the merger, the number of shares of our common stock that might otherwise trade publicly will be reduced to zero. Our common stock will be delisted from the OTC Bulletin Board electronic quotation system upon completion of the merger.

The shares of our common stock are currently registered under the Exchange Act. We may terminate the registration of our common stock under the Exchange Act upon application to the Securities and Exchange Commission if the outstanding shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares. Termination of the registration of our common stock under the Exchange Act will substantially reduce the information required to be furnished by us to our stockholders and would make certain provisions of the Exchange Act no longer applicable to us. These include the short-swing profit recovery provisions of Section 16(b), the requirement to furnish proxy statements in connection with stockholders’ meetings under Section 14(a) and the related requirement to furnish an annual report to stockholders. We intend to apply for termination of the registration of our common stock under the Exchange Act as soon as possible after completion of the merger.

Treatment of Our Indebtedness to TDK USA

TDK USA, which is our majority stockholder, from time to time has advanced loans to us to enable us to fund our operations pursuant to a Loan and Security Agreement. As of September 2, 2003, we were indebted to TDK USA in the amount of $34,521,656 pursuant to that agreement. The merger agreement obligates TDK USA to contribute $21,031,436 of such indebtedness to the capital of TDK Mediactive prior to the closing of the merger and without TDK USA’s receipt of any shares of our stock or any other consideration for such contribution to our capital. The merger agreement also obligates Take-Two to reimburse TDK USA, without interest, for all amounts advanced to us by TDK USA after June 30, 2003 with the approval of Take-Two for the purpose of funding our operations. As of September 2, 2003, the aggregate amount of such advances was $3,579,318.

The merger agreement further provides that, on the closing of the merger, Take-Two will enter into a Debt Purchase and Assignment Agreement with TDK USA, whereby Take-Two will acquire from TDK USA the promissory note evidencing our then remaining indebtedness in the amount of $9,910,564, together with the underlying Loan and Security Agreement and related security interest in certain of our assets. The consideration payable for such promissory note will consist of $1,910,564 in cash and a number of unregistered shares of the common stock of Take-Two equal to the quotient of $8,000,000 divided by the average closing bid price of Take-Two’s common stock for the five consecutive trading days immediately preceding the last full business day before the merger is consummated. Notwithstanding the foregoing, if we must pay any transfer fees or other similar consideration as a condition to obtaining any consents for the assignment of certain of our agreements in connection with the merger, and such transfer fees exceed $350,000 in the aggregate, then the consideration payable by Take-Two to TDK USA in respect of the indebtedness to be purchased by Take-Two shall be reduced dollar-for-dollar by an

20

amount equal to such excess. TDK USA will accordingly bear the cost of all such transfer fees or other similar consideration in excess of $350,000.

Interests of Officers and Directors in the Merger

Stock Options

Certain options that we have granted contain change of control provisions that will give rise to their accelerated vesting by virtue of the merger. Any vested option held by a current or former employee or director having an exercise price less than $0.55 per share that is not exercised before completion of the merger will be cancelled in exchange for a cash payment, or option spread, equal to the difference between the option exercise price and $0.55 in cash. All other options will be cancelled without payment.

The following table shows the number of vested and unvested options held by our directors and executive officers that are vested as of the date hereof and that will vest as a result of the merger, and the aggregate option spread for all such options.

Name	Number of options that vest as a result of the Merger	Number of already vested options		Aggregate of option spread value of all vested options(1)
Directors
Kenichi Aoshima	0	0		0
Vincent J. Bitetti	625,000	425,000		$87,500
Dennis J. Kenny	0	15,000		0
Masatoshi Shikanai	0	0		0
Francis J. Sweeney	0	0		0
Shin Tanabe	350,000	0		0
John T. Wholihan	0	128,472	(2)	$54,442
Other Executive Officers
Michael Devine	0	50,000		0
Daniel Kletzky	0	53,333		0
Martin G. Paravato	100,000	191,667		$20,175
All directors, named executives and executive officers as a group (9 persons)	1,075,000	863,472		$116,207

(1)	The option spread value shown assumes a value of our common stock of $0.55 per share.
(2)	Includes 83,472 phantom stock units to be settled in common stock upon Mr. Wholihan’s retirement, resignation or termination, which are subject to a substantial risk of forfeiture but which will vest and become payable upon termination of his appointment as a director following the closing of the merger.

Employment and Other Agreements

We have entered into an employment agreement with our chief executive officer, Vincent J. Bitetti, dated as of January 28, 2003. The employment agreement provides for the accelerated vesting of all of his stock options upon the occurrence of a change of control, which as defined in the employment agreement includes the consummation of the merger. The merger agreement contemplates that upon consummation of the merger, Mr. Bitetti will enter into an employment agreement with the surviving corporation, whereby it will employ him as its president for a period of three years from the date of the merger at an annual base salary of $375,000. Mr. Bitetti will be entitled to a severance payment equal to 16 months’ salary if his employment is terminated by Take-Two without cause. Mr. Bitetti’s employment term sheet provides for a grant of options to purchase 50,000 shares of Take-Two common stock at an exercise price equal to the market value of Take-Two’s common stock on the closing date of the merger. Mr. Bitetti’s Take-Two options will become exercisable in three equal installments, with one third vesting on the first anniversary of the closing date of the merger and an additional one-third vesting on each of the next two anniversaries of that date. The options will not otherwise vest or become exercisable as a result of termination or non-renewal of his employment agreement.

We have entered into an employment agreement with our president and chief operating officer, Shin Tanabe,

21

dated as of October 1, 2002. The employment agreement provides for the accelerated vesting of all his stock options upon the occurrence of a change of control, which as defined in the employment agreement includes the consummation of the merger. If Mr. Tanabe terminates his employment for good reason following a change of control, the employment agreement also entitles him to continue to receive his full base salary and any other amounts to which he is entitled under any of our other compensation plans through the date on which his employment terminates, and to receive a lump sum payment equal the lesser of one year’s base salary or the base salary payable through the scheduled termination date of the contract, which is September 30, 2004. In addition, for a six-month period after his employment termination, Mr. Tanabe will be entitled to continue to receive insurance benefits substantially similar to those applicable on his employment termination date. For purposes of the foregoing, “good reason” means any of the following: a material and adverse change in Mr. Tanabe’s assignments, duties or responsibilities; or a reduction in his salary or a material change in his benefits. Mr. Tanabe will continue to be employed by the surviving corporation pursuant to his employment agreement.

We have entered into an employment agreement with our chief financial officer, Martin G. Paravato, dated as of December 1, 2001. The employment agreement provides that if Mr. Paravato terminates his employment for good reason following a change of control, then he is entitled to continue to receive his full base salary and any other amounts to which he is entitled under any of our other compensation plans through the date on which his employment terminates, and to receive a lump sum payment equal the lesser of six months base salary or the base salary payable through the scheduled termination date of the contract, which is December 1, 2003. In addition, for a six-month period after his employment termination, Mr. Paravato will be entitled to continue to receive insurance benefits substantially similar to those applicable on his employment termination date. For purposes of the foregoing, “good reason” means any of the following: a material and adverse change in Mr. Paravato’s assignments, duties or responsibilities; or a reduction in his salary or a material change in his benefits.

The merger agreement contemplates that upon consummation of the merger, Michael Devine will enter into an employment term sheet with the surviving corporation, whereby it will employ him as its executive vice president of sales and marketing for a period of two years from the date of the merger at an annual base salary of $200,000. Mr. Devine will be entitled to a severance payment equal to six months’ salary if his employment is terminated without cause.

The merger agreement contemplates that upon consummation of the merger, Steve Ryno will enter into an employment term sheet with the surviving corporation, whereby it will employ him as its vice president of product development for a period of two years from the date of the merger at an annual base salary of $160,000. Mr. Ryno will be entitled to a severance payment equal to six months’ salary if his employment is terminated without cause.

Compensation of Members of the Special Committee

Each of the members of the special committee has been compensated for serving as a member of the special committee. This compensation was authorized by our board of directors in order to compensate the members of the special committee for the significant additional time commitment that was required of them in connection with fulfilling their duties and responsibilities as members of the special committee. It was approved only after the special committee recommended the merger with Take-Two, and is payable whether or not the merger is completed. Each of Messrs. Kenny and Wholihan has received or will receive $38,000 for their service on the special committee. All such compensation will be paid on our behalf by TDK USA.

Indemnification; Directors’ and Officers’ Insurance

Subject to certain limitations contained in the merger agreement, for a period of seven years following the merger, Take-Two has agreed to indemnify and hold harmless each of our present and former officers, directors and employees against any and all liabilities, losses, claims and damages in respect of any acts or omissions occurred prior to the merger and the transactions contemplated by the merger agreement (to the fullest extent permitted under our certificate of incorporation and by-laws), or any other applicable indemnification agreements as of the closing date. We previously entered into customary indemnification agreements with each of our directors and executive officers obligating us to indemnify them to the fullest extent permissible under Delaware law.

Take-Two will provide officers’ and directors’ liability insurance and fiduciary liability insurance for a period of up to six years following the closing in respect of acts or omissions occurring on or prior to the effective time covering each such person currently covered by our officers’ and directors’ liability insurance policy and fiduciary liability insurance policy on terms with respect to coverage and amount no less favorable in any material respect than those of such policies currently in effect. Take-Two is required to pay 50% of the aggregate costs and expenses of

22

such insurance, which amount shall not exceed $192,500, and TDK USA is obligated to pay the balance of such costs and expenses.

Material United States Federal Income Tax Consequences

The following is a general discussion of the material United States federal income tax consequences that we expect will apply to our stockholders (not including TDK USA, which has sought the advice of their own tax advisors) who hold our common stock as a capital asset and, pursuant to the merger, exchange such stock for cash in the merger. This discussion is included for general informational purposes only and does not purport to be a complete technical analysis or listing of all potential tax considerations that may be relevant to such stockholders. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, the applicable Treasury regulations and public administrative and judicial interpretations of the Code and Treasury regulations, all of which are subject to change. Any such change could be applied retroactively and could affect the tax consequences of the merger to you. This discussion is also based on the information contained in this information statement and the related documents, and on certain assumptions with respect to factual matters. This discussion does not cover all aspects of United States federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular stockholders and does not address any non-income tax consequences or any foreign, state, or local tax consequences.

We have not sought and will not seek any rulings from the Internal Revenue Service (the “Service”) with respect to the merger. There can be no assurance that the Service will not take a different position concerning the tax consequences of the merger or that the Service’s position would not be sustained by a court if the matter were litigated. No opinion has been received from counsel with respect to the tax consequences of the merger.

The United States federal income tax consequences to our stockholders may vary depending on the stockholder’s particular situation or status. This discussion does not address the tax considerations applicable to holders of our stock options or to stockholders who exercise their appraisal rights as described below, and is not intended for stockholders that may be subject to special United States federal income tax rules, such as the following types of stockholders:

•	insurance companies;

•	financial institutions or broker-dealers;

•	retirement plans;

•	tax-exempt organizations;

•	stockholders that hold their shares as part of a straddle or a hedging or conversion transaction;

•	stockholders who acquired their shares through the exercise of an employee stock option or otherwise as compensation, or who receive cash in exchange for employee stock options;

•	stockholders who are not citizens or residents of the United States or that are a foreign corporation, a foreign partnership or a foreign estate or trust as to the United States;

•	stockholders who are subject to the federal alternative minimum tax; or

•	any person who would be treated as constructively owning our stock immediately after the merger by reason of attribution under applicable provisions of the Code.

This discussion is for general information purposes only. Each stockholder is expected and urged to consult her or her tax advisor as to the particular tax consequences to such stockholder from the merger transaction, including without limitation the applicability and effect of foreign, state or local tax laws and of any change in federal income tax law or administrative or judicial interpretation thereof since the date of this information statement.

The receipt of cash for your shares of our common stock in the merger will be a taxable transaction for United States federal income tax purposes. Subject to the assumptions and limitations described above, if you hold your shares of stock as capital assets you will recognize capital gain or loss equal to the difference between the amount of cash you receive in the merger and your tax basis in your shares. Generally, your tax basis for your shares will be

23

equal to your cost for the shares. Any gain or loss will be long-term capital gain or loss if the stock has been held for the applicable holding period. In general, long-term capital gain income of an individual taxpayer is subject to lower marginal United States federal income tax rates than is ordinary income or short-term capital gain income. Certain limitations may apply to the deduction of any capital losses.

You may be subject to backup withholding up to the rate of 30% with respect to the gross proceeds you receive from the conversion of your stock in the merger unless you: are a corporation or other exempt recipient and, when required, establish this exemption, or provide your correct taxpayer identification number, certify that you are not currently subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be creditable against your United States federal income tax liability if appropriate information is provided to the Service. If after the merger you do not provide the paying agent with your correct taxpayer identification number or any other document or certification required by the Service, including among others, a Form W-9 or an acceptable substitute for this Form, you may be subject to penalties imposed by the Service. The paying agent will report to you and to the Service the amount of any reportable payment made to you (including payments made to you pursuant to the Merger) and any amount withheld pursuant to the merger.

Regulatory Matters

We do not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than approvals, filings or notices required under federal securities laws and the filing of a certificate of merger with the Secretary of State of the State of Delaware.

RELATIONSHIPS WITH TAKE-TWO

You should be aware of various existing agreements and ongoing and prior arrangements and transactions between TDK Mediactive and its affiliates, on the one hand, and Take-Two and its affiliates, on the other hand, as described below.

Prior Commercial Relationships

Since April 1991 we have had a commercial relationship with Jack of All Games, a wholly-owned subsidiary of Take-Two. Jack of All Games is a distributor of our interactive game software products to several retailers in the United States, in particular, K-Mart. During the fiscal year ended as of March 31, 2003, we sold products to Jack of All Games for approximately $1.9 million, in comparison to approximately $1.4 million during the fiscal year ended as of March 31, 2002.

Distribution Agreement

Concurrently with the execution of the merger agreement, we and Take-Two entered into a distribution letter agreement, whereby we granted Take-Two the sole and exclusive right to sell the following game products and for a number of platforms: Haunted Mansion, Corvette, Masters of the Universe, Muppets, Star Trek and Tonka. The distribution agreement is for a term of nine months from the date of commercial release of the last such game on the last platform and only applies to sales in North America. Take-Two agreed to place an initial order for each of the games, with a minimum guaranteed aggregate purchase price for all the games of $24,945,000.

Take-Two is obligated to pay for the initial orders of the specified game products as follows:

•	with respect to Haunted Mansion, 50% of the initial purchase price by September 5, 2003, and with respect to any other games, 50% of the purchase price for each game on the date that we are required to pay a majority of the manufacturing costs for such game;

•	25% of the purchase price on the date of Take-Two’s receipt of the all game units under the initial order (or, if less than all game units are delivered at any one time, a pro rata portion based on the dollar value of game units delivered); and

•	25% of the purchase price within 30 days after Take-Two’s receipt of all game units under the initial order

24

(or, if less than all game units are delivered at any one time, a pro rata portion based on the dollar value of game units delivered).

For all future sales orders of the specified game products, Take-Two is obligated to pay 50% of the purchase price on the date of invoice and 50% within 30 days from the delivery date.

Other significant provisions of the distribution agreement are:

•	We and our sales representatives have the primary right to solicit all customer sales orders for the games on terms set forth on Take-Two’s purchase orders. The parties shall cooperate to maximize the revenue and sales potential of each of the Games.

•	Take-Two is not required to pay us for any games not approved for manufacture by the platform manufacturers.

•	Take-Two shall pay a portion of the marketing development fund costs with respect to Haunted Mansion and all other manufacturing development fund costs approved in writing by Take-Two.

THE MERGER AGREEMENT

On September 2, 2003, Take-Two, Mediactive, Inc., TDK USA and TDK Mediactive entered into an Agreement and Plan of Merger, or the merger agreement. The following is a summary of certain terms of the merger agreement and is qualified by reference to the complete text of the merger agreement, which is incorporated by reference and included as Annex A.

Completion of the Merger

As soon as practicable after all of the conditions set forth in the merger agreement have been satisfied or waived, the parties will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will be completed at the time the certificate is filed and such other filings as may be required under Delaware law are made. We refer to the effective time of the merger in this document as the effective time.

Effect of the Merger

At the effective time, Mediactive, Inc. will be merged with and into TDK Mediactive, with TDK Mediactive surviving as a wholly-owned subsidiary of Take-Two, and the separate existence of Mediactive, Inc. will cease. We sometimes refer to TDK Mediactive following the completion of the merger as the surviving corporation. At the effective time, the certificate of incorporation and by-laws of the surviving corporation will be amended and restated in their entirety in accordance with forms agreed to among the parties. All the rights, privileges, powers, franchises and all property (real, personal and mixed) of Mediactive, Inc. and all debts due Mediactive, Inc. shall vest in TDK Mediactive, and all debts, liabilities, obligations and duties of Mediactive, Inc. shall become the debts, liabilities, obligations and duties of TDK Mediactive as the surviving corporation.

Merger Consideration

The merger agreement provides that each share of our common stock outstanding immediately prior to the completion of the merger (other than shares as to which appraisal rights have been properly exercised), will, at the completion of the merger, be converted into the right to receive $0.55 in cash per share, without interest.

Stock Options and Warrants

The merger agreement provides that upon the closing of the merger, all outstanding options and warrants to purchase shares of our common stock will be cancelled, and each holder will be entitled to receive a cash payment for each cancelled option or warrant in an amount equal to the product of the number of shares of our common stock subject to such option or warrant multiplied by the excess, if any, of $0.55 over the exercise price per share subject to such option or warrant.

Certain options that we have granted contain change of control provisions that will give rise to their accelerated vesting by virtue of the merger. In addition, any share of our restricted common stock granted under our 1999 Director Stock Plan shall be vested and converted into the right to receive $0.55 in cash per share. See “The

25

Merger—Stock Options” on page 26.

Surrender of Certificates and Payment Procedures

Corporate Stock Transfer will be appointed as exchange agent to handle the issuance of applicable merger consideration to the holders of our common stock, stock options and stock appreciation rights. Promptly after the merger, the exchange agent will send or, if requested in writing, deliver to you a letter of transmittal and instructions explaining how to surrender your stock certificates, stock options and stock appreciation rights. If you surrender your certificates, stock options or stock appreciation rights to the exchange agent, together with a properly completed letter of transmittal, and all other documents the exchange agent may reasonably require, you will receive the appropriate merger consideration, subject to any required withholding taxes. Until surrendered in accordance with the foregoing instructions, each certificate formerly representing our shares, other than shares as to which appraisal rights have been properly exercised, will only represent the right to receive the applicable merger consideration. No interest will be paid or will accrue on the merger consideration payable.

At the completion of the merger, our stock transfer book will be closed and there will be no further registration of transfers of our shares. If certificates of shares are presented after the completion of the merger, they will be cancelled and exchanged for the right to receive the merger consideration.

TDK USA will receive the merger consideration to which it is entitled at the effective time of the merger.

Representations and Warranties

We and TDK USA have made certain representations and warranties to Take-Two and Mediactive, Inc., subject to disclosure schedules and certain materiality thresholds. However, we have no liability for any breach of any representation and warranty made by TDK USA as to itself in the merger agreement, and, upon consummation of the merger, we have no liability for any breach of any representation and warranty contained in the merger agreement. These include representations and warranties as to:

•	organization, standing and power;

•	capitalization;

•	interests in other entities;

•	authority to execute and deliver the merger agreement;

•	no violation of charter documents, material agreements or law in connection with the merger;

•	financial statements;

•	absence of undisclosed liabilities;

•	absence of certain changes and events;

•	litigation;

•	no violation of law;

•	title to properties and assets;

•	intangibles/inventions;

•	systems and software;

•	tax matters;

•	banks and powers of attorney;

•	employee arrangements;

26

•	ERISA;

•	required approvals and consents;

•	certain contracts;

•	accounts receivable and inventories;

•	accounts payable;

•	business practices and commitments;

•	customers, suppliers and loss of business;

•	insurance;

•	SEC regulatory compliance; and

•	absence of material misstatements and omissions.

Take-Two and Mediactive, Inc. have made certain representations and warranties to TDK Mediactive and TDK USA, subject to disclosure schedules and certain materiality thresholds. These include representations and warranties as to:

•	organization, standing and power;

•	authority to execute, deliver and perform the merger agreement;

•	no violation of charter documents, material agreements or law in connection with the merger;

•	SEC regulatory compliance;

•	litigation; and

•	financial capability.

The representations and warranties contained in the merger agreement survive the completion of the merger for a period of 18 months, except that the representations and warranties made by TDK Mediactive and TDK USA with respect to organization, standing and power, authority, capitalization, violation of laws (but only as it pertains to environmental violations and securities issues), tax matters, ERISA and Securities and Exchange Commission regulatory compliance, and the representations and warranties made by Take-Two and Mediactive, Inc. with respect to organization, standing and power, authority and Securities and Exchange Commission regulatory compliance, shall survive for the maximum duration of the longest statute of limitations applicable to such representation or warranty, plus 60 days.

Indemnification

TDK Mediactive and TDK USA have agreed to indemnify Take-Two and Mediactive, Inc. in respect of any losses, obligations, deficiencies, liabilities, damages, taxes and claims arising out of the following:

•	any misrepresentation of a fact contained in any representation of TDK mediactive or TDK USA contained in the merger agreement and ancillary documents;

•	any breach of any covenant or surviving warranty by TDK Mediactive or TDK USA; and

•	any taxes of TDK Mediactive and its subsidiaries for any periods prior to the effective time of the merger in

27

excess of amounts reserved therefor by TDK Mediactive in accordance with the merger agreement.

Take-Two and Mediactive, Inc. have agreed to indemnify TDK Mediactive and TDK USA in respect of any losses, obligations, deficiencies, liabilities, damages, taxes and claims arising out of the following:

•	any misrepresentation of a fact contained in any representation of Take-Two or Mediactive, Inc. contained in the merger agreement and ancillary documents; and

•	any breach of any covenant or surviving warranty by Take-Two or Mediactive, Inc.

The foregoing indemnification obligations shall only arise when the losses or damages suffered by the party seeking indemnification exceed $250,000. The foregoing indemnity obligations of TDK Mediactive and TDK USA on the one hand, and of Take-Two and Mediactive, Inc., on the other hand, are limited to a maximum aggregate indemnity equal to the sum of the total merger consideration paid or payable to TDK USA in respect of the shares of TDK Mediactive owned by it, plus the purchase price paid or to be paid by Take-Two for the indebtedness purchased from TDK USA. These liability limitations, however, will not apply to the representations of TDK Mediactive and TDK USA regarding TDK Mediactive’s organization, standing and power, authority and ERISA compliance, or to the tax indemnity obligations of TDK USA described in the preceding paragraph.

In addition to the preceding indemnification, TDK USA has agreed to indemnify Take-Two from tax liabilities incurred by Take-Two or the surviving corporation with respect to cancellation of indebtedness income, if any, that the surviving corporation or Take-Two may be required to recognize and report under applicable federal, state and local tax laws, and increases in taxable income, if any, that the surviving corporation or Take-Two may be required to report due to certain reductions, if any, in their tax attributes under applicable federal, state and local tax laws, in either case as a result of TDK USA’s contribution to the capital of TDK Mediactive, on or prior to the closing of the merger, of a $21,031,436 portion of the indebtedness owed by TDK Mediactive to TDK USA without the receipt by TDK USA of any shares of stock or other consideration for such capital contribution, as described under “The Merger—Treatment of Our Indebtedness to TDK USA.”

Finally, TDK USA will indemnify Take-Two for the amount, if any, by which the aggregate appraised value (as determined by the Delaware Court of Chancery) of all shares of our common stock appraised in accordance with the provisions of Section 262 of the Delaware General Corporation Law exceeds the sum of the aggregate per share consideration that such shares would have been entitled to receive in accordance with the merger agreement plus $500,000.

The indemnification obligations of the parties under the merger agreement will survive for the survival periods of the representations and warranties contained in the merger agreement, provided that the indemnification obligations of TDK Mediactive will terminate upon the closing of the merger. Except as otherwise provided in the merger agreement, and absent fraud or equitable remedies granted by a court of applicable jurisdiction, the indemnification described above shall be the sole and exclusive remedy of the parties with respect to the matters set forth therein.

Covenants

In addition to the covenants of the merger agreement described elsewhere herein, the merger agreement contains the following covenants:

Subject to certain exceptions contained in the merger agreement, for a period of five years after the effective time of the merger, TDK USA has agreed not to directly or indirectly engage in any business competitive with the business of TDK Mediactive as conducted as of the closing of the merger, within North America. This limitation, however, will not restrict the operations of TDK Recording Media Europe, S.A. and TDK Electronics Europe GmbH, which will continue to be entitled to distribute entertainment software in North America under any name not including “TDK”, “TDK Mediactive” or “Mediactive”.

The parties have agreed to ratify the terms of a prior confidentiality agreement between TDK Mediactive and Take-Two covering all information relating to TDK Mediactive provided to Take-Two prior to the effective time of the merger. Subject to certain exceptions contained in the merger agreement, TDK USA has agreed that following the merger it will maintain the confidentiality of all documents and non-public information obtained about TDK Mediactive.

28

Subject to their compliance with certain Securities and Exchange Commission disclosure requirements, the parties have agreed to consult with each other before making any additional public announcements about the merger, other than the joint press release issued on September 3, 2003.

Except for fees and expenses of Averil Capital Markets Group and Europlay Capital Advisors, which shall be paid by TDK USA, each of Take-Two, TDK Mediactive and TDK USA has represented and warranted to each other that no broker or agent was engaged or dealt with in connection with the merger, and has agreed to indemnify and hold each other harmless from any broker’s fees, commissions or like payments asserted by any potential broker.

We have agreed to provide reasonable access to information about our operations to Take-Two until such time as the merger is completed or the merger agreement is terminated.

The parties have agreed to use their reasonable commercial efforts to satisfy all conditions precedent to the completion of the merger. Moreover, the parties have agreed to cooperate with each other in connection with making all necessary filings and submissions necessary to complete the Merger, including this information statement, and to take all necessary action to deliver such other documents or instruments as may be reasonably necessary to consummate the merger.

We have agreed to prepare and file this information statement with the Securities and Exchange Commission no later than ten days after the date of the merger agreement.

Until the completion of the merger, we have agreed to continue conducting our business, including paying or performing obligations when due, preserving intact our current officers and key employees and preserving relationships. Moreover, until the closing of the merger, we may not, without the prior written consent of Take-Two:

•	declare, set aside or pay any dividends or make any other distributions in respect of, or split, combine, reclassify, issue or authorize the issue of, or repurchase, redeem or otherwise acquire, our equity securities;

•	increase the compensation to any employee, involving compensation of $50,000 or higher, except pursuant to agreements in existence on the date of the merger agreement;

•	amend our certificate of incorporation or by-laws;

•	merge or consolidate with, or purchase any assets or equity securities of, another entity;

•	sell, dispose or subject to liens any of our assets, except in the ordinary course of business;

•	incur, issue or guarantee any debt (or amend the terms of any existing debt), except in the ordinary course of business and consistent with past practice; provided that we may receive loans from TDK USA pursuant to an approved interim budget;

•	enter into, amend, modify or terminate any agreement or contract involving a commitment on our part of to purchase, sell, lease or otherwise dispose of assets or require payment by us in excess of $50,000;

•	expend funds for capital expenditures in excess of $50,000;

•	adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

•	recognize any labor union (unless legally required to do so) or enter into or amend any collective bargaining agreement;

•	change any accounting principles;

•	make any tax election or settle or compromise any income tax liability or file any amended material tax return or file any material tax return prior to the last day (including extensions) prescribed by law;

•	settle or compromise any litigation in which we are a defendant, or settle, pay or compromise any claims not required to be paid, which payments are individually in an amount in excess of $25,000 and in the aggregate in an amount in excess of $50,000;

29

•	modify or amend any existing insurance policy;

•	submit for manufacturing, indicate to or agree with any console manufacturer on the intended wholesale price of, or release any console game product;

•	enter into, amend, modify or terminate any agreement, contract or commitment (whether or not in the ordinary course of business) that provides for restrictions or limitations on the interactive software games that are contemplated to be commercially released by us after the date of the merger agreement; provided that Take-Two shall not unreasonably withhold its consent to the foregoing; or

•	authorize or enter into a contract or agreement to do any of the above.

In addition, until the closing of the merger, without Take-Two’s prior written consent we shall not, directly or indirectly, make any expenditure in excess of $25,000 individually, unless specifically provided for in our cash flow forecasts from time to time approved by Take-Two.

Prior to the closing of the merger or the termination of the merger agreement, neither we nor TDK USA may directly or indirectly solicit, initiate or encourage the submission of proposals or offers from any person relating to any acquisition or purchase of all or any portion of our common stock, our assets (other than in the ordinary course of business) or our business, or any business combination with TDK Mediactive, or provide to any other person any information with respect to any such transaction. Notwithstanding the foregoing, our board of directors may engage in such discussions or provide information to a third party in response to an unsolicited bona fide written acquisition proposal from a third party, if our board shall have concluded in good faith (in furtherance of its fiduciary duties under the Delaware General Corporation Law and after consultation with outside counsel) that such proposal would or could reasonably be expected to constitute a superior proposal. Prior to providing any information or data to any third party, our board of directors shall have received from such person an executed confidentiality agreement. Finally, we must notify Take-Two in writing of any and all such inquiries, proposals or offers within one business day after we receive them.

Prior to the date of consummation of the merger, we must take all action necessary to cancel all outstanding options, warrants and other rights or commitments to purchase shares of our capital stock and to terminate all stock option plans, equity participation plans or other equity plans of TDK Mediactive or its subsidiaries.

TDK USA has agreed to pay all sales, use, purchase and transfer taxes and any and all recording and filing fees with respect to the transfer of the shares of TDK Mediactive owned by TDK USA. Take-Two shall be responsible for all such taxes and fees with respect to the transfer of shares by any other stockholder of TDK Mediactive pursuant to the merger.

TDK USA and Vincent J. Bitetti agreed to deliver to TDK Mediactive a written consent approving the merger agreement immediately following the execution and delivery of the merger agreement. Take-Two agreed to deliver to Mediactive, Inc. (with a copy to us) a written consent with respect to all the shares of Mediactive, Inc. owned by Take-Two, approving the merger agreement immediately following the execution and delivery of the merger agreement. Both such consents have been delivered as required and remain in full force and effect.

Prior to the closing of the merger, we and TDK USA shall have cancelled or paid certain intercompany accounts payable as provided in the merger agreement.

Conditions to Completing the Merger

Conditions to the Obligations of Take-Two and Mediactive, Inc.

The obligations of Take-Two and Mediactive, Inc. to complete the Merger are subject to the satisfaction or waiver of the following further conditions:

•	the representations and warranties made by TDK Mediactive and TDK USA in the merger agreement shall be true and correct in all material respects when made and as of the closing date of the merger; provided, however, that a material adverse effect (as defined in the merger agreement) shall not be deemed to occur as a result of, or arising out of (i) general business or economic conditions in North America, (ii) conditions affecting as a whole the industry in which we operate or (iii) any failure of the results of our

30

operations to meet internal projections, estimates or expectations resulting from the relationship between TDK Mediactive and Take-Two;

•	TDK Mediactive and TDK USA shall have performed in all material respects their obligations, covenants and agreements contained in the merger agreement;

•	Take-Two and Mediactive, Inc. shall have received satisfactory legal opinions from counsel to TDK Mediactive and TDK USA;

•	no governmental order shall restrain or prohibit completion of the merger, and no litigation intended to restrain or prohibit completion of the merger shall be pending or threatened;

•	all third-party consents required to be obtained by TDK Mediactive and TDK USA in connection with the merger shall have been obtained;

•	the merger agreement shall not have been terminated;

•	Vincent Bitetti, Michael Devine and Steve Ryno shall have executed and delivered new employment term sheets with the surviving corporation;

•	TDK Mediactive shall have terminated all of its option rights and stock option plans;

•	TDK USA shall have completed the capital contribution;

•	the transactions contemplated by the debt purchase and assignment agreement shall have been consummated;

•	this information statement shall have been mailed to our stockholders and all required waiting periods related thereto under applicable law shall have expired;

•	TDK Mediactive and TDK USA shall have furnished a certificate to Take-Two to the effect that all conditions required to be satisfied at or as of the closing have been waived or satisfied in all material respects; and

•	the parties thereto have entered into the termination and sell-through license agreement.

Conditions to the Obligations of TDK Mediactive and TDK USA

The obligations of TDK Mediactive and TDK USA to complete the merger are subject to the satisfaction or waiver of the following further conditions:

•	the representations and warranties made by Take-Two and Mediactive, Inc. in the merger agreement shall be true and correct in all material respects when made and as of the closing date of the merger;

•	Take-Two and Mediactive, Inc. shall have performed in all material respects their obligations, covenants and agreements contained in the merger agreement;

•	TDK Mediactive and TDK USA shall have received satisfactory legal opinions from counsel to TDK Mediactive and TDK USA;

•	no governmental order shall restrain or prohibit completion of the merger, and no litigation intended to restrain or prohibit completion of the merger shall be pending or threatened;

•	the merger agreement shall not have been terminated;

•	Take-Two shall have reimbursed TDK USA, without interest, for all amounts advanced to us by TDK USA after July 18, 2003, which advances as of September 2, 2003 were in the principal amount of $3,579,318;

•	Take-Two and Mediactive, Inc. shall have furnished a certificate to us and TDK USA to the effect that all conditions required to be satisfied at or as of the closing have been waived or satisfied in all material

31

respects;

•	the parties thereto shall have entered into the termination and sell through license agreement; and

•	the transactions contemplated by the debt purchase and assignment agreement shall have been consummated.

Termination

The parties to the merger agreement may mutually agree, at any time before the completion of the merger, to terminate the merger agreement. In addition:

•	either party may terminate the merger agreement if the merger is not consummated by December 1, 2003, which date will be extended by 60 days upon certain circumstances; and provided that this remedy shall not be available to any party who causes the completion of the merger not to have occurred or if a court, agency or regulatory body of competent jurisdiction has issued an order permanently restraining, enjoining or prohibiting the transactions contemplated by the merger agreement;

•	TDK Mediactive or TDK USA may terminate the merger agreement if Take-Two or Mediactive, Inc. has committed a material breach of its obligations under the merger agreement and the breach has not been cured or waived and as a result the conditions set for in the merger agreement would not then be satisfied;

•	Take-Two or Mediactive, Inc. may terminate the merger agreement if a material breach of the merger agreement has been committed by TDK Mediactive or TDK USA and the breach has not been cured or waived and as a result the conditions set for in the merger agreement would not then be satisfied; and

•	TDK Mediactive or TDK USA may terminate the merger agreement if our board of directors, in exercise of its fiduciary duties and after consultation with outside counsel, determines that such action is necessary in order for it to be deemed to have acted in a manner consistent with its fiduciary duties under Delaware law and under any other applicable law in connection with its approval of a superior proposal; provided that Take-Two does not make, within two business days of receipt of our written termination notice, an offer that our board of directors determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to our stockholders as such superior proposal.

If the merger agreement is validly terminated, it will become void and have no effect, without any liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of that party) to the other parties, unless that party has willfully breached the merger agreement. In addition, if the merger agreement is terminated by us in the event our board of directors has received a superior proposal and after complying with the procedures listed in the preceding paragraph, we and/or TDK USA will be obligated to pay Take-Two the sum of $750,000 as liquidated damages.

The provisions of the merger agreement relating to brokers and expenses will continue to apply if the merger agreement is terminated.

Submission to Jurisdiction

If any legal proceeding or other legal action relating to the merger agreement is brought or otherwise initiated, the venue for it will be the state courts of the State of New York or the federal courts sitting in the State of New York, which will be deemed to be a convenient forum.

Assignment

No party to the merger agreement may assign any of its rights or delegate any of its obligations under the merger agreement to any other person without the prior written consent of the other parties to the merger agreement.

Amendment and Waiver

The merger agreement may not be amended, modified, altered or supplemented, except by means of a written instrument executed on behalf of Take-Two, Mediactive, Inc., TDK Mediactive and TDK USA.

32

No failure on the part of any party to the merger agreement to exercise any power, right, privilege or remedy under the merger agreement, and no delay on the part of any party to the merger agreement in exercising any power, right, privilege or remedy under the merger agreement, will operate as a waiver; and no single or partial exercise of any such power, right, privilege or remedy shall prevent any other or further exercise of it or of any other power, right, privilege or remedy

Fees and Expenses

TDK USA will pay all of its merger related expenses, and in addition all of the merger related expenses of TDK Mediactive incurred after July 18, 2003. Take-Two and Mediactive, Inc. will pay all of their merger related expenses.

Governing Law

The merger agreement is governed in all respects by the laws of the State of New York.

Termination and Sell-Through License Agreement

We are party to a Trademark License Agreement with TDK Corporation, and an implied license from TDK Recording Media Europe S.A., whereby TDK Corporation and TDK Recording Media Europe S.A. have respectively granted us a royalty-free license to utilize the “TDK” and “Mediactive” trademarks in connection with the conduct of our business, subject to certain customary limitations set forth therein.

The merger agreement provides that upon the closing of the merger, TDK Corporation and its wholly-owned subsidiary, TDK Recording Media Europe S.A., will enter into a Termination and Sell-Through License Agreement with TDK Mediactive, as the surviving corporation of the merger, and its wholly-owned subsidiary. The Termination and Sell-Through License Agreement will terminate our license, whether existing under our current Trademark License Agreement or otherwise, to use the “TDK” and “Mediactive” marks after the merger, except for the limited uses set forth in the Termination and Sell-Through License. In general, following the consummation of the merger, the Termination and Sell-Through License Agreement will permit us on a royalty-free basis to continue to display the “TDK” and “Mediactive” marks only in or on our preexisting products (as defined therein) for a period of time commensurate with the term of our third party license relating to such preexisting products and on our product materials (as defined therein) for preexisting products shipped by us prior to the expiration of a six-month period following the closing of the merger.

APPRAISAL RIGHTS

Under Section 262 of the Delaware General Corporation Law, or DGCL, if you comply with the conditions established by Section 262, you will be entitled to dissent and elect to have the “fair value” of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, judicially determined by the Delaware Court of Chancery and paid to you in cash. Pursuant to the merger agreement, TDK USA and Vincent J. Bitetti have waived their appraisal rights in connection with the merger.

The following is a summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by certain Delaware case law and the full text of Section 262, a copy of which is provided as Annex E to this information statement. All references in Section 262 and in this summary to a “stockholder” are to the record holder of our shares of stock as to which appraisal rights are asserted. If you have a beneficial interest in shares of stock held of record in the name of another person, such as a broker or nominee, you will be required to act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect your appraisal rights.

Under Section 262, where a merger is accomplished by written consent pursuant to Section 228 of DGCL, the corporation, either before or within ten days after the completion of the merger, must notify each stockholder entitled to appraisal rights of the approval of the merger and that appraisal rights are available and include in the notice a copy of Section 262. This information statement constitutes notice to you of the availability of appraisal rights under Section 262. If you wish to exercise your appraisal rights or wish to preserve the right to do so, you should review carefully Section 262, a copy of which is provided as Annex E to this information statement, and seek advice of legal counsel, because failure to comply fully with the procedures of Section 262 will result in the loss of appraisal rights.

If you wish to exercise the right to dissent from the merger and demand appraisal under Section 262, you are required to deliver to us a written demand for appraisal of your shares of our stock within 20 days after the date of

33

mailing of this information statement, which demand will be sufficient if it reasonably informs us of your identity and that you intend to demand appraisal of your shares.

Only a holder of record of shares of our stock issued and outstanding immediately prior to the completion of the merger will be entitled to assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder’s name appears on the stock certificates, should specify the stockholder’s name and mailing address, the number of shares of stock owned and that the stockholder intends thereby to demand appraisal of the stockholder’s shares of our stock.

If your shares of our stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a written demand should be made in that capacity. If your shares of our stock are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners.

A record holder such as a broker who holds shares of our stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our stock held for one or more beneficial owners while not exercising those rights with respect to the shares of our stock held for one or more other beneficial owners; in that case, the written demand should set forth the number of shares of our stock as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of our stock held in the name of the record owner. If you hold your shares of our stock in brokerage accounts or other nominee forms and wish to exercise appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 120 days after the completion of the merger, but not thereafter, either TDK Mediactive or any holder of dissenting shares of our stock who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the fair value of all shares of our stock held by dissenting stockholders. We are under no obligation to and have no present intent to file a petition for appraisal, and you should not assume that we will file a petition or that we will initiate any negotiations with respect to the fair value of the shares. Accordingly, if you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262.

Within 120 days after the completion of the merger, any stockholder who has complied with the provisions of Section 262 will be entitled to receive from us, upon written request, a statement setting forth the aggregate number of shares of our stock for which demands for appraisal have been received by us and the aggregate number of holders of the shares. We must mail this statement to the stockholder within ten days of receipt of a request or within ten days after the expiration of the period for the delivery of demands as described above, whichever is later.

A stockholder timely filing a petition for appraisal with the Delaware Chancery Court must deliver a copy to us, which will then obligate us to file, within 20 days, in the Office of the Registry in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares of our stock and with whom agreements as to the value of our shares have not been reached by us. After notice to the stockholders, the Delaware Chancery Court is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Chancery Court may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Chancery Court may dismiss the proceedings as to that stockholder.

After determining the stockholders entitled to an appraisal, the Delaware Chancery Court will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a holder of dissenting shares of our stock, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares of our stock entitled to appraisal.

If you consider seeking appraisal, you should be aware that the fair value of your shares as determined

34

under Section 262 could be more than, the same as or less than the merger consideration you would receive under the merger agreement if you did not seek appraisal of your shares.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is to take into account all relevant factors. In Weinberber v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court further stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the completion of the merger, be entitled to vote the shares subject to this demand for any purpose or to receive payment of dividends or other distributions on those shares (except dividends or other distributions, if any, payable to holders of record of shares as of a record date prior to the completion of the merger).

If any stockholder who demands appraisal of shares of our stock under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, the stockholder’s shares of our stock will be converted into the right to receive the Merger Consideration in cash in accordance with the merger agreement, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the completion of the Merger. A stockholder may withdraw a demand for appraisal by delivering to us a written withdrawal of the demand for appraisal and acceptance of the Merger Consideration, except that any such attempt to withdraw made more than 60 calendar days after the completion of the merger will require our written approval. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder, absent approval of the Delaware Chancery Court.

35

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information known to TDK Mediactive with respect to beneficial ownership of our common stock as of September 2, 2003 by (i) each of our executive officers and directors, (ii) all of our executive officers and directors as a group and (iii) each person who is known to us to own, of record or beneficially, more than five percent of our common stock. Where the persons listed have the right to acquire additional shares of common stock through the exercise of options or warrants within 60 days, such additional shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by such persons, but are not deemed to be outstanding for the purpose of computing the percentage ownership interests of any other person. Unless otherwise indicated, each of the stockholders shown in the table below has sole voting and investment power with respect to the shares beneficially owned.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Shares		Percent(2)
Directors
Kenichi Aoshima	0		*
Vincent J. Bitetti	1,659,634	(3)	7.08%
Dennis J. Kenny	46,100	(4)	*
Masatoshi Shikanai	0		*
Francis J. Sweeney	0		*
Shin Tanabe	17,000		*
John T. Wholihan	129,472	(5)	*

Other Executive Officers
Michael Devine	53,000	(6)	*
Daniel Kletzky	53,333	(7)	*
Martin G. Paravato	221,667	(8)	*
All directors and executive officers as a group (9 persons)	2,180,206		9.13%

Other Beneficial Owners
TDK USA Corporation	16,667,000	(9)	72.45%
TDK Corporation	16,667,000	(9)	72.45%

*	Less than one percent.
(1)	The address of TDK Mediactive’s directors other executives is 4373 Park View Terrace, Westlake Village, California 91302. The address of TDK USA Corporation is 901 Franklin Avenue, Garden City, New York 11530. The address of TDK Corporation is 1-13-1, Nihonbashi, Chuo-ku, Tokyo 103, Japan.
(2)	Based on 23,005,885shares of common stock outstanding as of August 31, 2003. Except as otherwise set forth in the footnotes to this table, all shares are beneficially owned and sole investment and voting power is held by the persons named above, to the best of TDK Mediactive’s knowledge. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of August 31, 2003 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(3)	Includes 425,000 shares of common stock issuable to Mr. Bitetti upon exercise of options. Also includes 100,000 shares of common stock owned of record by Mr. Bitetti that a former officer and director is entitled to acquire from Mr. Bitetti pursuant to an option.
(4)	Includes 15,000 shares of common stock issuable upon exercise of options.
(5)	Includes 45,000 shares of common stock issuable upon exercise of options, and 83,472 phantom stock units to be settled in common stock upon Mr. Wholihan’s retirement, resignation or termination, which are subject to a substantial risk of forfeiture.
(6)	Includes 50,000 shares of common stock issuable upon exercise of options.
(7)	Includes 53,333 shares of common stock issuable upon exercise of options.
(8)	Includes 191,667 shares of common stock issuable upon exercise of options.
(9)	Based on information set forth in the Schedule 13D/A filed jointly by TDK Corporation and TDK USA with the Securities and Exchange Commission on December 7, 2000, such shares are owned of record by TDK

36

USA, a wholly-owned subsidiary of TDK Corporation. Excludes all shares of common stock beneficially owned by Vincent J. Bitetti, as to which Mr. Bitetti has granted TDK USA an irrevocable proxy that TDK USA is not currently entitled to exercise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy, at prescribed rates, any reports, statements or other information we file at the Securities and Exchange Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. We have enclosed herewith a copy of our 2003 annual report to stockholders and of our quarterly report on Form 10-Q for the quarter ended June 30, 2003.

As allowed by the Securities and Exchange Commission’s rules, this information statement does not contain all of the information relating to us. Some of the important business and financial information relating to us that may be important is not included in this information statement, but rather is “incorporated by reference” to documents that have been previously filed by us with the Securities and Exchange Commission. The information incorporated by reference is deemed to be a part of this information statement, except for any information superseded by information contained directly in this information statement. Please see “Incorporation of Documents by Reference.” Stockholders can obtain any of the documents incorporated by reference through us or the Securities and Exchange Commission. Documents incorporated by reference are available from us without charge, excluding all exhibits. Stockholders may obtain documents incorporated by reference in this information statement by requesting them orally or in writing to the following address or by telephone:

TDK Mediactive, Inc.

4373 Park Terrace Drive

Westlake Village, CA 91361

(818) 707-7063

You should rely only on the information contained in this Information Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Information Statement. This Information Statement is dated September 16, 2003. You should not assume that the information contained in this Information Statement is accurate as of any date other than such date, and the mailing of this information statement to stockholders shall not create any implication to the contrary.

37

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this information statement and later information filed with the Securities and Exchange Commission will update and supersede this information. This information statement incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. The documents contain important information about us and our finances.

We incorporate by reference our:

•	annual report on Form 10-K for the year ended March 31, 2003, filed on June 30, 2003, as amended by our Form 10-K/A filed on July 30, 2003;

•	quarterly report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003; and

•	current reports on Form 8-K, filed on July 23, 2003 and September 4, 2003.

In addition, all of our filings with the Securities and Exchange Commission after the date of this information statement under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, shall be deemed to be incorporated by reference until the closing of the merger. Any statement contained in this information statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this information statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this information statement.

38

ANNEX A—AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

By and Among

TAKE-TWO INTERACTIVE SOFTWARE, INC.,

MEDIACTIVE, INC.

TDK MEDIACTIVE, INC.

And

TDK U.S.A. CORPORATION

Dated as of

September 2, 2003

3.	Representations and Warranties as to Take-Two and Take-Two Subsidiary		19

	3.1.	Organization, Standing and Power	19

	3.2.	Authority	19

	3.3.	Noncontravention	20

	3.4.	Regulatory Compliance	20

	3.5.	Litigation	20

	3.6.	Financing	21

4.	Indemnification		21

	4.1.	Indemnification by Parent and TDK	21

	4.2.	Indemnification by Take-Two and Take-Two Subsidiary	23

	4.3.	Third Party Claims	24

	4.4.	Assistance	24

	4.5.	Additional Tax Indemnifification by Parent	24

	4.6.	Additional Appraisal Rights Indemnification	25

	4.7	Parent’s Satisfaction of Obligations with Shares	25

	4.8.	Sole Remedy	26

5.	Non-Compete; Certain Covenants		26

	5.1.	Noncompete Covenant	26

	5.2.	Confidentiality	27

	5.3.	Broker	28

	5.4.	Investigation	28

	5.5.	Consummation of Transaction	29

	5.6.	Cooperation/Further Assurances	29

	5.7.	Accuracy of Representations	30

	5.8.	Information Statement	30

	5.9.	Conduct of Business; Notification of Certain Matters	31

	5.10	No Solicitation of Transactions	33

	5.11.	Stock Options	35

	5.12.	Payment of Taxes Upon Merger	35

	5.13.	Taxable Transaction	35

	5.14.	Contribution of Indebtedness to Capital	35

	5.15.	Purchase and Sale of Indebtedness	35

	5.16.	Record Retention	36

	5.17	Director and Officer Liability	36

	5.18.	Stockholder Consent	36

	5.19.	Intercompany Payables	37

6.	Conditions of Merger		37

	6.1.	Conditions to Obligations of Take-Two and Take-Two Subsidiary to Effect the Merger	37

	6.2.	Conditions to Obligations of TDK and the Parent to Effect the Merger	39

ii

7.	The Closing		40

	7.1.	Deliveries by Take-Two and Take-Two Subsidiary at the Closing	40

	7.2.	Deliveries by TDK and/or the Parent at the Closing	42

	7.3.	Other Deliveries	42

8.	Termination, Amendment and Waiver		42

	8.1.	Termination	42

	8.2.	Effect of Termination	44

	8.3.	Fees and Expenses	44

	8.4.	Waiver	44

9.	Survival of Covenants, Representations and Warranties		44

10.	General Provisions		44

	10.1.	Notices	44

	10.2.	Severability	46

	10.3.	Entire Agreement	46

	10.4.	Amendment	46

	10.5.	Schedules	46

	10.6.	No Assignment	46

	10.7.	Governing Law	46

	10.8.	Counterparts	46

Exhibit A	Certificate of Merger

Exhibit B	Certificate of Incorporation of the Surviving Corporation

Exhibit 1.4(c)	Form of Termination and Sell-Through License Agreement

Exhibit 2.6	Balance Sheet

Exhibit C	By-Laws of the Surviving Corporation

Exhibit D	TDK Stockholder Consent

Exhibit E	Form of Joint Press Release

Exhibit F	Form of Debt Purchase and Assignment Agreement

Exhibit G	Form of Opinion of Counsel to TDK

Exhibit H	Form of Opinion of Counsel to the Parent

Exhibit I	Form of Employment Term Sheet of Vincent J. Bitetti

Exhibit J	Form of Employment Term Sheet of Michael Devine

Exhibit K	Form of Employment Term Sheet of Steve Ryno

Exhibit L	Form of Opinion of Counsel of Take-Two

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of September 2, 2003 (this “Agreement”), among Take-Two Interactive Software, Inc., a Delaware corporation (“Take-Two”), Mediactive, Inc., a Delaware corporation and wholly-owned subsidiary of Take-Two (“Take-Two Subsidiary”), TDK Mediactive, Inc. , a Delaware corporation (“TDK”), and TDK U.S.A. Corporation, a New York corporation (“Parent”).

W I T N E S S E T H :

WHEREAS, TDK is in the business of developing, publishing, distributing and marketing interactive entertainment software for use in video game consoles, handheld electronic platforms and personal computers (the “Business”); and

WHEREAS, Take-Two desires to acquire all of the outstanding capital stock of TDK; and

WHEREAS, the Board of Directors of Take-Two, the Board of Directors of Take-Two Subsidiary, Take-Two as the sole shareholder of Take-Two Subsidiary, the Board of Directors of TDK, and the Special Committee of the Board of Directors of TDK formed to negotiate the Merger (defined below) (the “Special Committee”), and the Board of Directors of Parent, for itself and as the holder of a majority of the outstanding capital stock of TDK, have: (a) determined that it is in the best interests of their respective companies for the Take-Two Subsidiary to be merged with and into TDK upon the terms and subject to the conditions set forth herein; and (b) approved and declared advisable the Agreement and merger of the Take-Two Subsidiary with and into TDK (the “Merger”) in accordance with the Delaware General Corporation Law of the State of Delaware (“Delaware Law” or “DGCL”)), and upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1. The Merger.

1.1. The Merger. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and under Delaware Law, Take-Two Subsidiary shall be merged with and into TDK, the separate corporate existence of Take-Two Subsidiary shall cease, and TDK shall continue as the surviving corporation, operating as a wholly-owned subsidiary of Take-Two. TDK, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2. Effective Time. As promptly as practicable, but in no event later than ten days, after the satisfaction or waiver of the conditions set forth in Section 6, unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Section 8.1, Take-Two Subsidiary and TDK shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in the form of Exhibit A and making such other filings as may be required by Delaware Law, in such form as required by and executed in accordance with such law (the time of the last of such filings to be made being the “Effective Time”).

1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, powers, franchises and all property (real, personal and mixed) of Take-Two Subsidiary and all debts due Take-Two Subsidiary shall vest in TDK, and all debts, liabilities, obligations and duties of Take-Two Subsidiary shall become the debts, liabilities, obligations and duties of TDK.

1.4. Certificate of Incorporation; Bylaws.

(a) The Certificate of Incorporation of TDK shall be amended in its entirety at the Effective Time to read as set forth in Exhibit B annexed hereto and shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law or such Certificate of Incorporation.

(b) The By-laws of Take-Two Subsidiary, as in effect immediately prior to the Effective Time (annexed hereto as Exhibit C), shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law or by the Certificate of Incorporation of the Surviving Corporation.

(c) Immediately after the Effective Time, Take-Two and the Board of Directors of the Surviving Corporation shall cause the Surviving Corporation and Subsidiary to each amend its certificate of incorporation to change its name to a name not including “TDK” or “Mediactive” or any derivative thereof and shall cause the delivery of evidence of the same to Parent as soon as practicable. From and after the Effective Time, the Surviving Corporation shall cease using the name “TDK” and “Mediactive” in any manner, except to the extent permitted by that certain royalty-free license agreement, dated April 1, 2003 by and among TDK, Subsidiary, TDK Corporation and TDK Recording Media Europe S.A., which license agreement TDK shall cause to be amended and restated by TDK, Subsidiary and TDK Corporation on or prior to the Closing Date in substantially the form of Exhibit 1.4(c)(the “Termination and Sell-Through License Agreement”).

1.5. Directors and Officers of Surviving Corporation.

(a) Ryan Brant, the sole director of Take-Two Subsidiary shall, at the Effective Time, be the duly appointed sole director of the Surviving Corporation, to hold office in accordance with applicable law, the Certificate of Incorporation and By-Laws of the Surviving Corporation until resignation, removal or replacement.

(b) Vincent J. Bitetti and such other officers as are designated by Take-Two shall, at the Effective Time, be duly nominated and appointed as President and to such other offices to which such other officers are appointed, respectively, of the Surviving Corporation, and shall constitute the initial officers of the Surviving Corporation, in each case to serve at the pleasure of the Board of Directors of the Surviving Corporation until his respective resignation, removal or replacement.

1.6. Cancellation of Certificates; Payment of Per Share Consideration.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Take-Two, Take-Two Subsidiary, TDK or the Parent, each issued and outstanding share of TDK Common Stock (as defined in Section 2.2 hereof) shall be converted into the right to receive the sum of $0.55 (hereafter referred to as the “Per Share Consideration”), and all such shares of TDK Common Stock shall no longer be outstanding and shall automatically be cancelled.

(b) TDK shall take all necessary action so that at the Effective Time, all warrants or options convertible or exchangeable into TDK Common Stock shall be cancelled and extinguished without any conversion thereof; provided that holders of such options that have an exercise price less than the Per Share Consideration (“In the Money Options”) shall be entitled to receive, with respect to each such In the Money Option, a cash payment, without interest, from the Exchange Fund (as defined in Section 1.6(e)), subject to any required withholding taxes, equal to the difference of the Per Share Consideration and the exercise price of such In the Money Option (such amount, in the aggregate, shall hereinafter be referred to as the “Option Consideration”). Each share of restricted TDK Common Stock granted under the TDK 1999 Director Stock Plan set forth on Schedule 2.2 shall be vested and converted into the right to receive the Per Share Consideration, subject to any required withholding taxes, in accordance with Section 1.6(a).

(c) By virtue of the Merger and without any action on the part of Take-Two, Take-Two Subsidiary, TDK or the Parent, from and after the Effective Time, the holders of certificates evidencing ownership of shares of TDK Common Stock shall cease to have any rights with respect to the shares of TDK Common Stock.

(d) By virtue of the Merger and without any action on the part of Take-Two, Take-Two Subsidiary, TDK or the Parent, each share of the common stock, par value $.01 per share, of Take-Two Subsidiary issued and outstanding at the Effective Time shall be converted into one fully paid and nonassessable share of TDK Common Stock.

(e) On or prior to the Effective Time, Take-Two shall deposit with or for the account of Corporate Stock Transfer, as exchange agent (the “Exchange Agent”), for the benefit of the holders of shares of TDK Common Stock for exchange in accordance with this Section 1.6, through the Exchange Agent, an amount of cash equal to sum of (A) the product of (i) the Per Share Consideration multiplied by (ii) the number of outstanding shares of TDK Common Stock at the Effective Time minus the amount of cash payable to the Parent pursuant to Section 7.1(b) hereof and (B) the amount necessary for the payment in full of the Option Consideration (the “Exchange Fund”). Take-Two shall direct the Exchange Agent to invest such funds, pending their disbursement, in a money market mutual fund registered under the Investment Company Act of 1940, selected by Take-Two. The Exchange Agent shall, pursuant to irrevocable instructions, deliver (i) the Per Share Consideration contemplated to be paid pursuant to Section 1.6(g) hereof out of the Exchange Fund to all stockholders of TDK other than the Parent and (ii) the Option Consideration contemplated to be paid pursuant to Section 1.6(b) hereof out of the Exchange Fund to holders of In the Money Options in accordance with Schedule 2.2 hereof. Take-Two shall pay all fees and expenses of the Exchange Agent.

(f) As promptly as practicable after the Effective Time, Take-Two shall cause the Exchange Agent to mail to each holder (other than the Parent) of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of TDK Common Stock (the “Certificates”) (i) a letter of transmittal (which shall be prepared by TDK and shall be in such form as is reasonably acceptable to Take-Two, TDK and Parent and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Consideration to which such holder is entitled pursuant to Section 1.6(a) hereof.

(g) Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Consideration to which such holder is entitled pursuant to Section 1.6(a), without interest, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of TDK Common Stock that is not registered in the transfer records of TDK, the Per Share Consideration to which such holder is entitled pursuant to Section 1.6(a) may be issued to a transferee if the Certificate representing such shares of TDK Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.6, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Consideration to which such holder is entitled pursuant to Section 1.6(a). Notwithstanding anything herein to the contrary, Parent shall deliver at the Closing all Certificates held by it as of the Closing Date (as defined in Section 7), accompanied by a duly executed and completed letter of transmittal, together with such other documents reasonably required pursuant to the instruction thereto and evidence that any applicable stock transfer taxes have been paid and Take-Two shall deliver or cause to be delivered to Parent at the Closing the Per Share Consideration for each share represented by such Certificates.

(h) Any portion of the Exchange Fund (including all interest accrued thereon) which remains undistributed to the holders of shares of TDK Common Stock for six months after the Effective Time shall be delivered to Take-Two, upon demand, and any holders of shares of TDK Common Stock who have not theretofore complied with this Section 1.6 shall thereafter look only to Take-Two for the Per Share Consideration to which they are entitled. Any portion of the Exchange Fund remaining unclaimed by holders of shares of TDK Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Take-Two free and clear of any claims or interest of any person previously entitled thereto. Any and all accrued interest on the Exchange Fund shall be for the benefit of Take-Two, and Take-Two shall be entitled to retain the same.

(i) None of the Exchange Agent, Take-Two, the Parent nor the Surviving Corporation shall be liable to any holder of a Certificate representing shares of TDK Common Stock for any cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

(j) Each of TDK and Take-Two shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of TDK Common Stock or to any holder of an In the Money Option such amounts with respect to Taxes (as hereinafter defined) as it is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 2.14), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by TDK or Take-Two, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of TDK Common Stock or holder of an In the Money Option in respect of which such deduction and withholding was made by TDK or Take-Two, as the case may be.

(k) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the owner or such person’s legal representative claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the applicable Per Share Consideration to which the holders thereof are entitled pursuant to Section 1.6(a).

1.7. Shares Subject to Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any shares of TDK Common Stock that, as of the Effective Time, are held by holders who have as of the Effective Time preserved appraisal rights under Section 262 of the DGCL with respect to such shares shall not be converted into or represent the right to receive the Per Share Consideration in accordance with Section 1.6(a), and the holder or holders of such shares shall be entitled only to such rights as may be provided to such holder or holders pursuant to Section 262 of the DGCL; provided, however, that if such appraisal rights shall not be perfected or the holders of such shares shall otherwise lose their appraisal rights with respect to such shares, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such rights, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of a Certificate or Certificates) the Per Share Consideration in accordance with Section 1.6(a), without interest.

(b) TDK shall give Take-Two (i) prompt notice of any written demand received by TDK prior to the Effective Time to require TDK to purchase shares of TDK Common Stock pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to TDK prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. TDK shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Take-Two shall have consented in writing to such payment or settlement offer, which consent shall not be unreasonably withheld or delayed.

(c) Parent and Vincent J. Bitetti hereby irrevocably waive any and all of their respective rights under Section 262 of the DGCL with respect to the Merger.

2. Representations and Warranties as to TDK. The Parent and TDK hereby jointly and severally represent and warrant to Take-Two and Take-Two Subsidiary as set forth in this Section 2. Notwithstanding any provision hereof to the contrary, in no event shall TDK have any liability hereunder for a breach by the Parent of a representation or warranty set forth herein that relates solely to the Parent.

2.1. Organization, Standing and Power. TDK is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and corporate authority to (a) own, lease and operate its properties, (b) carry on the Business as currently conducted by it and (c) execute and deliver, and perform under this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto. TDK is qualified to do business as a foreign corporation in each jurisdiction in which the character and location of the properties owned or leased by TDK, or the conduct of the Business makes it necessary for TDK to qualify to do business as a foreign corporation, except where the failure to be so qualified would not have a material adverse effect on the business, assets, operations, condition or prospects (financial or otherwise), results of operations or the conduct of business of TDK and its Subsidiary (as defined in Section 2.3), taken as a whole (a “Material Adverse Effect”). True and complete copies of the Certificate of Incorporation of each of TDK and its Subsidiary and all amendments thereof, and of the By-Laws of each of TDK and its Subsidiary, as amended to date, have heretofore been furnished to Take-Two. Each of TDK’s and its Subsidiary’s respective minute books which have previously been made available to Take-Two contain records of the meetings and other corporate actions of TDK’s and its Subsidiary’s respective stockholders and Board of Directors (including committees of its Board of Directors) that are accurate and complete in all material respects.

2.2. Capitalization.

(a) The authorized capital stock of TDK consists of 50,000,000 shares of common stock, $.001 par value (the “TDK Common Stock”), 23,005,885 of which shares are issued and outstanding. All of the TDK Common Stock has been duly authorized, validly issued, fully paid and is nonassessable.

(b) Schedule 2.2 sets forth a true and complete list of the holders of all outstanding options and warrants issued by TDK, which options and warrants are held by them in the amounts set forth on Schedule 2.2. Schedule 2.2 specifies the amount of cash payable by Take-Two to each such option holder entitled to receive a payment in respect of his or her options pursuant to Section 1.6(b) hereof. Except as contemplated by this Agreement and except as set forth on Schedule 2.2, there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding upon TDK with respect to the issued or unissued capital stock of TDK or obligating TDK to issue or sell any shares of capital stock of or other equity interests in TDK. There are no preemptive rights with regard to the capital stock of TDK. Except as set forth on Schedule 2.2 and except for the transactions contemplated by this Agreement, there are no outstanding contractual obligations or other commitments or arrangements of TDK to (A) repurchase, redeem or otherwise acquire any shares of TDK Common Stock (or any interest therein), (B) provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, (C) issue or distribute to any person any capital stock of TDK, or (D) issue or distribute to holders of any of the capital stock of TDK any evidences of indebtedness or assets of TDK. Since July 1, 1996, all of the outstanding securities of TDK have been issued and sold by TDK in full compliance with applicable federal and state securities laws.

2.3. Interests in Other Entities.

(a) Schedule 2.3(a) sets forth a true and complete list of all direct or indirect subsidiaries of TDK (“Subsidiary”), together with the jurisdiction of incorporation of such Subsidiary (as well as all applicable foreign jurisdictions necessary to their respective business operations), the percentage of such Subsidiary’s outstanding capital stock owned by TDK and, to the extent that such Subsidiary is not wholly-owned by TDK, the identity of all owners thereof and the percentage of such Subsidiary’s capital stock held by each such owner. Each of Subsidiary and Parent is a duly organized corporation, validly existing and in good standing under the laws of the jurisdiction of its incorporation (as well as all applicable foreign jurisdictions necessary to its business operations) and has the requisite corporate power and authority and governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted. All of the capital stock of Subsidiary is owned by TDK free and clear of any and all Liens.

(b) Except as set forth on Schedule 2.3(b) and except with respect to TDK Recording Media Europe S.A. and TDK Electronics Europe GmbH, Parent does not (a) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation engaged in the same or similar business to that Business engaged in by TDK or its Subsidiary at the Closing Date (other than not more than five percent (5%) of the publicly-traded capital stock of corporations engaged in such same or similar business held solely for investment purposes); (b) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity engaged in the same or similar business to that Business engaged in by TDK or its Subsidiary at the Closing Date; or (c) have any obligation, direct or indirect, present or contingent, (A) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any other person or entity engaged in the same or similar business to that Business engaged in by TDK or its Subsidiary at the Closing Date, or (B) to share any profits or capital investments or both from an entity engaged in the same or similar business to that Business engaged in by TDK or its Subsidiary at the Closing Date.

2.4. Authority.

(a) The execution and delivery by each of TDK and Parent of this Agreement and of all of the agreements to be executed and delivered by TDK and/or Parent pursuant hereto (collectively, the “TDK Documents”), the performance by TDK and Parent of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of each of TDK and Parent (including, but not limited to, the requisite consents of the Board of Directors of each of TDK and Parent) and each of TDK and Parent has all necessary corporate power and corporate authority with respect thereto. This Agreement is, and when executed and delivered by TDK and Parent, each of the other agreements to be delivered by either or both of them pursuant hereto will be, the valid and binding obligations of TDK and Parent, to the extent they are parties thereto, in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

(b) The execution, delivery and performance of this Agreement by TDK and the consummation of the Merger by TDK require no material actions in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of the Certificate of Merger in accordance with Delaware Law and (ii) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

2.5. Noncontravention. Except as set forth on Schedule 2.5, neither the execution and delivery by TDK or Parent of this Agreement or of any other TDK Documents to be executed and delivered by either or both of them, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by either or both of them of any of their respective obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or Articles of Incorporation, as the case may be, By-Laws or other constituent documents of TDK or Parent, each as amended to date, (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to either or both of them, under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either or both of them is a party or by which either or both of them or any of their respective assets may be bound, or, except as set forth on Schedule 2.5, require any consent, approval, notice or payment under the terms of any such document or instrument (other than consents that shall have been obtained prior to the Closing and shall not have been rescinded), (c) assuming compliance with the matters referred to in Section 2.4(b), violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to TDK or both of them, or (d) result in the creation or imposition of any lien, adverse claim, restriction, charge or encumbrance upon any of the material assets of TDK or Parent or the TDK Common Stock, or (e) materially interfere with or otherwise materially adversely affect the ability of Take-Two or the Surviving Corporation to carry on the Business after the Closing Date on substantially the same basis as is now conducted by TDK and its Subsidiary.

2.6. Financial Statements. TDK has heretofore delivered to Take-Two copies of its audited consolidated financial statements, for the two years ended March 31, 2003, which have been prepared by TDK and audited by BDO Seidman, LLP, together with the unaudited balance sheet at June 30, 2003, a copy of which is annexed hereto as Exhibit 2.6 (the “Balance Sheet”), and the related profit and loss and cash flow statement for the period ended June 30, 2003 (collectively, the “TDK Financial Statements”). The TDK Financial Statements were prepared in accordance with generally accepted accounting principles in the United States, consistently applied (“U.S. GAAP”) (except, with respect to the unaudited TDK Financial Statements, for any absence of notes and the absence of normal year-end adjustments) and fairly present in all material respects the financial position of TDK and its Subsidiary as at the date thereof and the results of the operations and cash flow for the periods indicated and to the extent audited, are accompanied by the related unqualified opinions of BDO Seidman, LLP, copies of which have been delivered to Take-Two. The books and records of TDK and its Subsidiary are complete and correct in all material respects, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition, results of operations and cash flow of TDK and its Subsidiary as set forth in the TDK Financial Statements.

2.7. Absence of Undisclosed Liabilities. Neither TDK nor its Subsidiary has any liabilities or obligations of any nature whatsoever, whether accrued, matured, unmatured, absolute, contingent, direct or indirect or otherwise, except (a) liabilities reflected or reserved against in the Balance Sheet, (b) liabilities incurred in the ordinary course of business since the date of the Balance Sheet or (c) liabilities described in Schedule 2.7.

2.8. Absence of Changes. Since the date of the Balance Sheet and except as set forth in Schedule 2.8, there have not been (a) any adverse changes (other than as is normal in the ordinary course of business) in the condition (financial or otherwise) of the assets liabilities, business, prospects, results of operations or cash flows of TDK and its Subsidiary (including, without limitation, any such adverse change resulting from damage, destruction or other casualty loss, whether or not covered by insurance) which could reasonably be expected to have a Material Adverse Effect, (b) any waivers by TDK or its Subsidiary of any right, or cancellations of any debt or claim, of substantial value, (c) any declarations, set asides or payments of any dividend or other distributions or payments in respect of the TDK Common Stock, (d) any changes in the accounting principles or methods which are utilized by TDK and its Subsidiary, (e) any amounts borrowed or any liabilities (absolute or contingent) incurred by TDK or its Subsidiary, other than in the ordinary course of business or constituting Approved Advances (as defined in Section 5.9(vi)), (f) any liens discharged or satisfied or any obligations or liabilities (absolute or contingent) paid by TDK or its Subsidiary, other than in the ordinary course of business, (g) any material assets, either tangible or intangible, of TDK or its Subsidiary mortgaged, pledged or subjected to a lien, other than in the ordinary course of business consistent with past practices and other than the existing lien in favor of Parent, (h) any material tangible assets of TDK sold, assigned or transferred, other than the sale of inventory in the ordinary course of business, (i) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets of TDK or its Subsidiary sold, assigned or transferred, (j) any losses of material property of TDK or its Subsidiary, (k) any expenditures by TDK or its Subsidiary of any material amount, or any bonuses or extraordinary salary increases, or (l) any amendments or terminations of any material agreement, other than as contemplated by Sections 1.4(c) and 5.14 hereof and the Debt Purchase Agreement.

2.9. Litigation. Except as set forth in Schedule 2.9, there are no claims, suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to TDK’s Knowledge, threatened, against or relating to TDK, its Subsidiary or the Parent which could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the transactions contemplated hereby. Except as set forth on Schedule 2.9, there are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to TDK or its Subsidiary, this Agreement, the transactions contemplated hereby, the Business or any of the assets of TDK and/or its Subsidiary (collectively, “Assets”), the effect of which is (a) to limit, restrict, regulate, enjoin or prohibit any business practice of TDK in any area, or the acquisition by TDK of any properties, assets or businesses, or (b) otherwise adverse to the Business, any of the Assets or TDK Common Stock. To TDK’s Knowledge, no basis exists for the commencement of any claims, suits or actions, or administrative, arbitration or other proceedings or governmental investigations against TDK or its Subsidiary. For purposes of this Agreement, TDK’s “Knowledge” shall be the knowledge of each of (i) the current directors of TDK or (ii) the current officers of TDK set forth on Schedule 2.9, in each case after reasonable inquiry by such person of the currently employed TDK personnel with senior executive or managerial responsibility for the matter in question.

2.10. No Violation of Law. Neither TDK nor its Subsidiary is engaging in any activity or omitting to take any action as a result of which it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to TDK or its Subsidiary, the Business or any of the Assets, including, but not limited to, those relating to: occupational safety and health matters; issues of environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto); business practices and operations; labor practices; employee benefits; and zoning and other land use laws and regulations, except in each case to the extent such failure to be in compliance could not reasonably be expected to have a Material Adverse Effect. To TDK’s Knowledge, neither TDK nor its Subsidiary nor any of their respective stockholders, officers, directors, employees, agents or representatives has made, directly or indirectly, with respect to the Assets or the Business, any illegal political contributions or payments from corporate funds, that were falsely recorded on the books and records of TDK or its Subsidiary, payments from corporate funds to governmental officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain special concessions, illegal payments from corporate funds to obtain or retain business or payments from corporate funds to third parties in their individual capacities for the purpose of affecting their action or the action of the persons or entities that they represent to obtain special concessions. Neither TDK nor its Subsidiary has received any notice of violation by the staff of the United States Securities and Exchange Commission (“SEC”) or any notice that the SEC will or intends to initiate an enforcement proceeding against TDK or its

Subsidiary in connection with the ownership or operation of the Business. TDK has heretofore supplied Take-Two with any and all correspondence of TDK and/or its Subsidiary to and from the SEC since April 1, 1998.

2.11. Properties; Assets. All plants, structures and equipment which are utilized in the Business, or are material to the condition (financial or otherwise) of TDK and its Subsidiary, are owned or leased by TDK or its Subsidiary and are in good operating condition and repair (ordinary wear and tear excepted), and are adequate and suitable for the purposes for which they are used and meet in all material respects all standards, clearances and ratings in effect on the date hereof in respect of those Laws applicable thereto. Schedule 2.11 sets forth all (a) real property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by TDK or its Subsidiary, or which is subject to a title retention or conditional sales agreement or other security device, and (b) tangible personal property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by TDK or its Subsidiary. Other than as set forth on Schedule 2.11 and the existing lien in favor of Parent, each of TDK and its Subsidiary has good and marketable title to all of its respective Assets free and clear of all Liens.

2.12. Intangibles/Inventions. Schedule 2.12 identifies (by a summary description) the Intangibles (as defined below), the ownership thereof and, if applicable, TDK’s and/or its Subsidiary’s authority for use of the same, which Schedule is complete and correct in all material respects and encompasses: (A) all United States and foreign patents, trademarks and trade name registrations, trademarks and trade names, brandmarks and brand name registrations, servicemarks and servicemark registrations, assumed names and copyrights and copyright registrations, owned in whole or in part or used by TDK or its Subsidiary, and all applications therefor (collectively, the “Marks”), (B) all domain names, fictitious and d.b.a. names, proprietary 800 and 888 prefix phone numbers, Internet URLs and other similar identifiers and proprietary rights owned or used by TDK or its Subsidiary (collectively, the “Proprietary Identifiers”), (C) all inventions, discoveries, improvements, processes, formulae, technology, know-how, processes and other intellectual property, proprietary rights and trade secrets relating to the Business (collectively, the “Inventions”), and (D) all licenses and other agreements to which TDK or its Subsidiary is a party or otherwise bound which relate to any of the Intangibles or the Inventions or TDK’s or its Subsidiary’s use thereof in connection with the Business (collectively, the “Licenses, and together with the Marks, Proprietary Identifiers and the Inventions, the “Intangibles”). Neither TDK nor its Subsidiary is in breach or violation of, and to TDK’s Knowledge, no other party thereto is in breach or violation of, any of the terms of any of the aforesaid licenses and/or agreements. Except as disclosed on Schedule 2.12, (1) TDK owns or is authorized to use in connection with the Business all of the Intangibles; (2) no proceedings have been instituted, are pending, or to TDK’s Knowledge, are threatened, which challenge the rights of TDK or its Subsidiary with respect to the Intangibles or its use thereof in connection with the Business and/or the Assets or the validity thereof, and there is no valid basis for any such proceedings with respect to Intangibles owned by TDK or its Subsidiary, and to TDK’s Knowledge, there is no valid basis for any such proceedings with respect to Intangibles used by TDK or its Subsidiary pursuant to a License; (3) neither TDK’s nor its Subsidiary’s ownership of the Intangibles owned or purported to be owned by any of them nor the use of such

Intangibles in connection with the Business and/or the Assets violates any laws, statutes, ordinances or regulations, except in each case to the extent that such ownership or use could not reasonably be expected to have a Material Adverse Effect, or has at any time infringed upon or violated any rights of others, or, to TDK’s Knowledge, is being infringed by others; (4) none of the Intangibles, or TDK’s or its Subsidiary’s use thereof in connection with the Business and/or the Assets, is subject to any outstanding order, decree, judgment, stipulation or any lien, security interest or other encumbrance, other than the existing lien in favor of Parent; and (5) neither TDK nor its Subsidiary has granted any license to third parties with regard to its Intangibles.

2.13. Systems and Software. TDK and its Subsidiary own or have the right to use pursuant to lease, license, sublicense, agreement or permission all computer hardware, software and information systems necessary for the operation of the Business as of the Closing Date (collectively, “Systems”). Each System owned or used by TDK or its Subsidiary immediately prior to the Closing Date will be owned or available for use by Take-Two on substantially identical terms and conditions immediately subsequent to the Closing Date. With respect to each System owned by a third party and used by TDK or its Subsidiary pursuant to lease, license, sublicense, agreement or permission, each of which is set forth on Schedule 2.13: (a) the lease, license, sublicense, agreement or permission covering the System is legal, valid, binding, enforceable, and in full force and effect; (b) the lease, license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Merger; (c) TDK and its Subsidiary are not, and to TDK’s Knowledge, no other party to any such lease, license, sublicense, agreement or permission is, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default which would permit termination, modification or acceleration thereunder by the other party thereto; (d) no party to any such lease, license, sublicense, agreement or permission has repudiated any provision thereof; (e) neither TDK nor its Subsidiary has granted any sublicense, sublease or similar right with respect to any such lease, license, sublicense, agreement or permission; and (f) TDK’s and its Subsidiary’s use and continued use of such Systems owned by them does not and will not, and, to TDK’s Knowledge, TDK’s and its Subsidiary’s use and continued use of such Systems used by them pursuant to lease, license, sublicense, agreement or permission does not and will not, interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of the Business.

2.14. Tax Matters.

(a) Each of TDK and its Subsidiary has filed (or has caused to be filed, or has been included in consolidated, combined or unitary Tax Returns which have been filed) with the appropriate governmental agencies all Tax Returns (as defined herein), and has paid in full or contested in good faith or made adequate provision for the payment of, Taxes (as defined herein) due and owing (whether or not shown on any Tax Return) for all Tax periods ending on or prior to the date hereof. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. The provisions for Taxes which will be set forth on the Balance Sheet included in the TDK Financial Statements reflect and include adequate provisions for the payment in full of any and all Taxes for which each of TDK and its Subsidiary is liable, whether to any governmental entity or to other persons (as, for example, under tax allocation agreements), not yet due for any and all periods up to and including the date of such Balance Sheet; and all Taxes for periods beginning thereafter through the Closing Date have been, or will be, paid when due or adequately reserved against on the books of TDK and its Subsidiary. Each of TDK and its Subsidiary has duly withheld all material payroll Taxes, FICA and other federal, state and local Taxes and other items required to be withheld by it from employer wages or otherwise with respect to any amounts paid to any employee, independent contractor, creditor, stockholder, or other third party, and has duly deposited the same in trust for or paid over to the proper taxing authorities and all IRS Forms W-2 and 1099s required to be filed with respect thereto have been properly completed and timely filed. None of TDK or its Subsidiary has executed or filed with any taxing authority any currently effective agreement extending the periods for the assessment or collection of any Taxes. None of TDK or its Subsidiary is a party to any pending action or proceeding by any governmental authority for the assessment or collection of Taxes and, to TDK’s Knowledge, there is no threatened action or proceeding by any governmental authority for the assessment or collection of Taxes from or against TDK or its Subsidiary. Since March 31, 1999, the United States federal income Tax Returns of TDK and its Subsidiary have not been audited by the Internal Revenue Service (the “IRS”) nor has any state, local or other taxing authority audited any Tax Returns (as hereinafter defined) of TDK and its Subsidiary. There is no material tax dispute or claim concerning the Tax liability of TDK or its Subsidiary either (a) raised or claimed by any taxing authority in writing, or (b) as to which TDK has Knowledge. Schedule 2.14 lists all federal, state, local, and foreign Tax Returns filed with respect to TDK and its Subsidiary for taxable periods ending on or after March 31, 1999, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit. There is no tax lien, whether imposed by any Federal, state, county, local or foreign taxing authority, outstanding against the Assets, properties or Business of TDK or its Subsidiary, other than for Taxes not yet delinquent. TDK is not a party to any tax sharing or allocation agreement. Neither TDK nor its Subsidiary has been a member of an affiliated group filing a consolidated Federal income Tax Return (other than an affiliated group of which TDK is or was the common parent) or has any liability for Taxes of another person (other than any other member of an affiliated group of which TDK is or was the common parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. No claim has been made by any taxing authority in a jurisdiction where TDK or its Subsidiary does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. Neither TDK nor its Subsidiary has been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). TDK and its Subsidiary (i) have not made any payments; (ii) are not obligated to make any payments; nor (iii) are a party to any agreement that under certain circumstances could obligate them to make any payments that will not be deductible under Section 280G of the Code. Neither TDK nor its Subsidiary have been the “distributing corporation” (within the meaning of Section 355(a)(1) of the Code) or the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code) within the two-year period ending as of the date of this Agreement. TDK and its Subsidiary have disclosed to the IRS on the appropriate Tax Returns any transaction listed in Treasury Regulation Section 1.6011-4(b) (“Reportable Transaction”) in which TDK or its Subsidiary have participated. TDK and its Subsidiary have retained all documents and other records pertaining to any Reportable

Transaction in which they have participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which TDK or its Subsidiary have participated but not listed in Treasury Regulation Section 1.6011-4(g). Neither TDK nor its Subsidiary will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in accounting method for a taxable period ending on or prior to the Closing Date under Section 481(a) of the Code (or any corresponding provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

(b) As used herein, the term “Taxes” or “Tax” means (i) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, parking, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature; (ii) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, other fee or charge of any nature imposed by a governmental body; or (iii) any deficiency, interest or penalty imposed with respect to any of the foregoing.

(c) As used herein, “Tax Returns” means all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any governmental body with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.15. Banks; Powers of Attorney. Schedule 2.15 is a complete and correct list showing (a) the names of each bank in which TDK or its Subsidiary has an account or safe deposit box and the names of all persons authorized to draw thereon or who have access thereto, and (b) the names of all persons, if any, holding powers of attorney from TDK or its Subsidiary.

2.16. Employee Arrangements. Schedule 2.16 is a complete and correct list and summary description of all (a) union, collective bargaining, employment, management, termination and consulting agreements to which TDK or its Subsidiary is a party or otherwise bound, and (b) compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit-sharing and thrift plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements; and other plans or arrangements providing for benefits for employees of TDK or its Subsidiary. Said Schedule also lists the names and compensation of all employees of TDK and its Subsidiary as of the date hereof, including bonuses and other incentive compensation for the last two full fiscal years of TDK. As of the date hereof, neither TDK nor its Subsidiary has received any notice of termination from any of such persons, nor to TDK’s Knowledge does any such employee intend to terminate his or her employment.

2.17. ERISA.

(a) Except as set forth on Schedule 2.17, neither TDK nor its Subsidiary maintains or is obligated to contribute to an “employee pension benefit plan”, as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or “welfare benefit plan” as such term is defined in Section 3(1) of ERISA.

(b) Each employee pension benefit plan set forth on Schedule 2.17 complies currently and has been maintained in substantial compliance with its terms and, both as to form and in operation, with all material requirements prescribed by any and all material statutes, orders, rules and regulations that are applicable to such plans, including ERISA and the Code.

(c) Each welfare benefit plan set forth on Schedule 2.17 complies currently and has been maintained in substantial compliance with its terms and, both as to form and in operation, with all material requirements prescribed by any and all material statutes, orders, rules and regulations that are applicable to such plans, including ERISA and the Code. TDK does not sponsor, maintain, or contribute to any welfare benefit plan that provides health or death benefits to former employees of TDK other than as required by Section 4980B of the Code or other applicable laws.

(d) With respect to employee benefit plan of TDK or its Subsidiary, TDK and/or its Subsidiary, as the case may be, will have made, on or before the Closing Date, all payments required to be made by it on or before the Closing Date and will have accrued (in accordance with US GAAP) as of the Closing Date all payments due but not yet payable as of the Closing Date, so there will not have been, nor will there be, any Accumulated Funding Deficiencies (as defined in ERISA or the Code) or waivers of such deficiencies.

2.18. Certain Business Matters. Except as is set forth in Schedule 2.18, (a) there are no pending or, to TDK’s Knowledge, threatened, labor negotiations, work stoppages or work slowdowns involving or affecting the Business, and no union representation questions exist, and there are no organizing activities, in respect of any of the employees of TDK or its Subsidiary, (b) the product and service warranties given by TDK and its Subsidiary or by which either or both of them is bound (complete and correct copies or descriptions of which have heretofore been delivered by TDK to Take-Two) entail no greater obligations than to TDK’s Knowledge are customary in the Business, (c) none of TDK, its Subsidiary or the Parent is a party to or bound by any agreement which limits the freedom of TDK or its Subsidiary to compete in any line of business or with any person, or which is otherwise materially burdensome to TDK or its Subsidiary, and (d) neither TDK nor or its Subsidiary is a party to or bound by any agreement in which any officer, director or stockholder of TDK or its Subsidiary (or any affiliate of any such person) has, or had when made, a direct or indirect material interest, except for the Republishing and Distribution Agreement, dated November 1, 2002, between TDK and TDK Recording Media Europe S.A., the Amended and Restated Loan and Security Agreement, dated as of April 30, 2003, by and between TDK and Parent, and the Termination and Sell-Through License Agreement.

2.19. Certain Contracts. Schedule 2.19 is a complete and correct list of all contracts, commitments, obligations and understandings which are not set forth in any other Schedule delivered hereunder and to which TDK or its Subsidiary is a party or otherwise bound, except for each of those that (i) were made in the ordinary course of business and (ii) either (A) are terminable by TDK or its Subsidiary (and after the Closing will be terminable by the Surviving Corporation or such Subsidiary) without liability, expense or other obligation on 30 days’ notice or less, or (B) may be anticipated to involve aggregate payments to or by TDK or its Subsidiary of $50,000 (or the equivalent) or less calculated over the full term thereof, and (C) are not otherwise material to the Business. Complete and correct copies of all contracts, commitments, obligations and undertakings set forth on any of the Schedules attached to this Agreement have been furnished by TDK to Take-Two. Except as expressly stated on any of such Schedules, (1) each of the agreements listed on the Schedules hereto is in full force and effect, neither TDK nor its Subsidiary is, and to TDK’s Knowledge, no other person or entity which is a party thereto or otherwise bound thereby is, in material default thereunder; (2) no act or omission by TDK or its Subsidiary has resulted in, and to TDK’s Knowledge, no act or omission by any other party thereto has resulted in, any event, occurrence or condition which presently constitutes (or which with the giving of notice or the lapse of time or both would give rise to) a material default or right of cancellation, acceleration or material loss of contractual benefits thereunder, (3) to TDK’s Knowledge, all the covenants to be performed by any other party under such contract, commitment or agreement have been performed in all material respects; (4) to TDK’s Knowledge, there has been no threatened cancellations thereof, and there are no outstanding disputes thereunder; and (5) none of them requires the consent, approval, order or any waiver by, or any other action of or with any individual or individuals, the payment of any penalty, the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term in connection with the Merger.

2.20. Governmental Approvals/Consents. TDK and its Subsidiary currently hold all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are necessary for the operation of the Business and Assets, all of which are in full force and effect and will remain in full force and effect immediately following the Merger without the payment of any penalty or the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term, except in each case where the failure to remain in full force and effect immediately following the Merger could not reasonably be expected to have a Material Adverse Effect. Schedule 2.20 is a complete and correct list of all such governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises. No material violations of the terms thereof have heretofore occurred within the past three years or, to TDK’s Knowledge, exist as of the date of this Agreement.

2.21. Accounts Receivable; Inventory. The accounts receivable shown in the Balance Sheet arose in the ordinary course of business; were not, as of the date of the Balance Sheet, except as set forth on Schedule 2.21 subject to any discount, contingency, claim of offset or recoupment or counter claim except as reflected on the reserves set forth on the Balance Sheet; and represented, as of the date of the Balance Sheet, bona fide claims against debtors for sales, leases, licenses and other charges. Other than those accounts receivable set forth on the Balance Sheet, all accounts receivable of TDK arising after the date of the Balance Sheet through the date of this Agreement arose in the ordinary course of business and, as of the date of this Agreement, and except as set forth on Schedule 2.21 are not subject to any discount, contingency, claim of off-set or recoupment or counterclaim. TDK believes that the amount carried for allowances, including, without limitation, markdowns, price protection, bad debt allowance and reserves, disclosed in the Balance Sheet is as of the date of this Agreement sufficient to provide for any losses which may be sustained on realization of the accounts receivable shown in the Balance Sheet. The aged accounts receivable report of TDK and its Subsidiary delivered by TDK to Take-Two as of a date within ten (10) days prior to the date of this Agreement (which shall be updated as of a date within ten (10) days prior to the Closing Date) is true, complete and accurate in all material respects. As of the date of the Balance Sheet, the inventories shown on the Balance Sheet consisted in all material respects of items in good and merchantable condition, of a quantity and quality useable and saleable in the ordinary course of business, to TDK’s Knowledge, at its normal gross profit margins experienced over the last twelve (12) months. All such inventories are valued on the Balance Sheet in accordance with US GAAP applied on a basis consistent with TDK’s and its Subsidiary’s past practices, and, as of the date of this Agreement, provision has been made or reserves have been established on the Balance Sheet, in each case, in an amount believed by TDK as of the date of the Balance Sheet to be adequate, for all slow moving, obsolete, unusable inventories or not readily marketable items.

2.22. Accounts Payable. All accounts payable of TDK and its Subsidiary which are required by US GAAP to be reflected in the Balance Sheet are reflected therein. Schedule 2.22 sets forth a true and correct aged list of all of TDK’s and its Subsidiary’s respective accounts payable as of a date within ten (10) days prior to the date of this Agreement (which shall be updated as of a date within ten (10) days prior to the Closing Date) in excess of $25,000 to any one payee. Except as set forth on Schedule 2.22, no account payable of TDK or its Subsidiary which has arisen subsequent to the date of the Balance Sheet and prior to the date hereof to any one payee has exceeded $25,000 nor has the aggregate of such accounts payable exceeded $50,000 to any one Payee. Except as disclosed in Schedule 2.22, all accounts payable have arisen in the ordinary course of business and represent valid arms-length accounts payable of TDK or its Subsidiary, as the case may be.

2.23. Business Practices and Commitments.

(a) Set forth on Schedule 2.23(a) is a description of TDK’s and its Subsidiary’s current (1) rebate and volume discount practice, and obligations, (2) allowance and customer return practice and obligations, (3) co-op advertising and other promotional practices, (4) warranty practices and obligations, (5) price protection agreements in effect as of the date hereof, (6) return policies and, for the last two fiscal years ended March 31, 2003, the historical return rates, as such return policies and historical return rates relate to TDK’s and its Subsidiary’s respective customers and suppliers and (7) schedule of recorded and/or committed rebate, volume discount credits, chargebacks and price protection claims due to customers. TDK believes that all obligations of TDK and/or its Subsidiary pursuant to such markdowns, allowances, and other chargebacks or other promotional practices obligating TDK and/or its Subsidiary to perform services or supply product at prices below TDK’s and/or its Subsidiary’s normal prices or at no cost have been adequately reserved for and disclosed in the Balance Sheet.

(b) Set forth on Schedule 2.23(b) is a list of all outstanding purchase orders in excess of $50,000 as of a date within ten (10) days prior to the date of this Agreement (which shall be updated as of a date within ten (10) days prior to the Closing Date).

(c) Except as set forth in Schedule 2.23(c), there is no general understanding that merchandise in the hands of any customer would be returnable to TDK or its Subsidiary. Set forth on Schedule 2.23(c) is a list of the net amount of merchandise returned by customers to TDK or its Subsidiary in excess of $25,000 during the last two fiscal years ended March 31, 2003. Neither TDK nor Parent is aware of any reason for the future returns experience of TDK or its Subsidiary to be materially different from prior experiences during the past two fiscal years ended March 31, 2003.

2.24. Customers and Suppliers; Loss of Business.

(a) Schedule 2.24 accurately identifies, and provides an accurate and complete breakdown of the revenues, amounts paid to or the value of goods received from, as applicable (1) each customer or other person of TDK or its Subsidiary that individually accounted for more than $50,000 of consolidated gross revenues of TDK in each of the last two fiscal years ended March 31, 2003, (2) each supplier of TDK or its Subsidiary that received purchase or other orders from TDK or its Subsidiary in an amount in excess of $50,000 during each of the last two fiscal years ended March 31, 2003 based on the aggregate value of supplies, merchandise and other goods and services ordered by TDK and its Subsidiary and (3) any sole source suppliers of goods or services for which there is no ready alternative to TDK and its Subsidiary on comparable terms.

(b) Neither TDK nor Parent have received any notice (whether written or verbal) that the transactions contemplated by this Agreement will result in any material loss of business or reduction in volume with any of the present suppliers or customers of TDK or its Subsidiary. There exists no actual or, to TDK’s Knowledge, threatened termination, cancellation or material limitation of, or any materially adverse modification or change in, the business relationship between TDK or its Subsidiary and any material supplier or customer of TDK or its Subsidiary.

2.25. Insurance. TDK and its Subsidiary maintain the policies of insurance (the “Insurance Policies”) set forth in Schedule 2.25, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 2.25 sets forth the name of the insurer under each Insurance Policy, the type of policy or bond, the coverage amount and any applicable deductible of the Insurance

Policy, and other material provisions, as of the date hereof. All premiums due and payable on or prior to the date hereof under all Insurance Policies have been paid. Each of TDK and its Subsidiary is in compliance with the terms of the Insurance Policies, and all Insurance Policies are in full force and effect. To TDK’s Knowledge, there is no threatened termination of any Insurance Policy. Schedule 2.25 sets forth all material claims made under the Insurance Policies since March 31, 2001. There is no claim pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of the Insurance Policies.

2.26. Regulatory Compliance. TDK has duly filed and made available to Take-Two (i) the annual reports on Form 10-K for its fiscal years ended March 31, 2003 and March 31, 2002, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since March 31, 2002, and (iii) all other reports, statements, forms, schedules, registration statements and other documents required to be filed by it with the Securities and Exchange Commission (the “Commission”) since March 31, 2003. As used herein, the term “TDK SEC Reports” means all of the reports and other filings referred to in the preceding clauses (i) through (iii). Each of the TDK SEC Reports, at the time of its filing, complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.27. Information as to TDK. None of the representations or warranties made by TDK or Parent in this Agreement is, or contained in any of the TDK Documents to be executed and delivered hereto will be, false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3. Representations and Warranties as to Take-Two and Take-Two Subsidiary. Take-Two and Take-Two Subsidiary, jointly and severally, represent and warrant to TDK and the Parent as follows:

3.1. Organization, Standing and Power. Each of Take-Two and Take-Two Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and corporate authority to (a) own, lease and operate its properties, (b) carry on its business as currently conducted by it and (c) execute and deliver, and perform under this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto.

3.2. Authority. The execution and delivery by Take-Two and Take-Two Subsidiary of this Agreement and of each agreement and instrument to be executed and delivered by either of them pursuant hereto (collectively, the “Take-Two Documents”), the performance by each of them of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Take-Two and Take-Two Subsidiary. This Agreement is, and when executed and delivered by Take-Two and Take-Two Subsidiary each other Take-Two Document will be, the valid and binding obligation of Take-Two or Take-Two Subsidiary, as the case may be, to the extent it is a party thereto, in accordance with the respective terms, thereof, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

3.3. Noncontravention. Neither the execution and delivery by Take-Two or Take-Two Subsidiary of this Agreement or of any other Take-Two Documents to be executed and delivered by either or both of them in connection herewith, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by either or both of them of any of their respective obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the Certificate of Incorporation, By-Laws or other constituent documents of Take-Two or Take-Two Subsidiary, each as amended to date, (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to either or both of them, under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either or both of them is a party or by which either or both of them or any of their respective assets may be bound, or require any consent, approval or notice under the terms of any such document or instrument (other than consents that shall have been obtained prior to Closing and shall not have been rescinded), or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to either or both of them or (d) result in the creation or imposition of any lien, adverse claim, restriction, charge or encumbrance upon any of the material assets of Take-Two or Take-Two Subsidiary.

3.4. Regulatory Compliance. Since October 31, 2002, Take-Two has duly filed all reports, schedules, forms, statements, registration statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (“Take-Two 34 Act Reports”). At the time of its filing, the Form 10-K for the year ended October 31, 2002 and any subsequent Form 10-Q filing (including all financial statements contained therein) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.5. Litigation. There are no claims, suits, actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the knowledge of Take-Two, threatened, against or relating to Take-Two, Take-Two Subsidiary, the transactions contemplated hereby or any of the assets of Take-Two and/or Take-Two Subsidiary which are required to be disclosed in any Take-Two 34 Act Report that are not otherwise disclosed on a

Take-Two 34 Act Report. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to Take-Two and/or Take-Two Subsidiary, this Agreement or the transactions contemplated hereby or any of the assets of Take-Two and/or Take-Two Subsidiary which are required to be disclosed in any Take-Two 34 Act Report. For purposes of this Section 3.5, the term “knowledge of Take-Two” shall be the knowledge of each of the executive officers of Take-Two, in each case after reasonable inquiry by such person of the currently employed Take-Two senior executives.

3.6. Financing. Take-Two has, and will have as of the Closing Date, sufficient funds and authorized shares of its common stock to enable it to complete the transactions contemplated by this Agreement.

4. Indemnification.

4.1. Indemnification by Parent and TDK

(a) Each of TDK (before but not after the Effective Time) and the Parent, jointly and severally, hereby indemnifies and agrees to defend and hold harmless each of Take-Two and Take-Two Subsidiary (the “Take-Two Indemnitees”) from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, Taxes, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) (collectively, “Losses”) which either of them may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (a) any misrepresentation of a fact contained in any representation of TDK and/or the Parent contained herein, or (b) the breach by TDK or the Parent of any warranty or covenant made by either or both of them in any TDK Document or (c)(i) Taxes of TDK or its Subsidiary for Tax periods ending on or prior to the Closing Date or (ii) the unpaid Taxes of any Person other than TDK or its Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise, which Taxes relate to, or are otherwise connected with, any event or transaction occurring on or before the Closing Date; provided, however, in the case of (c)(i) and (c)(ii), Parent shall only be liable to the extent such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Balance Sheet, as such reserve is adjusted for the passage of time through the Closing Date in accordance with reasonable past custom, and practice, of TDK and its Subsidiary in filing their Tax Returns. The foregoing indemnification shall also apply to direct claims by Take-Two and/or Take-Two Subsidiary against Parent. In the case of any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company or its Subsidiary that will be deemed allocable to the portion of such Tax period ending on the Closing Date shall be determined based on an interim closing of the books of TDK and its Subsidiary at the close of the Closing Date (and, for such purpose, the taxable period of any partnership or other pass-through entity in which TDK or its Subsidiary holds a beneficial interest shall be deemed to terminate at such time) and the amount of any other Taxes of TDK and its Subsidiary allocable to such portion of the Straddle Period shall be determined by multiplying the amount of such Tax by a fraction, the numerator of which is the number of days in the Straddle Period up to and including the Closing Date and the denominator of which is the total number of days in the Straddle Period.

(b) The obligations of TDK and the Parent to indemnify the Take-Two Indemnitees pursuant to Section 4.1(a) are subject to the following limitations:

(i) No indemnification shall be made by TDK or the Parent with respect to any claim unless the aggregate amount of Losses under all claims by the Take-Two Indemnitees exceeds $250,000 and, in such event, indemnification shall be made by TDK or the Parent only to the extent that the Losses subject to indemnification pursuant to Section 4.1(a) exceed in the aggregate $250,000, it being understood that such amount shall be a “deductible” for the Take-Two Indemnitees; provided, however, that the foregoing deductible shall not apply to (A) the Parent’s indemnification obligations under Section 4.5 hereof and (B) claims based upon any Losses arising out of or relating to any breaches of any of the representations or warranties set forth in Sections 2.1, 2.4 or 2.17;

(ii) In no event shall the aggregate obligation of TDK and the Parent to indemnify the Take-Two Indemnitees pursuant to this Section 4.1 exceed the total Per Share Consideration paid or to be paid to Parent hereunder plus an amount equal to the purchase price paid or to be paid by Take-Two for the Purchased Indebtedness (as defined in Section 5.15);

(iii) TDK and the Parent shall be obligated to indemnify the Take-Two Indemnitees only for those claims giving rise to Losses and to which the applicable Take-Two Indemnitees have given TDK and the Parent written notice thereof prior to the end of the survival period applicable thereto as set forth in Section 9, if any. Any written notice delivered by a Take-Two Indemnitee to TDK or the Parent with respect to Losses subject to indemnification under Section 4.1(a) shall set forth with as much specificity as is reasonably practicable the basis of the claim for such Losses and, to the extent reasonably practicable, a reasonable estimate of the amount thereof;

(iv) After the giving of written notice of any claim of Losses subject to indemnification pursuant to Section 4.1(a) pursuant hereto, the amount of indemnification to which the Take-Two Indemnitees shall be entitled under this Section 4 shall be determined: (i) by the written agreement between the applicable Take-Two Indemnitees and TDK and the Parent; (ii) by the amount paid in settlement, if such settlement is permitted pursuant to Section 4.3; (iii) by a final judgment or decree of any court of competent jurisdiction; or (iv) by any other means to which the Take-Two Indemnitees and TDK and the Parent shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined; and

(v) In no event shall TDK, the Surviving Corporation or any former stockholder of TDK (other than the Parent) have any liability whatsoever to Take-Two or any affiliate thereof pursuant to this Agreement or in connection with the transactions contemplated hereby after the Closing.

4.2. Indemnification by Take-Two and Take-Two Subsidiary

(a) Each of Take-Two and Take-Two Subsidiary, jointly and severally, indemnifies and agrees to defend and hold harmless each of TDK (before but not after the Effective Time) and Parent (the “TDK Indemnitees”) from and against any and all Losses either of them may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with any misrepresentation of a fact contained in any representation of Take-Two and/or Take-Two Subsidiary contained in, or the breach by Take-Two or Take-Two Subsidiary of any warranty or covenant made by either or both of them in, any Take-Two Document. The foregoing indemnification shall also apply to direct claims by TDK or the Parent against Take-Two and/or Take-Two Subsidiary.

(b) The obligations of Take-Two to indemnify the TDK Indemnitees pursuant to Section 4.2(a) are subject to the following limitations:

(i) No indemnification shall be made by Take-Two with respect to any claim unless the aggregate amount of Losses under all claims by the TDK Indemnitees exceeds $250,000 and, in such event, indemnification shall be made by Take-Two only to the extent the Losses subject to indemnification under Section 4.2(a) exceed in the aggregate $250,000, it being understood that such amount shall be a “deductible” for the TDK Indemnitees; provided, however, that the foregoing deductible shall not apply to claims based upon any Losses arising out of or relating to any breaches of any of the representations or warranties set forth in Sections 3.1 or 3.2;

(ii) In no event shall the aggregate obligation of Take-Two to indemnify the TDK Indemnitees pursuant to this Section 4.2 exceed the total Per Share Consideration paid or to be paid to Parent hereunder plus an amount equal to the purchase price paid or to be paid by Take-Two for the Purchased Indebtedness;

(iii) Take-Two shall be obligated to indemnify the TDK Indemnitees only for those claims giving rise to Losses and to which the applicable TDK Indemnitees have given Take-Two written notice thereof prior to the end of the survival period applicable thereto as set forth in Section 9, if any. Any written notice delivered by a TDK Indemnitee to Take-Two with respect to Losses subject to indemnification under Section 4.2(a) shall set forth with as much specificity as is reasonably practicable the basis of the claim for such Losses and, to the extent reasonably practicable, a reasonable estimate of the amount thereof; and

(iv) After the giving of written notice of any claim of Losses subject to indemnification pursuant to Section 4.2(a) pursuant hereto, the amount of indemnification to which the TDK Indemnitees shall be entitled under this Section 4 shall be determined: (i) by the written agreement between the applicable TDK Indemnitees and Take-Two; (ii) by the amount paid in settlement, if such settlement is permitted pursuant to Section 4.3; (iii) by a final judgment or decree of any court of competent jurisdiction; or (iv) by any other means to which the TDK Indemnitees and Take-Two shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

4.3. Third Party Claims. If a claim by a third party (including any claim, demand, audit, examination, proposed assessment or other proceeding by a Tax authority) is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under Sections 4.1, 4.2 or 4.5, as applicable, the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder except to the extent that such failure materially and adversely affects the indemnifying party or parties due to the inability to timely defend such action. The foregoing written notice shall set forth, to the extent reasonably practicable, the basis for such indemnity claim in reasonable detail and a reasonable estimate of the amount thereof (if available), and shall be accompanied by copies of all documents which are in the possession of the indemnified party or parties and which evidence or relate to the third party claim that is the subject of such written notice. The indemnifying party or parties shall have ten (10) business days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided: (a) all settlements require the prior reasonable consultation with the indemnified party and the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, and (b) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties. If the indemnifying party or parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise (provided that all settlements or compromises require the prior reasonable consultation with the indemnifying party and the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld) the claim at their exclusive discretion, at the risk and expense of the indemnifying parties.

4.4. Assistance. Regardless of which party is controlling the defense of any claim, each party shall act in good faith and shall provide reasonable documents and cooperation to the party handling the defense.

4.5. Additional Tax Indemnification by Parent. In addition to the Parent’s indemnification obligations set forth in Section 4.1 hereof, and subject to Section 4.3 hereof, the Parent hereby indemnifies and agrees to defend and hold harmless Take-Two from and against any all Losses for any Tax liability incurred by Take-Two and/or the Surviving Corporation with respect to (i) any cancellation of indebtedness income that is required to be recognized and reported by the Surviving Corporation, Take-Two and/or its affiliates under the Code (or corresponding provision of state and local Tax laws) as the result of Parent’s Capital Contribution (as defined in Section 5.14 hereof), or (ii) any increase in taxable income required to be reported by the Surviving Corporation, Take-Two and/or its affiliates due to any reduction in their tax attributes under Code Section 108 (or corresponding provision of state and local Tax laws) as the result of Parent’s Capital Contribution. For purposes of the foregoing clause (ii), (A) the computation of the amount of tax attributes available to the Surviving Corporation shall take into account any applicable limitations under Code Section 382 or other similar provisions, and (B) the computation of a reduction in tax attributes shall exclude any reduction of tax attributes in an amount not to exceed $5,000,000 attributable to Parent’s charge off on or prior to the Closing Date under Code Section 166 of a corresponding portion of the indebtedness (“Parent Indebtedness”) owed to it by TDK prior to the date hereof; provided, however, that this provision shall not relieve Parent of its indemnification obligation for Losses incurred with respect to the charge-off of the Parent Indebtedness to the extent that sufficient net operating losses or other tax deductions of TDK are not available to offset any cancellation of indebtedness income realized and recognized by TDK in connection therewith.

4.6. Additional Appraisal Rights Indemnification by Parent. In addition to the Parent’s indemnification obligations set forth in Section 4.1 and 4.5 hereof, and subject to Section 4.3 hereof, the Parent hereby indemnifies and agrees to defend and hold harmless Take-Two from and against (i) the excess, if any, of (x) the aggregate appraised value (as determined by the Delaware Court of Chancery) of all shares of TDK Common Stock appraised in accordance with the provisions of Section 262 of the DGCL with respect to the Merger over (y) the aggregate Per Share Consideration to which such shares would have been entitled to receive in accordance with the provisions of this Agreement and (ii) all costs and expenses (including, without limitation, reasonably attorney’s fees and expenses) incurred by Take-Two and/or the Surviving Corporation that arise out of or relate to such exercise of such appraisal rights; provided, however, that the Parent shall only be obligated to indemnify Take-Two pursuant to this Section 4.6 to the extent such amounts exceed $500,000 in the aggregate; provided further, however, that the limitations set forth in Section 4.1(b)(i) and 4.1(b)(ii) shall not apply to Parent’s indemnification obligations under this Section 4.6.

4.7. Parent’s Satisfaction of Obligations with Shares. For so long as the Shares (as defined in Section 5.15 below) constitute “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act of 1933, Parent shall have the right, at its sole option and discretion, to assign, transfer and convey all or any portion of the Shares to Take-Two in payment, satisfaction and discharge of any monetary liability or obligation that Parent may owe to any Take-Two Indemnitee by reason of the indemnity obligations of Parent contained in this Section 4. For purposes of this Section 4.6, each Share transferred by Parent to Take-Two hereunder shall be deemed to have a value equal to the greater of (i) the average closing bid price of Take-Two’s common stock for the five (5) consecutive Trading Days immediately preceding the last full business day before the Closing, or (ii) the average closing bid price of Take-Two’s common stock for the five (5) consecutive Trading Days immediately preceding the last full business day before the date of such transfer.

4.8. Sole Remedy. Except as otherwise expressly set forth herein, absent fraud or in the event a court determines a party is entitled to equitable remedies, the indemnification provided in this Section 4 shall constitute the sole and exclusive remedy of the parties hereto with respect to breaches hereof and the matters set forth herein.

5. Non-Compete; Certain Covenants

5.1. Noncompete Covenant

(a) Parent hereby agrees for a period of five (5) years after the Closing Date, not to, directly or indirectly, within North America, engage in any business (whether as owner, manager, operator, licensor, licensee, lender, guarantor, partner, stockholder, joint venturer, employee or consultant) which is competitive with the Business, as existing on the Closing Date, other than (A) as a holder for investment purposes only of not more than five percent (5%) of the publicly-traded equity securities of any corporation or other entity engaged in a competitive business, and (B) all operations of TDK Recording Media Europe S.A. and TDK Electronics Europe GmbH, as existing or contemplated as of the Closing Date; provided, however, that Parent shall not, directly or indirectly, market, sell or distribute any software game product in the United States under the “TDK” or “TDK Mediactive” names. At no time during the term of this Agreement or the five (5) year period after the Closing Date, shall Parent, directly or indirectly, make or publish any false or untrue statement which disparages the commercial, business or financial reputation of TDK or Take-Two or any of its subsidiaries. For purposes of clarification, Take-Two acknowledges and agrees that the provisions of this Section 5.1(a) shall not prohibit TDK Recording Media Europe S.A. or TDK Europe Electronics GmbH from, directly or indirectly, developing, publishing, marketing, selling or distributing in North America any entertainment software under any name not including the “TDK” or “TDK Mediactive” names.

(b) Parent hereby agrees for a period of five (5) years after the Closing Date, not to, directly or indirectly, interfere with or disrupt Take-Two’s or the Surviving Corporation’s operation of the Business or their use, ownership and enjoyment of the Assets after the Closing Date by hiring, offering to hire, enticing away or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer or supplier of the Business to discontinue or alter his or its relationship with the Business; provided, however, that nothing in this Section 5.1(b) shall be construed or interpreted to prohibit Parent from hiring any person who initiates communication or other contact with Parent following six (6) months after such person’s termination of employment or resignation in the Business or any person who responds to a general solicitation of employment addressed to the general public or other similar form of non-directed employee search.

(c) The parties hereto hereby acknowledge and agree that (i) Take-Two and the Surviving Corporation would be irreparably injured in the event of a breach by Parent of any of its obligations under this Section 5.1, (ii) monetary damages would not be an adequate remedy for any such breach, and (iii) Take-Two and the Surviving Corporation shall be entitled to seek injunctive relief, in addition to any other remedy which it may have, in the event of any such breach. It is hereby also agreed that the existence of any monetary claims which Parent may have against Take-Two or the Surviving Corporation, whether under this Agreement or otherwise, shall not be a defense to the enforcement by Take-Two or the Surviving Corporation of any of the rights under this Section 5.1.

(d) It is the intent of the parties hereto that the covenants contained in this Section 5.1 shall be enforced to the fullest extent permissible under the laws of and public policies of each jurisdiction in which enforcement is sought. The Parent hereby acknowledges that said restrictions are reasonably necessary for the protection of Take-Two and the Surviving Corporation. Accordingly, it is hereby agreed that if any one or more of the provisions of Section 5.1 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible.

(e) The provisions of this Section 5.1 shall be exclusive with respect to the subject matter hereof, and shall supersede and be in lieu of any other obligations with respect to such subject matter, whether arising as a matter of contract, by law or otherwise.

5.2. Confidentiality.

(a) The terms and conditions of the Confidentiality Agreement by and between Take-Two and TDK dated June 3, 2003 (the “Confidentiality Agreement”) are incorporated herein by reference and shall apply to all information relating to TDK and its Subsidiary provided to Take-Two before the execution of this Agreement and to all information relating to the TDK and its Subsidiary provided to Take-Two after the execution of this Agreement, including, without limitation, pursuant to Section 5.4 hereof.

(b) Upon the Closing and for a period of five (5) years thereafter, unless otherwise authorized by Take-Two, the Parent hereby agrees not to, and the Parent shall cause its officers, directors, employees and agents not to, at any time, directly or indirectly, use, communicate, disclose or disseminate any Confidential Information to any person or entity (other than the directors, officers and employees of Parent and its affiliates), except for such disclosure as may be (A) required by applicable law or any governmental or regulatory authority or the rules of any stock exchange or compelled by legal process (including, without limitation, by subpoena, deposition, oral or written interrogatory, request for information or documents, or civil or criminal investigative demand), (B) necessary in connection with the defense or prosecution of any claim, demand, action, suit or other legal proceeding between or among any or all of the parties hereto which is based upon, arises out of or relates to this Agreement, the subject matter or any provision hereof or the transactions contemplated hereby, (C) necessary in connection with the defense of any third party claim pursuant to Section 4.3 hereof or the defense of any other claim, demand, action, suit or other legal proceeding made or brought by a third party against Parent in respect of the Business, the Assets, Parent’s ownership of TDK

Common Stock or the transactions contemplated hereby, or (E) made to counsel, accountants or other professional advisors for purposes of the matters described in the preceding clauses (A) through (D) or for purposes of professional services in connection with the transaction contemplated hereby or the financial reporting thereof. As used in this Section 5.2(b), the term “Confidential Information” shall mean any and all information (oral and written) relating to the Business or the Assets or the transactions contemplated by this Agreement, other than such information which can be shown by the disclosing party to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain), other than as the result of a breach of the provisions of this Section 5.2(b), including, but not limited to, information relating to: identity and description of goods and services used; purchasing; costs; pricing; equipment; technology; research; test procedures and results; customers and prospects; personnel matters, business plans and projections, customer or visitor data, marketing; and selling and servicing. Notwithstanding anything to the contrary in this Agreement or any other agreement relating to the transactions described in this Agreement, the parties hereto shall be permitted to disclose the U.S. federal income tax treatment and tax structure of the transactions described in this Agreement (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information) on and after the date hereof. Moreover, notwithstanding any other provision of this Agreement, there shall be no limitation on any party’s ability to consult any tax adviser, whether or not independent from the parties, regarding the U.S. federal income tax treatment or tax structure of the transaction described in this Agreement. Except as otherwise required by law, any such disclosure as to tax structure or tax treatment shall be made in a manner that preserves confidentiality as to the parties and their business operations and any other non-tax related proprietary information with respect thereto.

(c) Take-Two and TDK agree that the joint press release set forth in Exhibit E hereto shall be released to the public immediately upon execution hereof. Take-Two and TDK will consult with each other before issuing any other press release or making any other public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or applicable stock exchange or NASDAQ regulations, will not issue any such press release or make any such public statement prior to such consultation.

5.3. Broker. Except for fees and expenses payable by TDK to Europlay Capital Advisors (“ECA”) and Averil Capital Markets Group, Inc. (“Averil”), which fees and expenses shall be paid by Parent, each of Take-Two on the one hand, and TDK and the Parent on the other hand, represents and warrants to the other that no broker or finder was engaged or dealt with in connection with any of the transactions contemplated by this Agreement, and Take-Two, on the one hand, and the Parent (on behalf of itself and on behalf of TDK) shall indemnify and hold the other harmless from and against any and all claims or liabilities asserted by or on behalf of any alleged broker or finder for broker’s fees, finder’s fees, commissions or like payments.

5.4. Investigation. Between the date of this Agreement and the earlier of the termination of this Agreement in accordance with the provisions of Section 8.1 hereof or the Closing Date, Take-Two may, directly and through its representatives, make such investigation of TDK and its businesses and assets as each deems necessary or advisable, but such investigation shall not affect any of the representations and warranties contained herein or in any instrument or document delivered pursuant hereto. In furtherance of the foregoing, Take-Two and its representatives shall have reasonable access, during normal business hours after the date hereof, to all properties, books, contracts, commitments and records of TDK, and TDK shall furnish to Take-Two and its representatives such financial and operating data and other information as may from time to time be reasonably requested relating to the transactions contemplated by this Agreement. TDK and its management, employees, accountants and attorneys shall cooperate fully with Take-Two and its representatives in connection with such investigation.

5.5. Consummation of Transaction. Each of the parties hereto hereby agrees to use its commercially reasonable efforts to cause all conditions precedent to its obligations (and to the obligations of the other parties hereto to consummate the transactions contemplated hereby) to be satisfied, including, but not limited to, using all commercially reasonable efforts to obtain all required (if so required by this Agreement) consents, waivers, amendments, modifications, approvals, authorizations, novations and licenses; provided, however, that nothing herein contained shall be deemed to modify any of the absolute obligations imposed upon any of the parties hereto under this Agreement or any agreement executed and delivered pursuant hereto.

5.6. Cooperation/Further Assurances.

(a) Each of the parties hereto hereby agrees to fully cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents which are required by, or which are desirable in the reasonable opinion of any of the parties hereto, or their respective legal counsel, in respect of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated by this Agreement.

(b) Each of the parties hereto hereby further agrees to execute, acknowledge, deliver, file and/or record, or cause such other parties to the extent permitted by law to execute, acknowledge, deliver, file and/or record such other documents as may be required by this Agreement and as Take-Two and/or Take-Two Subsidiary, on the one hand, and/or TDK and/or the Parent, on the other, or their respective legal counsel may reasonably require in order to document and carry out the transactions contemplated by this Agreement.

(c) Each of the parties hereto shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of any Tax Returns of TDK or its Subsidiary or relating to the Business and any audit, litigation or other proceeding with respect to Taxes of TDK or its Subsidiary or relating to the Business. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parent agrees (A) to retain all books and records currently in its possession with respect to Tax matters pertinent to TDK relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Take-Two or TDK any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any governmental agency; and (B) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books or records and if another party so requests, to allow such other party to take possession of such books and records. Take-Two shall prepare and file, or shall cause TDK to prepare and file, all Tax Returns of TDK and its Subsidiary which have a filing due date subsequent to the Closing Date, but which relate to Tax periods ending on or prior to the Closing Date or to a Straddle Period. Prior to the filing of any of the foregoing Tax Returns with the applicable Tax authority, Take-Two or TDK, as applicable, shall deliver a copy of such Tax Return to Parent sufficiently in advance of the filing due date to allow Parent a reasonable opportunity to review and comment thereon. From and after the Closing, TDK shall not file (and Take-Two shall not permit the filing of) any amendment of or supplement to any Tax Return previously filed by TDK or its Subsidiary on or prior to the Closing Date without the prior written consent of Parent, which consent shall not be unreasonably withheld. For purposes of the preceding sentence, Parent’s failure or refusal to consent shall not be deemed unreasonable if such amendment or supplement would result in or increase a Tax liability which is or is alleged to be the subject of Parent’s indemnity obligations under Section 4 hereof, unless all Take-Two Indemnitees fully and irrevocably waive and release any and rights to indemnity that they may otherwise have under Section 4 hereof in respect of such Tax liability pursuant to a duly executed written instrument delivered to Parent and in form and substance reasonably satisfactory to Parent and its counsel.

(d) Take-Two and Parent further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

5.7. Accuracy of Representations. Each party hereto agrees that prior to the Closing Date it will enter into no transaction and take no action, and will use its best efforts to prevent the occurrence of any event (but excluding events which occur in the ordinary course of business and events over which such party has no control), which would result in any of its representations, warranties or covenants contained in this Agreement or in any agreement, document or instrument executed and delivered by him or it pursuant hereto not to be true and correct, or not to be performed as contemplated, after the occurrence of such transaction or event.

5.8. Information Statement. Promptly after the execution and delivery of this Agreement (but in no event later than ten (10) days after the date hereof), TDK shall prepare and file with the SEC an information statement (the “Information Statement”) relating to the approval of the Merger and the transactions contemplated by this Agreement. The Information Statement shall be prepared in accordance with, and comply with, Regulation 14C and Schedule 14C promulgated under the Exchange Act. TDK shall provide Take-Two with a reasonable opportunity to review and comment on the Information Statement prior to filing such with the SEC, and no such filing shall be made without the approval of Take-Two, which shall not be unreasonably withheld or delayed. Take-Two shall promptly provide any comments on the Information Statement to TDK along with any information required to be included in the Information Statement. TDK shall also provide Take-Two with a reasonably opportunity to review and comment upon all amendments and supplements to the Information Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Promptly after the Information Statement has cleared the SEC, TDK shall thereafter mail the Information Statement to the TDK stockholders. The Information Statement (including any information provided by Take-Two pursuant to this Section 5.8) shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made in the Information Statement, in light of the circumstances under which they were made, not misleading. The term “Information Statement” shall be deemed to include such information statement at the time it initially is mailed to the TDK stockholders and all amendments and supplements thereto, if any, similarly filed and mailed.

5.9. Conduct of Business; Notification of Certain Matters. (a) TDK covenants and agrees as to itself and its Subsidiary, and Parent covenants and agrees to cause TDK, to conduct the Business during the period from the date of this Agreement to the Closing Date only in the ordinary course and in a manner consistent with past practice and in compliance with applicable laws, and TDK and Parent shall preserve intact TDK’s and its Subsidiary’s business organizations, maintain and preserve the Assets, undertake its reasonable commercial efforts to keep available the services of the respective current officers, employees and consultants of TDK and its Subsidiary and preserve the present goodwill of TDK and its Subsidiary and their relationships with customers, suppliers and other persons with whom it has business relations. In addition to the foregoing, TDK (as to itself and its Subsidiary) shall not nor shall Parent authorize TDK, between the date hereof and the Closing Date, directly or indirectly, to do any of the following without the prior written consent of Take-Two:

(i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of the TDK Common Stock; split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or purchase, redeem or otherwise acquire any shares of TDK Common Stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; except pursuant to the exercise of existing options, authorize for issuance, issue, deliver, sell or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of TDK Common Stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities convertible securities or any other securities or equity equivalents;

(ii) increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of TDK who are not officers of the TDK, in the ordinary course of business, in accordance with past practice; enter into employment arrangements, other than in the ordinary course of business consistent with past practice, with any other employee of the TDK involving compensation in excess of $50,000; or establish, adopt, enter into, amend or terminate any written agreement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(iii) amend its Certificate of Incorporation or Bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of TDK;

(iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or corporation, partnership, joint venture, association or other business organization or division thereof; or any assets that are material, individually or in the aggregate, to TDK except purchases in the ordinary course of business consistent with past practice;

(v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of TDK’s properties or assets, except sales or dispositions in the ordinary course of business consistent with past practice;

(vi) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of TDK, guarantee any debt securities of another person, or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice; provided, however, that TDK shall be entitled to receive loans from Parent in such amounts as are in accordance with a cash flow statement (the “Interim Budget”) mutually approved from time to time by Parent, TDK and Take-Two, which amounts shall include all amounts funded by Parent in excess of $30,942,337, whether such amounts were funded prior to or after the date of this Agreement, so long as such amounts are in accordance with the Interim Budget and approved by Take-Two, which approval shall not be unreasonably withheld in connection with general administrative expenses set forth in and in accordance with the Interim Budget (collectively, the “Approved Advances”);

(vii) enter into, amend, modify or terminate any agreement, contract or commitment involving a commitment on the part of TDK to purchase, sell, lease or otherwise dispose of assets or require payment by TDK in excess of $50,000;

(viii) expend funds for capital expenditures in excess of $50,000;

(ix) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(x) recognize any labor union (unless legally required to do so) or enter into or amend any collective bargaining agreement;

(xi) change any accounting principles used by TDK, unless required by the Financial Accounting Standards Board;

(xii) make any tax election or settle or compromise any income tax liability or file any amended Tax Return or file any Tax Return prior to the last day (including extensions) prescribed by law, in the case of any of the foregoing, material to the business, financial condition or results of operations of TDK, taken as a whole, except for consolidated, combined or unitary income Tax Returns filed by Parent that include the income and/or operations of TDK;

(xiii) settle or compromise any litigation in which TDK is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, which payments are individually in an amount in excess of $25,000 and in the aggregate in an amount in excess of $50,000;

(xiv) modify or amend any existing Insurance Policy; or

(xv) submit for manufacturing, indicate to or agree with any console manufacturer on the intended wholesale price of, or release any console game product; provided that TDK may take any of the foregoing actions to the extent reasonably required to enable it to comply with the delivery requirements of its existing contractual obligations; or

(xvi) enter into, amend, modify or terminate any agreement, contract or commitment (whether or not in the ordinary course of business) that provides for restrictions or limitations on the interactive software games that are contemplated to be commercially released by TDK after the date of this Agreement; provided that Take-Two shall not unreasonably withhold its consent to the foregoing; or

(xvii) authorize any of, or commit or agree to take any of the foregoing actions.

(b) Anything contained in this Section 5.9 to the contrary notwithstanding, except as otherwise provided in the Interim Budget and except for the payment of fees by TDK to ECA and/or Averil, TDK (as to itself and its Subsidiary) shall not nor shall Parent authorize TDK, between the date hereof and the Closing Date, directly or indirectly, without the prior written consent of Take-Two, make any expenditure (whether or not in the ordinary course of business) in excess of $25,000, individually.

(c) TDK and Parent shall give prompt notice to Take-Two, of (i) the occurrence, or nonoccurrence, or any event the occurrence, or nonoccurrence, of which would be likely to cause any representation contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure of TDK and/or Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by hereunder; provided, however, that the delivery of any notice pursuant to this Subsection 5.9(b) shall not limit or otherwise affect the remedies available hereunder to Take-Two.

5.10. No Solicitation of Transactions. Prior to the earlier of (A) the Closing Date or (B) the termination of this Agreement in accordance with the provisions of Section 8.1, neither TDK nor Parent shall, directly or indirectly, through any director, officer, employee, investment banker, financial advisor, attorney, accountant or other agent or representative of TDK otherwise, solicit, initiate or encourage the submission of proposals or offers from any person relating to any acquisition or purchase of all or any portion of the TDK

Common Stock, Assets (other than in the ordinary course of business) or Business of, or any equity interest in, TDK, or any business combination with TDK and other than with Take-Two or any affiliate of Take-Two, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. TDK and the Parent shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing (other than in respect of the transaction contemplated hereby). TDK and the Parent shall promptly notify Take-Two if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Take-Two, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal or offer. Notwithstanding the foregoing, the Board of Directors of TDK shall be permitted (A) in response to an unsolicited bona fide written Acquisition Proposal (as hereinafter defined) from any Person (as hereinafter defined) received after the date of this Agreement, to recommend such Acquisition Proposal to its stockholders or withdraw or modify in any adverse manner its approval or recommendation of this Agreement, and (B) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person received after the date of this Agreement, if and only to the extent that, in any such case described in the preceding clause (A) or (B), (i) the Board of Directors of TDK shall have concluded in good faith that such Acquisition Proposal (x) in the case described in clause (A) above would, if consummated, constitute a Superior Proposal (as hereinafter defined), or (y), in the case described in clause (B) above, could reasonably be expected to constitute a Superior Proposal, (ii) the Board of Directors of TDK shall have determined in good faith after consultation with outside legal counsel that such action is necessary for such Board of Directors to be deemed to have acted in a manner consistent with its fiduciary duties under the DGCL and (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Board of Directors shall have received from such Person an executed confidentiality agreement containing terms and provisions no less favorable to TDK than those contained in the Confidentiality Agreement. TDK shall, within one (1) business day, notify Take-Two in writing of any and all such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives, which notice shall set forth the name(s) of such Person and the material terms and conditions of any Acquisition Proposals. TDK shall keep Take-Two fully and promptly informed of the status (including amendments or proposed amendments) of any such Acquisition Proposal. Nothing in this Section 5.10 shall permit TDK to terminate this Agreement (except as specifically provided in Section 8.1(e) hereof).

“Acquisition Proposal” means with respect to TDK any proposal or offer with respect to a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving any purchase or sale of (i) substantially all of the assets of TDK and its Subsidiary, taken as a whole, or (ii) all of the equity securities of TDK.

“Person” shall mean an individual, partnership (general or limited), corporation, joint venture, business trust, limited liability company, cooperative, association or other form of business organization (whether or not regarded as a business entity under applicable law), trust, estate or any other entity.

“Superior Proposal” means a bona fide Acquisition Proposal that the Board of Directors of TDK determines in its good faith business judgment (after consultation with its financial advisors of nationally recognized reputation and legal counsel) (i) would result in a transaction that is more favorable to its stockholders, from a financial point of view, than the transactions contemplated by this Agreement, and (ii) is capable of being accepted free from additional diligence, and for which financing, to the extent required, is then fully committed or which, in the good faith judgment of TDK’s Board of Directors (after consultation with financial advisors of nationally recognized reputation) is reasonably capable of being financed, and which is reasonably capable of being completed.

5.11. Stock Options. Prior to the Closing Date, TDK shall take all action necessary to arrange for (i) all outstanding options, warrants and other rights, contracts or commitments to purchase the capital stock or other equity interests in TDK or its Subsidiary (collectively, “Option Rights”) to be cancelled, and (ii) all stock option plans, equity participation plans and other equity plans of TDK and its Subsidiary (collectively, “Option Plans”) to be terminated.

5.12. Payment of Taxes Upon Merger. The Parent shall be responsible for, and shall pay, any and all sales, use, purchase, transfer and similar taxes, and any and all filing, recording, registration and similar fees, arising out of the transfer of TDK Common Stock by the Parent pursuant to the Merger. Take-Two shall be responsible for and shall pay all such taxes and fees arising out of the transfer of TDK Common Stock by any other stockholder of TDK pursuant to the Merger.

5.13. Taxable Transaction. The parties hereto acknowledge that the Merger is intended to be treated for Tax purposes as a taxable sale of the Purchased Indebtedness and stock of TDK.

5.14. Contribution of Indebtedness to Capital. On or prior to the Closing Date, the Parent shall contribute $21,031,436 of the outstanding indebtedness of TDK owed to the Parent to the capital of TDK, without the receipt by Parent of any consideration therefor (including, without limitation, without the issuance by TDK of any shares of its capital stock to Parent) (the “Capital Contribution”).

5.15. Purchase and Sale of Indebtedness. At the Closing, Take-Two shall purchase from Parent, and Parent shall sell to Take-Two, $9,910,564 of the indebtedness of TDK owed to the Parent (the “Purchased Indebtedness”) in consideration of the payment by Take-Two to the Parent of $1,910,564 in cash and such number of restricted shares of Take-Two’s common stock, $.01 par value (the “Shares”), equal to the quotient of $8,000,000 divided by the average closing bid price of Take-Two’s common stock for the five (5) consecutive Trading Days immediately preceding the last full business day before the Closing, all upon the terms and conditions set forth in the Debt Purchase and Assignment Agreement annexed hereto as Exhibit F (the “Debt Purchase and Assignment Agreement”); provided, however, that in the event that TDK is obligated to pay any transfer fees or other similar consideration as a condition to obtaining any Consents (as defined in Section 6.1(e)), and such transfer fees or other similar consideration exceed $350,000 in the aggregate, then the consideration payable by Take-Two to Parent in respect of the Purchased Indebtedness shall be reduced dollar for dollar by an amount equal to such excess, which reduction shall first be applied to the cash portion of such consideration and the balance, if any, of such reduction shall be applied to the Shares.

5.16. Record Retention. Parent agrees to retain all documents and other records for the appropriate period of time as set forth in Treasury Regulation Section 1.6011-4(g) which relate to any Reportable Transaction in which TDK or its Subsidiary have participated in.

5.17. Director and Officer Liability. For seven years after the Closing Date, Take-Two will, and will cause the Surviving Corporation to, (i) indemnify and hold harmless the present and former officers, directors and employees of TDK against all costs and expenses (including attorneys’ fees and expenses), losses, claims, damages or liabilities of any kind or nature in respect of acts or omissions occurring prior to the Closing Date (including, without limitation, in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) to the fullest extent permitted under TDK’s Certificate of Incorporation and By-Laws as in effect at the Effective Time, or under any other indemnification agreement in effect at the Effective Time, and (ii) to the fullest extent permitted under applicable law, advance to such persons fees and expenses incurred in defending any action or suit with respect to which indemnity may be available under TDK’s Certificate of Incorporation or By-Laws as in effect at the Effective Time, or under any other indemnification agreement in effect at the Effective Time, upon receipt from each such person to whom fees and expenses are advanced of an undertaking reasonably satisfactory to Take-Two to repay such advances if it is ultimately determined that such person is not entitled to indemnification. In the event any claim or claims are asserted or made within such seven-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. During such seven-year period, Take-Two shall not cause or permit any amendment or other change to the Certificate of Incorporation or By-Laws of the Surviving Corporation that would adversely affect the indemnification rights of former officers, directors and employees of TDK, except to the extent any such amendment may be required by applicable law. Take-Two shall provide officers’ and directors’ liability insurance and fiduciary liability insurance for a period of up to six (6) years following the Closing in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by TDK’s officers’ and directors’ liability insurance policy and fiduciary liability insurance policy on terms with respect to coverage and amount no less favorable in any material respect than those of such policies in effect on the date hereof (the “Existing Policy”); provided that (i) Take-Two shall only be responsible for the payment of fifty percent (50%) of the aggregate costs and expenses of such insurance, which amount shall not exceed $192,500, and (ii) Parent shall pay the balance of the aggregate costs and expenses of such insurance.

5.18. Stockholder Consent.

(a) Parent and Vincent J. Bitetti agree that immediately following the execution and deliver of this Agreement, they shall deliver to TDK (with a copy being delivered to Take-Two) a duly executed irrevocable written consent (subject to Section 8.2 hereof), in the form of Exhibit D (the “Stockholder Consent”), with respect to all shares of TDK Common Stock owned by them adopting the Agreement as approved by the Board of Directors of TDK. The Parent and Vincent J. Bitetti agree that they shall not transfer, other than to an affiliate of Parent or Vincent J. Bitetti, respectively, any shares of TDK Common Stock beneficially owned by them on the date hereof until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms. If this Agreement is subsequently amended and such amendment is approved by the Board of Directors of the Parent and TDK or if a subsequent consent is deemed necessary to consummate the transactions contemplated by this Agreement, then the Parent and Vincent J. Bitetti shall each as soon thereafter as practicable execute and deliver a written consent with respect to all shares of TDK Common Stock owned directly or indirectly by them on the date hereof adopting such amendment to this Agreement. The Parent and Vincent J. Bitetti shall cause all shares of TDK Common Stock owned directly or indirectly by them on the date hereof to vote against, and refrain from executing and delivering written consents in favor of, any proposal that is contrary to the adoption of this Agreement and the transactions contemplated hereby, for so long as this Agreement remains in full force and effect and has not been terminated pursuant to Section 8 hereof. Following delivery of any written consent of the Parent and Vincent J. Bitetti contemplated by this Section 5.18, TDK shall promptly provide to its stockholders the notice required pursuant to Section 228(e) of the DGCL.

(b) Take-Two agrees that immediately following the execution and delivery of this Agreement, it shall deliver to Take-Two Subsidiary a duly executed irrevocable written consent (with a copy being delivered to TDK) with respect to all shares of the common stock of Take-Two Subsidiary owned by it adopting the agreement as approved by the Board of Directors of Take-Two Subsidiary.

5.19 Intercompany Payables. TDK and Parent shall cancel and/or waive certain intercompany payables in accordance with Schedule 5.19.

6. Conditions of Merger.

6.1. Conditions to Obligations of Take-Two and Take-Two Subsidiary to Effect the Merger. The respective obligations of Take-Two and Take-Two Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties of each of TDK and the Parent contained in any TDK Document delivered by either or both of them shall have been true when made, and, in addition, shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that those representations and warranties which by their express terms are made as of a specific date shall be required to be true and correct only as of such date; provided, however, that for purposes of clause (a) of Section 2.8, a Material Adverse Effect shall not include any result, occurrence, fact, condition, circumstance, change, event or effect resulting from or arising out of (i) general business or economic conditions in North America, (ii) conditions affecting as a whole the industry in which TDK and its Subsidiary operate or (iii) any failure, in and of itself, of the results of operations of TDK and its Subsidiary to meet internal projections, estimates or expectations resulting from the relationship between TDK and Take-Two.

(b) Performance of Agreements. Each of TDK and the Parent, as the case may be, shall have performed, observed and complied in all material respects with all of their obligations, covenants and agreements, and shall have satisfied or fulfilled in all material respects all conditions contained in any TDK Document and required to be performed, observed or complied with, or to be satisfied or fulfilled, by TDK or the Parent at or prior to the Effective Date.

(c) Opinions of Counsel for TDK and the Parent. Take-Two and Take-Two Subsidiary shall have received an opinion of Swidler Berlin Shereff Friedman, LLP, counsel for TDK, dated the Closing Date, in substantially the form of Exhibit G hereto, and an opinion of Squire, Sanders & Dempsey L.L.P., counsel for the Parent, in substantially the form of Exhibit H hereto.

(d) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, shall have been instituted or threatened by any person or entity, and which, in the reasonable judgment of Take-Two (based on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it inadvisable to proceed with the consummation of such transactions.

(e) Consents and Approvals. All consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments or modifications to existing agreements with third parties) (the “Consents”) including, without limitation, all Consents from the primary lending institutions of each of TDK and Parent, all Consents from Disney, Activision and Dreamworks in connection with the assignment of the respective license agreements relating thereto and such other consents as are requested by Take–Two, required as a precondition to the performance by TDK and the Parent of their respective obligations hereunder and under any agreement delivered pursuant hereto, or which in Take-Two’s reasonable judgment are necessary to continue in all material respects unimpaired, subsequent to the Effective Time, any rights in and to the Assets and/or the Business which could be impaired by the Merger, shall have been duly obtained and shall be in full force and effect.

(f) No Termination. This Agreement shall not have been terminated pursuant to Section 8.

(g) Intercompany Payables. TDK and Parent shall have cancelled and/or waived certain intercompany payables in accordance with Schedule 5.19.

(h) Employment Term Sheets. Each of Vincent J. Bitetti, Michael Devine and Steve Ryno shall have executed and delivered their respective Employment Term Sheets in the forms set forth as Exhibits I through K hereto, respectively.

(i) Option Rights and Option Plans. TDK shall have terminated all Option Rights and Option Plans.

(j) Capital Contribution. The Parent shall have consummated the Capital Contribution.

(k) Debt Purchase and Assignment Agreement. The transactions contemplated by the Debt Purchase and Assignment Agreement shall have been consummated, and TDK shall have no outstanding indebtedness due or owing to Parent.

(l) Information Statement. The Information Statement shall have been mailed to the TDK Common Stockholders in accordance with the provisions of Section 5.8 hereof and all required waiting periods under applicable law with respect thereto shall have expired.

(m) Closing Certificates. Each of TDK and Parent shall have furnished Take-Two with certificates executed by an executive officer, dated the Closing Date, to the effect that all conditions to be satisfied at or as of the Closing have been waived or satisfied in all material respects.

(n) Termination and Sell-Through License Agreement. TDK Corporation and TDK Recording Media Europe, S.A. shall have executed and delivered the Termination and Sell-Through License Agreement.

6.2. Conditions to Obligations of TDK and the Parent to Effect the Merger. The obligations of TDK and the Parent to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties of Take-Two and Subsidiary contained in any Take-Two Documents delivered by either Take-Two or Subsidiary or both of them shall have been true when made, and, in addition, shall be true in all material respects, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that those representations and warranties which by their express terms are made as of a specific date shall be required to be true and correct only as of such date.

(b) Performance of Agreements. Each of Take-Two and Subsidiary shall have performed, observed and complied, in all material respects, with all obligations, covenants and agreements, and shall have satisfied or fulfilled in all material respects all conditions contained in any Take-Two Document and required to be performed, observed or complied with, or satisfied or fulfilled, by Take-Two and Subsidiary of them at or prior to the Closing Date.

(c) Opinion of Counsel for Take-Two. TDK and the Parent shall have received an opinion of Blank Rome L.L.P., counsel for Take-Two and Take-Two Subsidiary, dated the Closing Date, in substantially the form of Exhibit L hereto.

(d) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, shall have been instituted or threatened by any person or entity, and which, in the reasonable judgment of TDK and the Parent (based on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it inadvisable to proceed with the consummation of such transactions.

(e) No Termination. This Agreement shall not have been terminated pursuant to Section 8.

(f) Intentionally Omitted.

(g) Repayment of Approved Advances. Take-Two, on behalf of the Surviving Corporation, shall have repaid to Parent dollar for dollar, an amount equal to all Approved Advances less the aggregate amount of all fees paid by TDK to ECA and/or Averil as permitted by Section 5.9(b) hereof (such fees are hereinafter collectively referred to as the “Advisor Fees”).

(h) Closing Certificates. Each of Take-Two and Take-Two Subsidiary shall have furnished TDK with certificates executed by an executive officer, dated the Closing Date, to the effect that all conditions to be satisfied at or as of the Closing have been waived or satisfied in all material respects.

(i) Termination and Sell-Through License Agreement. The Surviving Corporation and Subsidiary shall have executed and delivered the Termination and Sell-Through License Agreement.

(j) Debt Purchase Transaction. The transactions contemplated by the Debt Purchase and Assignment Agreement shall have been consummated immediately prior to the Closing.

7. The Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8, the closing of the Merger (the “Closing”) will take place at the offices of Blank Rome as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Section 6 (the “Closing Date”); or such later date as shall have been fixed by a written instrument signed by the parties.

7.1. Deliveries by Take-Two and Take-Two Subsidiary at the Closing. At the Closing, Take-Two and Take-Two Subsidiary shall deliver the following:

(a) to the Transfer Agent, by wire transfer of immediately available funds, the Exchange Fund;

(b) to the Parent, by wire transfer of immediately available funds, an amount equal to the product of the Per Share Amount multiplied by the number of shares of TDK Common Stock represented by the Certificates delivered by the Parent pursuant to Section 7.2 (g);

(c) to the Parent, by wire transfer of immediately available funds, an amount equal to the Approved Advances less the Advisor Fees;

(d) to the Parent, the Shares and, by wire transfer of immediately available funds, the cash payable by Take-Two in respect of its acquisition of the Purchased Indebtedness;

(c) copies of (i) resolutions adopted by the Take-Two Board authorizing Take-Two to execute and deliver the Take-Two Documents to which it is a party, to perform its obligations thereunder and to effect the Merger upon the terms and subject to the conditions set forth therein, and (ii) resolutions adopted by the board of directors of the Take-Two Subsidiary, and the written consent of its sole shareholder, authorizing Take-Two Subsidiary to execute and deliver the Subsidiary Documents to which it is a party, to perform its obligations thereunder and to effect the Merger upon the terms and subject to the conditions set forth therein, duly certified by the Secretaries or Assistant Secretaries of Take-Two and Take-Two Subsidiary, respectively;

(d) certificates of the Secretary or Assistant Secretary of each of Take-Two and Take-Two Subsidiary certifying as to the incumbency and specimen signatures of the officers of Take-Two and Take-Two Subsidiary executing the Take-Two Documents on behalf of such corporation;

(e) all third party consents required by Take-Two to consummate the transactions contemplated hereby, if any;

(f) confirmation from the Secretary of State of the State of Delaware that the Certificate of Merger of Take-Two Subsidiary with and into TDK has been filed with such Secretary of State, together with a copy of the executed form of such agreement;

(g) the Employment Term Sheets, duly executed by the Surviving Corporation;

(h) the Debt Purchase and Assignment Agreement, duly executed by Take-Two; and

(i) the certifications and opinions required to be delivered to TDK and the Parent pursuant to Section 6.2 hereof.

7.2. Deliveries by TDK and/or the Parent at the Closing. At the Closing, TDK and/or the Parent, as applicable, shall deliver to Take-Two and/or Take-Two Subsidiary, as the case may be, the following:

(a) a duly executed exchange agent agreement, if required by the Exchange Agent;

(b) a copy of the resolutions of the Board of Directors of TDK, and the written consent of the holder(s) of majority of the TDK Common Stock, including Parent and Vincent J. Bitetti, authorizing TDK to execute and deliver the TDK Documents, to perform its obligations thereunder and to effect the Merger upon the terms and conditions thereunder, duly certified by the Secretary or assistant Secretary of TDK;

(c) certificates of the Secretary or Assistant Secretary of TDK certifying as to the incumbency and specimen signatures of the officers of TDK executing the TDK Documents on behalf of such corporation;

(d) all third party consents required by TDK to consummate the transaction contemplated hereby;

(e) the resignation of TDK’s officers and directors specified in Schedule 7.2;

(f) the Debt Purchase and Assignment Agreement, duly executed by the Parent;

(g) all Certificates held by Parent as of the Closing Date, accompanied by all documents required to effect such transfer and evidence that any applicable stock transfer taxes have been paid;

(h) the certifications and opinions required to be delivered by TDK and the Parent pursuant to Section 6.1 hereof; and

(i) evidence of termination of all Option Rights and Option Rights.

7.3. Other Deliveries. In addition, the parties shall execute and deliver such other documents as may be required by this Agreement and as either of them or their respective counsel may reasonably require in order to document and carry out the transactions contemplated by this Agreement.

8. Termination, Amendment and Waiver.

8.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual consent of Take-Two, TDK and the Parent;

(b) by Take-Two and Take-Two Subsidiary, on the one hand, or TDK and the Parent, on the other hand, if (i) the Merger shall not have been consummated by December 1, 2003, provided, however, that such date shall be extended for a period of sixty (60) days if the staff of the SEC has not cleared the Information Statement by November 10, 2003; provided further, however, that the right to terminate this Agreement under this Subsection 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date or (ii) a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to vacate), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(c) by Take-Two and Take-Two Subsidiary, if Take-Two and Take-Two Subsidiary are not in material breach of any of their respective representations, warranties, covenants and agreements under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of TDK or the Parent and (i) TDK and the Parent are not using their reasonable efforts to cure such breach or have not cured such breach, in either case, within five (5) business days after receipt of notice of such breach by TDK and Parent (provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured) and (ii) as a result of such breach any of the conditions set forth in Section 6.1 would not then be satisfied;

(d) by TDK and/or the Parent, if TDK and the Parent are not in material breach of any of their representations, warranties, covenants and agreements under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Take-Two or Take-Two Subsidiary and (i) Take-Two and Take-Two Subsidiary are not using their reasonable efforts to cure such breach or has not cured such breach, in either case, within five (5) business days, after receipt of notice of such breach by Take-Two and Take-Two Subsidiary (provided, however, that no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach any of the conditions set forth in Section 6.2 would not then be satisfied; and

(e) by TDK and/or Parent if the Board of Directors of TDK shall have concluded in good faith, after consultation with outside counsel, that such action is necessary in order for it to be deemed to have acted in a manner consistent with its fiduciary duties under the DGCL and under any other applicable law in connection with its approval of a Superior Proposal; provided that Take-Two and/or Take-Two Subsidiary does not make, within two (2) business days of receipt of TDK’s written notification of its intention to terminate this Agreement pursuant to this Section 8.1(e), an offer that the Board of Directors of TDK determines, in good faith after consultation with its financial advisors of nationally recognized reputation, is at least as favorable, from a financial point of view, to the stockholders of TDK as such Superior Proposal. TDK shall (A) not enter into a binding agreement with respect to a Superior Proposal until at least two (2) business days after it has provided the notice to Take-Two required thereby, and (B) notify Take-Two promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

8.2. Effect of Termination. In the event of the termination of this Agreement as provided in this Section 8, this Agreement shall, forthwith become null and void and there shall be no liability on the part of any party hereto, provided, however, that nothing herein shall relieve any party from liability for any willful breach hereof. Such a termination shall not, however, affect the obligations of the parties with respect to Section 5.3 (brokers) and Section 8.3 (expenses); and provided further, that if this Agreement is terminated by TDK and/or Parent pursuant to Section 8.1(e), then (i) TDK and/or Parent shall pay to Take-Two, upon demand, the sum of $750,000 as liquidated damages (which sum includes the reimbursement by TDK and Parent of all reasonable costs and expenses of Take-Two in connection with this Agreement) and (ii) the Stockholder Consent shall be deemed to be automatically revoked.

8.3. Fees and Expenses. Subject to Section 8.2(i) and Section 5.15, Take-Two and the Take-Two Subsidiary, on the one hand, and the Parent (on behalf of itself and on behalf of TDK), shall bear their own expenses in connection with the transactions contemplated hereby, provided, however, that the Parent shall not be obligated to reimburse TDK for Merger related expenses already paid by TDK prior to July 18, 2003.

8.4. Waiver. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

9. Survival of Covenants, Representations and Warranties. Each of the parties hereto hereby agrees that (a) the covenants set forth in Section 5.2(b) shall survive the Closing for the period of time specified therein, and (b) the representations and warranties made by or on behalf of it in this Agreement, the Debt Purchase and Assignment Agreement or in any document or instrument delivered pursuant hereto shall survive the Closing Date for a period of eighteen (18) months, except that a representation or warranty with respect to 2.1 (Organization, Standing and Power), 2.2 (Capitalization), 2.4 (Authority), 2.10 (No Violation of Law, but only as it pertains to environmental violations and securities issues), 2.14 (Tax Matters), 2.17 (ERISA), 2.26 (Regulatory Compliance), 3.1 (Organization, Standing and Power), 3.2 (Authority) and 3.4 (Regulatory Compliance) shall survive for the maximum duration of the longest statute of limitations applicable with respect to such respective representation or warranty, plus sixty (60) days.

10. General Provisions.

10.1. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the earlier of the date delivered or mailed if delivered personally, by overnight courier or mailed by express, registered or certified mail (postage prepaid, return receipt requested) or by facsimile transmittal, confirmed by express, certified or registered mail, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

If to Take-Two or
Take-Two Subsidiary:	Take-Two Interactive Software, Inc. 622 Broadway New York, New York 10012 Attn: Mr. Jeffrey C. Lapin, Chief Executive Officer Fax: (646) 536-2923

with a copy to:	Take-Two Interactive Software, Inc. 622 Broadway New York, New York 10012 Attn: General Counsel Fax: 646-536-2923

with a copy to (which copy shall not constitute notice):	Blank Rome LLP 405 Lexington Avenue New York, New York 10174 Attn: Robert J. Mittman, Esq. Fax: (212) 885-5001

If to TDK:	TDK Mediactive, Inc. 4373 Park Terrace Drive Westlake Village, CA 91361 Calabasas, California 91302 Attn: Mr. Vincent J. Bitetti, CEO Fax: (818) 707-7101

with a copy to (which copy shall not constitute notice) :	Swidler Berlin Shereff Friedman, LLP 3000 K Street, N.W., Suite 300 Washington, D.C. 20007 Attn: Sean P. McGuinness, Esq. Fax: (202) 295-8478

If to Parent:	TDK U.S.A. Corporation 901 Franklin Avenue Garden City, New York 11530 Attn: Francis J. Sweeney, Esq. Fax: (516) 294-8318

with a copy to (which copy shall not constitute notice):	Squire, Sanders & Dempsey, L.L.P. 801 South Figuoroa Street, 14th Floor Los Angeles California 90017 Attn: John T. Nagai, Esq. Fax: (213) 623-4581

10.2. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

10.3. Entire Agreement. This Agreement and the agreements referred to herein constitute the entire agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

10.4. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

10.5. Schedules. All references in this Agreement to Schedules shall mean the schedules identified in this Agreement, which are incorporated into this Agreement and shall be deemed a part of the representations and warranties to which they relate. To the extent a disclosure has been made by Take-Two, Take-Two Subsidiary, TDK or the Parent on any Schedule, it shall be in writing, shall indicate the section pursuant to which it is being delivered, and shall be initialed by the delivering party. For purposes of this Agreement, information which is necessary to make a given Schedule complete and accurate, but is omitted therefrom, shall nevertheless be deemed to be contained therein if it is contained on any other Schedule; but only if such information appears on such other Schedule in such form and detail that it is responsive to the requirements of such given Schedule.

10.6. No Assignment. This Agreement shall not be assigned by operation of law or otherwise, and any assignment shall be null and void.

10.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without regard to its choice of law principles. Each of Take-Two, Take-Two Subsidiary, TDK and the Parent hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of New York and of the United States located in the County of New York, State of New York for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby and waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim that such litigation brought in any such courts has been brought in an inconvenient forum.

10.8. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of Take-Two, Take-Two Subsidiary, TDK, and the Parent, by their respective officers thereunto duly authorized, have caused this Agreement to be executed as of the date first written above.

ATTEST		TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:	/s/ BARRY RUTCOFSKY	By:	/s/ JEFFREY LAPIN
Name: Title:	Barry Rutcofsky Assistant Secretary	Name: Title:	Jeffrey Lapin Chief Executive Officer

ATTEST		MEDIACTIVE, INC.

By:	/s/ BARRY RUTCOFSKY	By:	/s/ JEFFREY LAPIN
Name: Title:	Barry Rutcofsky Assistant Secretary	Name: Title:	Jeffrey Lapin President

TDK MEDIACTIVE, INC.

By:	/s/ MARTIN G. PARAVATO	By:	/s/ VINCENT J. BITETTI
Name: Title:	Martin G. Paravato Secretary	Name: Title:	Vincent J. Bitetti Chief Executive Officer

ATTEST		TDK U.S.A. CORPORATION

By:	/s/ FRANCIS J. SWEENEY	By:	/s/ KENICHI AOSHIMA
Name: Title:	Francis J. Sweeney Secretary	Name: Title:	Kenichi Aoshima President

AGREED TO AND ACCEPTED BY VINCENT J. BITETTI WITH RESPECT TO SECTIONS 1.7(C) AND 5.18(A)

/s/ VINCENT J. BITETTI Vincent J. Bitetti

Annex B—DEBT PURCHASE AND ASSIGNMENT AGREEMENT

THIS DEBT PURCHASE AND ASSIGNMENT AGREEMENT (“Assignment Agreement”) is made and entered into as of                          , 2003, by and between TDK U.S.A. CORPORATION, a New York corporation (“Assignor”), having an address at 901 Franklin Avenue, Garden City, New York 11530, and TAKE-TWO INTERACTIVE SOFTWARE, INC., a Delaware corporation (“Assignee”), having an address at 622 Broadway, New York, NY 10012.

W I T N E S S E T H

WHEREAS, Assignor is the present legal and equitable owner and holder of that certain Amended and Restated Promissory Note, dated as of March 31, 2003 (the “Note”), executed and delivered by TDK Mediactive, Inc., a Delaware corporation (“TMA Delaware”), and TDK Mediactive, Inc., a California corporation (“TMA California”; and together with TMA Delaware, the “Borrower”), and made payable to the Assignor in the aggregate principal amount of $9,910,564 pursuant to the provisions of that certain Amended and Restated Loan and Security Agreement, dated as of April 30, 2003 (the “Loan Agreement”), by and among Assignor and Borrower; and

WHEREAS, the Note is secured by that certain Collateral (as such term is defined in the Loan Agreement); and

WHEREAS, Assignor, Assignee, TMA Delaware and Mediactive, Inc. are parties to that certain Agreement and Plan of Merger, dated as of September     , 2003 (the “Merger Agreement”), which provides for, among other things, the acquisition of TMA Delaware by Assignee by means of a merger of Mediactive, Inc. with and into TMA Delaware (the “Merger”), upon the terms and subject to the conditions set forth therein; and

WHEREAS, in connection with, and as a condition to, the consummation of the Merger, the parties hereto desire that Assignor assign to Assignee, its successors and assigns, all of Assignor’s right, title and interest in and to the Note and the Loan Agreement (collectively, the “Loan Documents”) upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Assignor and Assignee hereby covenant and agree as follows:

1. Assignment. Assignor does hereby transfer, assign, grant, convey and sell to Assignee, its successors and assigns, all of the right, title and interest of Assignor in and to the Loan Documents, and does hereby grant and delegate to Assignee, its successors and assigns, all of the duties and obligations of Assignor thereunder from and after the date hereof. By accepting the foregoing assignment, Assignee does hereby assume and agree to observe, perform and be bound by all of the terms, covenants, agreements, conditions and obligations of the Loan Documents required to be observed or performed by Assignor thereunder from and after the date hereof.

2. Purchase Price. As consideration for the assignment of the Loan Documents hereunder, Assignee shall pay to Assignor the sum of $9,910,564 (subject to adjustment as set forth below), of which (i) the sum of $1,910,564 shall be paid herewith by Assignee to Assignor by wire transfer of immediately available funds to a bank account designated in writing by Assignor, and (ii) the sum of $8,000,000 (subject to adjustment as set forth below) shall be paid herewith by (A) Assignee’s

1

issuance, sale and delivery to Assignor of such number of restricted shares of Assignee’s common stock, $.01 par value (the “Shares”), as is equal to the quotient obtained (rounded to the highest whole number) by dividing $8,000,000 by the average closing bid price for Assignee’s common stock for the five (5) consecutive Trading Days immediately preceding the last full business day before the execution and delivery of this Assignment Agreement by the parties hereto, and (B) Assignee’s delivery to Assignor of a certificate or certificates representing the Shares in due and proper form and duly executed by the officers of Assignee named thereon. For purposes of this Section 2, “Trading Day” means a day on which Assignee’s common stock is traded on the Nasdaq National Market. Anything contained herein to the contrary notwithstanding, in the event that Borrower is obligated to pay any transfer fees or other similar consideration as a condition to obtaining any Consents (as defined in Section 6.1(e) of the Merger Agreement), and such transfer fees or other similar consideration exceed $350,000 in the aggregate, then the consideration payable by Assignee hereunder to Assignor shall be reduced dollar for dollar by an amount equal to such excess, which reduction shall first be applied to the cash portion of such consideration and the balance, if any, of such reduction shall be applied to the Shares portion of such consideration.

3. Representations and Warranties of Assignor. Assignor hereby warrants and represents to Assignee that:

(a) Assignor has delivered to Assignee true, correct and complete copies of the Loan Documents, which Loan Documents have not been amended, modified, revoked or rescinded and are in full force and effect on the date hereof.

(b) The Loan Documents constitute the valid and binding obligations of Assignor and, to Assignor’s knowledge, of each Borrower (to the extent each Borrower is a party thereto), enforceable against Assignor and, to Assignor’s knowledge, each Borrower (to the extent each Borrower is a party thereto) in accordance with the respective terms of such Loan Documents, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

(c) Prior to the execution hereof, Assignor has not sold, transferred, assigned, conveyed, pledged or endorsed any right, title or interest in or to the Loan Documents to any person or entity other than Assignee, except for the transactions effecting the Capital Contribution (as such term is defined in Section 5.13 of the Merger Agreement).

(d) Assignor has full right and power to sell and assign all of its right, title and interest in and to the Loan Documents to Assignee, subject to no interest or participation of, or agreement with, any party other than Assignee.

(e) Except as set forth on Exhibit C annexed hereto, and assuming that the Approved Advances (as such term is defined in the Merger Agreement) have been paid in full by Assignee in accordance with Section 6.2(g) of the Merger Agreement, as of the date hereof, there are no other amounts (including, without limitation, Advances (as defined in the Loan Agreement), accrued interest thereon or any other fees or expenses) due or owing by Borrower to Assignor under the Loan Documents and no party other than Assignor has any right or interest with respect to such amounts set forth on Exhibit C.

(f) The UCC-1 financing statements with respect to the Collateral filed in accordance with the provisions of the Loan Documents are effective under the applicable Uniform Commercial Code(s) to perfect a first priority security interest in all of the Collateral in favor of the Assignor.

(g) Assignor understands that the Shares are “restricted securities” within the meaning of Rule 144 (“Rule 144”) promulgated under the Securities Act of 1933, as amended (the “Act”) and that the Shares have not been registered under the Act, and may not be sold, transferred or otherwise disposed of, except if an

2

effective registration statement is then in effect or pursuant to an exemption from registration under said Act or any other applicable state securities laws (“Other Securities Laws”), and that Assignee is under no obligation to register the Shares under the Act, and that Assignee is not obligated to take any other action in order to make compliance with an exemption from the registration provisions of the Act available (except as expressly provided herein).

(h) Assignor understands that the certificate or certificates representing the Shares will bear a restrictive legend thereon substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS, AND ARE RESTRICTED SECURITIES AS THAT TERM IS DEFINED UNDER RULE 144 PROMULGATED UNDER THE ACT. THESE SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED, DISTRIBUTED OR OTHERWISE DISPOSED OF IN ANY MANNER UNLESS THEY ARE REGISTERED UNDER THE ACT AND ANY APPLICABLE SECURITIES LAWS, OR UNLESS THE REQUEST FOR TRANSFER IS ACCOMPANIED BY AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE ACT AND ANY OTHER SECURITIES LAWS.”

(i) Assignor understands that Assignee will direct its transfer agent for Assignee’s common stock to place a stop transfer instruction against the certificates representing the Shares and will instruct its transfer agent to refuse to effect any transfer thereof in the absence of a registration statement declared effective by the Securities and Exchange Commission (the “SEC”) with respect to the Shares or an opinion of counsel, reasonably satisfactory to Assignee, that such transfer is exempt from registration under the Act and Other Securities Laws.

(j) Assignor has received copies of Assignee’s Annual Report on Form 10-K for the year ended October 31, 2002 and all documents that Assignee filed with the SEC under Sections 13, 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the filing of such Form 10K, including, in each case, the exhibits thereto; and that it has had the opportunity to review public information concerning Assignee, and understands such information.

(k) Assignor is a sophisticated investor familiar with the type of risks inherent in the acquisition of securities such as the Shares and that, by reason of its knowledge and experience in financial and business matters in general, and investments of this type in particular, it is capable of evaluating the merits and risks of an investment in the Shares.

(l) Assignor is acquiring the Shares for its own account and for the purpose of investment and not with a view to, or for resale in connection with, any distribution within the meaning of the Act or any Other Securities Laws, in violation of the Act.

(m) Assignor acknowledges that Assignee has relied on the representations contained in the foregoing clauses (g) through (l) and that the statutory basis for exemption from the requirements of Section 5 of the Act may not be present if, notwithstanding such representations, it is acquiring the Shares for resale or distribution upon the occurrence or non-occurrence of some predetermined event.

(n) None of the representations or warranties made by Assignor in this Assignment Agreement is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4. Representations and Warranties of Assignee. Assignee hereby warrants and represents to Assignor that:

(a) The authorized capital stock of Assignee consists of 50,000,000 shares of common stock, $.01 par value (“Assignee Common Stock”),                  shares of which are issued and outstanding as of the date hereof. The issued and outstanding shares of Assignee Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. All issued and outstanding

3

securities of Assignee were issued in compliance with applicable federal and state securities laws.

(b) The issuance, sale and delivery of the Shares hereunder have been duly authorized by all necessary corporate action on the part of Assignee and, when issued and paid for in accordance with the terms hereof, shall be validly issued and outstanding, fully paid and non-assessable, free and clear of all liens, encumbrances, voting or transfer restrictions, and rights of first refusal of any kind (except for any restrictions on transfer which may be imposed by applicable federal or state securities laws) and Assignor shall be entitled to all rights, preferences, privileges and restrictions accorded to holders of Assignee Common Stock, as the same are described in the Certificate of Incorporation of Assignee. Assignee has complied with all applicable federal and state securities laws in connection with the issuance, sale and delivery of the Shares hereunder.

(c) Each of the consolidated financial statements contained in the Take-Two 34 Act Reports (as such term is defined in the Merger Agreement) filed since October 31, 2002 complied as to form in all material respects with published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may otherwise be indicated in the notes thereto), and fairly presented in all material respects the consolidated financial position of Assignee and its subsidiaries as at the respective dates thereof and their consolidated results of operations and cash flow position for the periods indicated.

(d) Since the date of Assignee’s most recent Quarterly Report on Form 10-Q, there has not been any event, occurrence, change or other circumstance which has resulted in or caused or could reasonably be expected to result in or cause any material adverse effect on the business, assets, operations or condition (financial or otherwise) of Assignee and its subsidiaries, taken as a whole.

(e) Assignee is in compliance in all material respects with (i) all listing requirements applicable to companies listed on the Nasdaq National Market and (ii) all requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

(f) None of the representations or warranties made by Assignee in this Assignment Agreement is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5. Indemnification by Assignee. Assignee shall indemnify, defend and hold harmless Assignor from and against any and all Losses (as such term is defined in the Merger Agreement) that Assignor may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with any misrepresentation of a fact contained in any representation of Assignee contained in, or the breach by Assignee of any warranty or covenant made by Assignee in, this Assignment Agreement. The foregoing indemnity obligations of Assignee shall be subject to the provisions of Section 4.2, 4.3, 4.4 and 4.7 of the Merger Agreement, including, without limitation, the express limitations set forth in Section 4.2(b) of such agreement.

6. Rule 144 Reporting. For so long as any of the Shares constitute “restricted securities” within the meaning of Rule 144, and with a view to making available to Assignor the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit the sale of the Shares by Assignor to the public without registration under the Act, Assignee agrees to use its commercially reasonable efforts to (i) comply with the provisions of paragraph (c)(1) of Rule 144 and (ii) file with the SEC in a timely manner all reports and other documents required to be filed by the Assignee pursuant to Section 13 or 15(d) under the Exchange Act; and, if any time it is not required to file such reports but in the past had been required to or did file such reports, it will, upon the request of Assignor, make available such information as required by, and so long as necessary to permit sales of, the Shares pursuant to Rule 144.

4

7. Survival. Each of the parties hereto hereby agrees that the representations and warranties made by it in this Assignment Agreement shall survive for the period of time specified in Section 9 of the Merger Agreement, except that the representation and warranties contained in Sections 4(a) and 4(b) hereof shall survive for the maximum duration of the longest statute of limitations applicable with respect to such respective representation or warranty, plus sixty (60) days.

8. Notices. All notices and other communications given or made hereunder shall be given or made in accordance with the provisions of Section 10.1 of the Merger Agreement.

9. Entire Agreement. This Assignment Agreement and the Merger Agreement constitute the entire agreement, and supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

10. Amendment. This Assignment Agreement may not be amended, except by an instrument in writing signed by each of the parties hereto.

11. No Waiver. No waiver of any breach of any provision of this Assignment Agreement shall be deemed to be effective unless set forth in writing and executed by the party against whom such waiver is sought to be enforced. No waiver in any one instance shall be deemed to be a waiver in any other instance, whether or not similar. No failure to exercise and no delay in exercising any right, power or privilege hereunder shall be deemed to constitute a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege hereunder.

12. Governing Law. This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to its choice of law principles. Each of Assignor and Assignee hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of New York and of the United States located in the County of New York, State of New York for any litigation arising out of or relating to this Assignment Agreement and the transactions contemplated hereby, waives any objection to the laying of venue of any such litigation in such courts, and agrees not to plead or claim that such litigation brought in any such courts has been brought in an inconvenient forum.

13. Successors and Assigns. This Assignment Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14. Headings. The headings of the sections of this Assignment Agreement have been included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Assignment Agreement or be used in any manner in the interpretation of this Assignment Agreement.

15. Partial Invalidity. Each provision of this Assignment Agreement shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Assignment Agreement or the application of such provision to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, then the remainder of this Assignment Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability.

16. Further Agreements. Upon the reasonable request of either party, the other party

5

hereto agrees to execute and deliver to the requesting party, at no cost to the delivering party, such additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Assignment Agreement, including, without limitation, such documents as are required to amend the financing statements referred to in Section 3(f) to reflect Assignee as the secured party thereunder.

17. Counterparts. This Assignment Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank.]

6

IN WITNESS WHEREOF, the undersigned have executed and delivered this Assignment Agreement as of the date first written above.

ASSIGNOR: TDK U.S.A. CORPORATION

By:
	Name:	Kenichi Aoshima
	Title:	President

ASSIGNEE: TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:
Name:
Title:

ANNEX C – WRITTEN CONSENT OF STOCKHOLDERS

WRITTEN CONSENT IN LIEU OF A SPECIAL MEETING OF

STOCKHOLDERS OF TDK MEDIACTIVE, INC.

Pursuant to Section 228 of the Delaware General Corporation Law, the undersigned, being the holders of not less than a majority of the outstanding common stock of TDK Mediactive, Inc., a Delaware corporation (the “Company”), hereby consent to, vote in favor of and adopt the following resolutions:

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of September 2, 2003 (the “Merger Agreement”), by and among Take-Two Interactive Software, Inc., a Delaware corporation (“Take-Two”), Mediactive, Inc., a Delaware corporation and a wholly owned subsidiary of Take-Two (“Take-Two Acq.”), the Company and TDK U.S.A. Corporation, a New York corporation, pursuant to which Take-Two Acq. will merge with and into the Company (the “Merger”), and following such Merger the Company, as the surviving corporation, will be a wholly-owned subsidiary of Take-Two;

RESOLVED that the Merger, the Merger Agreement and the transactions contemplated thereby to which the Company is a party, be, and hereby are, adopted and approved; and

FURTHER RESOLVED, that any and all acts of the individuals acting on behalf of the Company as officers are approved, ratified and confirmed in all respects; and

FURTHER RESOLVED, that this Consent hereby is, and shall be deemed, irrevocable.

IN WITNESS WHEREOF, the undersigned have executed this Consent as of September 2, 2003.

STOCKHOLDERS:

TDK U.S.A. CORPORATION

By:	/s/ KENICHI AOSHIMA
Name:	Kenichi Aoshima
Title:	President

/s/ VINCENT J. BITETTI

Vincent J. Bitetti

ANNEX D – FAIRNESS OPINION OF FINANCIAL ADVISOR

[LOGO]

September 1, 2003

The Special Committee of the Board of Directors

TDK Mediactive, Inc.

4373 Park Terrace Drive

Westlake Village, California 91361

Dear Sirs:

We understand that TDK Medicative, Inc., a Delaware corporation (the “Company”), TDK U.S.A. Corporation, a New York corporation (“TDK USA”), and Take-Two Interactive Software, Inc., a Delaware corporation (“Take-Two”), propose to enter into an Agreement and Plan of Merger, dated as of September 2, 2003 (the “Merger Agreement”) whereby Take-Two will acquire all of the outstanding common stock, $.001 par value (“Company Shares”), of the Company (the “Transaction”). Pursuant to the Merger Agreement, each Company Share outstanding immediately prior to the effective time of the Transaction will be exchanged for $0.55 (the “Acquisition Consideration”), net to the seller in cash, including, upon completion of the merger, for each option to acquire Company Shares the difference between the Acquisition Consideration and the exercise price of such option. You have asked us, Averil Capital Markets Group, Inc. (“Averil Capital”), to advise you with respect to the fairness, from a financial point of view, of the Transaction to the holders of Company Shares, other than those Company Shares held by TDK USA.

In our review and analysis and in rendering this opinion, we have with your permission assumed and relied upon the accuracy and completeness of all information provided to us by the Company’s management, TDK USA and the Company’s legal and financial advisors, as well as publicly available information and have not verified the accuracy of such information. With respect to the financial forecasts we received that were prepared by the Company’s management, we have assumed that such financial forecasts have been properly and accurately prepared to reflect management’s best estimates and judgments of such future financial performance. We have not conducted, nor were we requested to conduct, an independent investigation of the Company’s assets or liabilities (contingent or otherwise), nor have we made, been provided with or considered any independent evaluation or appraisal of any of such assets or liabilities in connection with this opinion. Our opinion does not address the relative merits of the Transaction as compared with any other business strategies or transactional alternatives that you or the Board of Directors of the Company have considered, your underlying business decision to recommend to the Board of Directors to proceed with the Transaction or the relative merits of the Distribution Agreement, dated September 2, 2003, between the Company and Take-Two. Averil Capital has not advised or rendered any opinion to the Board of Directors of the Company.

In conducting our analyses and rendering our opinion, we reviewed and considered such financial and other factors as we deemed appropriate under the circumstances including, among others, the following:

(i)	the historical financial condition and results of operations of the Company including its Annual Report on Form 10-K for the year ended March 31, 2003 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

(ii)	all other relevant public filings including all of the Company’s Form 8-K filings up until September 1, 2003;

(iii)	certain internal financial and non-financial information prepared by the Company’s management, which data was requested by us and made available to us in our role as your financial advisor, including the financial condition of the Company;

(iv)	the business prospects of the Company as projected by the Company’s management and as set forth in financial projections furnished to us by the Company’s management, and various sensitivity analyses we conducted on such projections in relation to key revenue and expense assumptions;

(v)	data and other information arising from discussions with senior officers, directors and other representatives and advisors of the Company concerning the Company’s businesses, operations and prospects;

(vi)	published information regarding interactive software games companies, manufacturers of platform consoles and related industries regarding their customer and market operating conditions and prospects;

(vii)	published information regarding the financial performance, operating characteristics and trading characteristics of selected companies which we deemed comparable;

(viii)	published information regarding mergers and acquisitions transactions involving selected companies which we deemed comparable;

(ix)	the historical and current market prices for the Company’s common stock and for the equity securities of certain other companies with businesses that we considered relevant to our inquiry;

(x)	publicly available information, including research reports on interactive software games companies, manufacturers of platform consoles and related industries that we considered relevant to our inquiry;

(xi)	the public disclosure during May 2003 that Europlay Capital Advisors, LLC (“Europlay”) had been retained to seek strategic alternatives, including a sale of the Company, informing the market of the Company’s intent and providing the opportunity for other potential buyers to contact Europlay;

(xii)	the fact that Europlay had made inquiries to a select group of companies believed by Europlay likely to be interested in a strategic transaction with the Company and the attendant uncertainty of reaching an agreement with any such party;

(xiii)	the possible alternatives to the Transaction including, without limitation, continuing to operate the Company as an independent entity, liquidating the Company and pursuing a business combination with other parties other than Take-Two, and the risks involved in pursuing such alternatives;

(xiv)	the substantial concessions made by TDK USA, including the extinguishment of approximately $21 million of debt owed by the Company to TDK USA, by contributing such indebtedness to capital without TDK USA’s receipt of any consideration therefore and the covering of all transactional expenses related to the Transaction, in order to reach agreement with Take-Two and negotiate the terms and conditions of the Merger Agreement;

(xv)	the certainty of value represented by the all cash consideration to be paid by Take-Two in the Transaction for the Company Shares and the fact that the Merger Agreement did not contain a financing condition in order to close the Transaction;

(xvi)	the arms-length negotiations regarding the merger that took place between us and your financial advisors and the Company’s legal counsel and the corresponding legal counsel to and management of Take-Two;

(xvii)	Take-Two’s perspective on the Company’s strengths and weaknesses, its properties and its business strategies expressed during negotiations with the Company;

(xviii)	the terms and conditions of the Merger Agreement; and

(xix)	analyses and examinations of other financial, economic and market criteria that we deemed appropriate in arriving at our opinion as well as our experience in connection with similar transactions and securities valuation generally.

In addition to the factors above, we also expressly relied on Europlay’s expertise in the interactive software games industry and related media areas in rendering our opinion. We relied on Europlay’s expertise in i) evaluating the strengths and weaknesses of the Company on a stand alone basis as well as compared to the interactive software games industry as a whole; ii) selecting the appropriate comparable companies that should be used in the valuation process; and iii) selecting the appropriate comparable transactions that should be used in the valuation process.

For the purpose of rendering this opinion, we also assumed, with your consent, that, in all respects material to our analyses, the representations and warranties of each of the parties in the Merger Agreement are true and correct, the Transaction would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary third party approvals or consents for the Transaction, no further delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the contemplated benefits of the Transaction. Our opinion is based upon all of such conditions as they exist currently and can be evaluated on the date hereof. Existing conditions are subject to rapid and unpredictable changes and such changes could impact our opinion.

Averil Capital is an investment banking firm and a registered broker-dealer with the National Association of Securities Dealers, Inc.. Our opinion is rendered to the Special Committee pursuant to our engagement by the Special Committee commencing June 23, 2003. Pursuant to our engagement, we and Europlay will receive a customary transaction fee payable upon the consummation of the Transaction and in connection with and from the proceeds of the Distribution Agreement. Averil Capital will also receive a fee for rendering this opinion and our oral opinion delivered to the Special Committee on September 1, 2003, which will not be credited against any transaction fees to be paid. In addition, we and Europlay will be reimbursed for our respective out-of-pocket expenses and, together with certain related persons, will be indemnified against certain liabilities and expenses arising out of or in conjunction with our respective services under this engagement, including liabilities arising under the federal securities laws. Averil Capital provides financial advisory services only and does not otherwise maintain markets in or publish research reports regarding the Company Shares or any other securities. Neither Averil Capital nor any of its affiliates actively trades or holds Company Shares for their own accounts or the accounts of customers. Neither Averil Capital nor its representatives have formerly represented the Company or any entity affiliated with the Company.

It is understood and agreed that this opinion is provided for the use and benefit of only the Special Committee in connection with its consideration of the Transaction.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Acquisition Consideration to be received by the holders of Company Shares pursuant to the Transaction is fair, from a financial point of view, to such holders, other than TDK USA.

Sincerely,

/s/ Diana Meranon

AVERIL CAPITAL MARKETS GROUP, INC

.

Annex E – SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SECTION 262—APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

E-4